                                                Filed pursuant to Rule 424(b)(3)
                                                            File No.: 333-121411

PROSPECTUS
                               OC FINANCIAL, INC.
               (PROPOSED HOLDING COMPANY FOR OHIO CENTRAL SAVINGS)
                      UP TO 793,500 SHARES OF COMMON STOCK

        OC Financial, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion and reorganization of Ohio Central Savings from the mutual holding company form of organization to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We anticipate that our shares of common stock will trade on the OTC Electronic Bulletin Board.

        We are offering up to 690,000 shares of common stock for sale on a best efforts basis. We may sell up to 793,500 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 510,000 shares in order to complete the offering.

        We are offering the shares of common stock in a "subscription offering" in the following descending order of priority:

   o First, to depositors of Ohio Central Savings with aggregate account balances of at least $50 on September 30, 2003.

   o    Second, to Ohio Central Savings' tax-qualified employee benefit plans.

   o Third, to depositors of Ohio Central Savings with aggregate account balances of at least $50 on December 31, 2004.

   o    Fourth, to depositors of Ohio Central Savings as of January 31, 2005.

        Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a "community offering." We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Keefe, Bruyette & Woods, Inc.

        The minimum number of shares you may order is 25 shares. The offering is expected to expire at 12:00 noon, Eastern Standard Time, on March 15, 2005. We may extend this expiration date without notice to you until April 29, 2005, unless the Office of Thrift Supervision approves a later date, which may not be beyond March 28, 2007. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond April 29, 2005, or the number of shares of common stock to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares. If the offering is extended beyond April 29, 2005, or if the number of shares of common stock to be sold is increased to more than 793,500 shares or decreased to less than 510,000 shares, we will promptly return all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision. Funds received during the offering will be held in a segregated account at Ohio Central Savings or another depository institution insured by the Federal Deposit Insurance Corporation and will earn interest at our passbook savings rate.

        Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

                   THIS INVESTMENT INVOLVES A DEGREE OF RISK,
                INCLUDING THE POSSIBLE LOSS OF YOUR INVESTMENT.

                PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 15.
================================================================================
                              TERMS OF THE OFFERING

                             PRICE: $10.00 PER SHARE

                                                                                      ADJUSTED
                                                    MINIMUM          MAXIMUM          MAXIMUM
                                                    -------          -------          -------
         Number of shares:                             510,000          690,000          793,500
         Gross offering proceeds:                $   5,100,000    $   6,900,000    $   7,935,000
         Estimated offering expenses:            $     510,000    $     510,000    $     522,000
         Estimated net proceeds:                 $   4,590,000    $   6,390,000    $   7,413,000
         Estimated net proceeds per share:       $        9.00    $        9.26    $        9.34

        THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             KEEFE, BRUYETTE & WOODS

                The date of this prospectus is February 11, 2005.

          [MAP SHOWING OHIO CENTRAL SAVINGS' MARKET AREA APPEARS HERE]

                                TABLE OF CONTENTS
                                                                            PAGE
SUMMARY........................................................................1
RISK FACTORS..................................................................15
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA................................22
RECENT DEVELOPMENTS...........................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS...................26
FORWARD-LOOKING STATEMENTS....................................................29
HOW WE INTEND TO USE THE PROCEEDS.............................................30
OUR POLICY REGARDING DIVIDENDS................................................32
MARKET FOR THE COMMON STOCK...................................................33
PRO FORMA REGULATORY CAPITAL ANALYSIS.........................................33
CAPITALIZATION................................................................35
PRO FORMA DATA................................................................36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS..................................................40
BUSINESS OF OC FINANCIAL......................................................59
BUSINESS OF OHIO CENTRAL SAVINGS..............................................60
SUPERVISION AND REGULATION....................................................82
TAXATION......................................................................89
MANAGEMENT OF OC FINANCIAL....................................................91
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS............................100
THE CONVERSION AND REORGANIZATION............................................100
RESTRICTIONS ON ACQUISITION OF OC FINANCIAL..................................122
DESCRIPTION OF CAPITAL STOCK.................................................125
TRANSFER AGENT...............................................................127
EXPERTS......................................................................127
LEGAL AND TAX MATTERS........................................................127
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................127
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

                                     SUMMARY

        The following summary highlights selected information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

OHIO CENTRAL SAVINGS

        Ohio Central Savings is a full-service, community-oriented savings association with total assets of $55.6 million, total net loans of $26.2 million and total deposits of $32.3 million at September 30, 2004. We provide financial services to individuals, families and businesses through our two full-service banking offices, located in Dublin and Cleveland, Ohio. Originally organized in 1949 as a credit union, Ohio Central Savings converted from a federal credit union in 1998 to a federal mutual savings association. In September 2001, Ohio Central Savings became a wholly-owned subsidiary of TFS Financial Corporation ("TFS Financial"), which is a wholly-owned subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC, Cleveland, Ohio. Third Federal Savings and Loan Association of Cleveland, MHC and its subsidiaries, other than Ohio Central Savings and AutoARM(R), LLC ("AutoARM(R)"), will be referred to as "Third Federal" in this prospectus for ease of reference unless the context requires otherwise.

        In connection with the conversion and reorganization, TFS Financial will divest Ohio Central Savings as a subsidiary and Ohio Central Savings will become a subsidiary of OC Financial, Inc. ("OC Financial") as part of Ohio Central Savings' conversion to stock form. Following the stock conversion and reorganization, Ohio Central Savings will no longer be affiliated with TFS Financial or Third Federal Savings and Loan Association of Cleveland, MHC.

        Ohio Central Savings' business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in new and used automobile loans and to a lesser extent, one -to four-family residential mortgage loans and consumer loans, commercial real estate loans and commercial business loans, as well as servicing automobile loans that we originate and sell. We also offer automobile loans through our wholly-owned subsidiary, AutoARM(R), which was formed in August 2003 to provide automobile loan underwriting, funding and servicing for financial institutions.

        Ohio Central Savings' executive offices are located at 6033 Perimeter Drive, Dublin, Ohio 43017. Our telephone number at this address is (800) 678-6228. Our website address is www.ocsavings.com.

OC FINANCIAL, INC.

        OC Financial is a newly-formed Maryland corporation that will own all of the outstanding common stock of Ohio Central Savings upon completion of the conversion and the reorganization. OC Financial has not engaged in any business to date.

        Our executive offices are located at 6033 Perimeter Drive, Dublin, Ohio 43017. Our telephone number at this address is (800) 678-6228.

OUR CURRENT ORGANIZATIONAL STRUCTURE

        Ohio Central Savings is currently a wholly-owned subsidiary of TFS Financial. Third Federal Savings and Loan Association of Cleveland, MHC owns 100% of the outstanding shares of common stock of TFS Financial. Third Federal Savings and Loan Association of Cleveland, MHC is a mutual holding company that has no stockholders. TFS Financial has not issued shares of stock to the public. The depositors of Ohio Central Savings are members of Third Federal Savings and Loan Association of Cleveland, MHC.

        The following chart shows our current organizational structure. Non-financial institution subsidiaries are not shown other than AutoARM(R).

          ---------------------------------------------------------------
                   Third Federal Savings and Loan Association
                                of Cleveland, MHC
          ---------------------------------------------------------------

                                                100% of common stock

           ---------------------------------------------------------------
                            TFS Financial Corporation
           ---------------------------------------------------------------

                        100% of                              100% of
                        common stock                         common stock

                -------------------            ---------------------------
                        Ohio                     Third Federal Savings and
                       Central                      Loan Association of
                       Savings                          Cleveland
                -------------------            ---------------------------

                        100% of
                        common stock

                -------------------
                     AutoARM(R)
                -------------------

OUR PROPOSED ORGANIZATIONAL STRUCTURE

        Pursuant to the terms of Ohio Central Savings' plan of conversion and reorganization, Ohio Central Savings will reorganize from a subsidiary of TFS Financial and convert from a mutual savings association to a stock savings association and form OC Financial as its holding company. Following the stock conversion and reorganization, Ohio Central Savings will no longer be affiliated with TFS Financial or Third Federal Savings and Loan Association of Cleveland, MHC.

        As part of the conversion and reorganization, we are offering for sale in a subscription offering, and if necessary, a community offering and a syndicated community offering, shares of common stock of OC Financial, a Maryland corporation. The following chart shows our proposed organizational structure.

          -------------------------------------------------------------
                                  OC Financial
          -------------------------------------------------------------

                                                 100% of common stock

          -------------------------------------------------------------
                              Ohio Central Savings
          -------------------------------------------------------------

                                                 100% of common stock

                        --------------------------------
                                   AutoARM(R)
                        --------------------------------

BUSINESS STRATEGY

        Our primary business strategy for the past six years has been to transform Ohio Central Savings from a traditional credit union to a multi-faceted community based financial institution with a diversified balance sheet and enhanced capabilities in offering retail banking products and services, while developing managerial and technological resources and infrastructure capable of supporting future growth. We became affiliated with Third Federal in 2001 in order to avail ourselves of the benefits of being associated with a larger organization that could provide operational support and capital to support our growth. Third Federal's strength in mortgage loan origination and our strength in automobile loan origination were viewed as complementary aspects of our respective businesses.

        In connection with our affiliation, the strategic plan implemented called for Ohio Central Savings to emphasize automobile lending and for Third Federal to originate residential mortgage loans for our customers. During 2004, we determined that our best course of action to successfully implement our business model was to become an independent organization in order to fully capitalize on our automobile lending expertise and to reinitiate our own residential mortgage lending program. Since we became affiliated with Third Federal in September 2001, we have not originated any residential mortgage loans other than non-conforming one- to four-family residential mortgage loans on an infrequent basis (for example, rural properties). Instead, we referred potential residential loan borrowers to Third Federal. Since we became affiliated with Third Federal, we have originated $117.0 million in automobile loans, of which $89.1 million were sold to Third Federal. We service these sold loans and will continue to do so following the conversion and reorganization.

        We intend to continue to pursue our business strategy after the conversion and the reorganization, subject to changes necessitated by future market conditions and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Automobile Loan Sales" and "Business Strategy" for a further discussion of our business strategy.

REASONS FOR THE CONVERSION AND REORGANIZATION

        Our primary reasons for the conversion and reorganization are:

        o to become an independent financial institution in order to raise capital that will support loan and deposit growth in the communities we serve or may serve in the future;

        o to improve our earnings by increasing our interest earning assets and thereby utilize our existing staff capacity that we have not been able to effectively use due to our restricted capital base;

        o to enhance our existing products and services and to support the development of new products and services;

        o       to improve our overall competitive position;

        o to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, though neither is currently planned; and

        o to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a recognition and retention plan and an employee stock ownership plan.

        See "- Business Strategy."

TERMS OF THE CONVERSION AND THE REORGANIZATION

        Under Ohio Central Savings' plan of conversion and reorganization, our organization will convert to a fully public form of holding company structure. In connection with the conversion and reorganization, we are offering between 510,000 and 690,000 shares of common stock to eligible depositors of Ohio Central Savings, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 793,500 as a result of demand for the shares or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 793,500 or decreased to less than 510,000, or the offering is extended beyond April 29, 2005, subscribers will not have the opportunity to change or cancel their stock orders.

        The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering.

IMPORTANT RISKS IN OWNING OC FINANCIAL COMMON STOCK

        Before you decide to purchase stock, you should read the "Risk Factors" section on pages 15 through 22 of this prospectus for information regarding certain risks of the stock offering.

PERSONS WHO MAY ORDER SHARES OF COMMON STOCK IN THE OFFERING

        We are offering the shares of common stock in a "subscription offering" in the following descending order of priority:

        (1) First, to depositors of Ohio Central Savings with aggregate account balances of at least $50 on September 30, 2003.

        (2) Second, to Ohio Central Savings' tax-qualified employee benefit plans.

        (3) Third, to depositors of Ohio Central Savings with aggregate account balances of at least $50 on December 31, 2004.

        (4)     Fourth, to depositors of Ohio Central Savings as of January 31,
                2005.

        Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a "community offering," with a preference given to natural persons residing in the Ohio Counties of Franklin and Cuyahoga. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Keefe, Bruyette & Woods.

        We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.

        If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled "The Conversion and Reorganization - Subscription Offering and Subscription Rights."

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PER SHARE OFFERING PRICE

        The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Ohio Central Savings, assuming the conversion and the reorganization are completed. RP Financial, LC., our independent appraiser, has estimated that, as of November 26, 2004, this market value ranged from $5.1 million to $7.9 million, with a midpoint of $6.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 510,000 shares to 793,500 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. RP Financial's appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of 12 publicly traded savings bank and thrift holding companies that RP Financial considered comparable to us.

        The following table presents a summary of selected pricing ratios for OC Financial and our peer group companies identified by RP Financial. Our pro forma price-to-core earnings multiple is based on earnings for the twelve months ended September, 2004, while information for the peer group companies is based on earnings for the twelve months ended September, 2004 or the latest available trailing twelve-month period. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 700.9% on a price-to-earnings basis, a discount of 29.2% on a price-to-book value basis and a discount of 31.1% on a price-to-tangible book value basis. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing OC Financial, and the number of shares to be sold, in comparison to the identified peer group institutions. Specifically, in approving the valuation, the board believed that OC Financial would not be able to sell its shares at a price-to-book value that was in line with the peer group, taking into consideration the premium to earnings multiple. The estimated appraised value and the resulting premium/discounts took into consideration the potential financial impact of the conversion and reorganization.

                                                PRO FORMA           PRO FORMA           PRO FORMA
                                            PRICE-TO-EARNINGS     PRICE-TO-BOOK     PRICE-TO-TANGIBLE
                                                 MULTIPLE          VALUE RATIO      BOOK VALUE RATIO
                                           -------------------   ---------------   -------------------
OC FINANCIAL
 Maximum...............................           166.67x              80.97%              80.97%
 Minimum...............................           166.67               73.48               73.48

VALUATION OF PEER GROUP COMPANIES AS
 OF NOVEMBER 26, 2004
 Averages..............................            20.81x             114.37%             117.44%
 Medians...............................            20.79              112.32              113.28

        THE INDEPENDENT APPRAISAL DOES NOT INDICATE PER SHARE MARKET VALUE. DO NOT ASSUME OR EXPECT THAT THE VALUATION OF OC FINANCIAL AS INDICATED ABOVE MEANS THAT, AFTER THE CONVERSION AND THE REORGANIZATION, THE SHARES OF COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 OFFERING PRICE. FURTHERMORE, THE PRICING RATIOS PRESENTED ABOVE WERE UTILIZED BY RP FINANCIAL TO ESTIMATE OUR MARKET VALUE AND NOT TO COMPARE THE RELATIVE VALUE OF OUR SHARES OF COMMON STOCK WITH THE VALUE OF THE CAPITAL STOCK OF THE PEER GROUP. THE VALUE OF THE CAPITAL STOCK OF A PARTICULAR COMPANY MAY BE AFFECTED BY A NUMBER OF FACTORS SUCH AS FINANCIAL PERFORMANCE, ASSET SIZE AND MARKET LOCATION.

        The independent appraisal will be updated prior to the completion of the conversion and reorganization. If the appraised value decreases below $5.1 million or increases above $7.9 million, we will promptly return all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see "The Conversion and Reorganization - Determination of Share Price and Number of Shares to be Issued."

AFTER-MARKET STOCK PRICE PERFORMANCE

        In recent years, the prices of shares of common stock of financial institutions or their standard holding companies have generally appreciated in the period immediately following the completion of standard mutual-to-stock conversions like ours. The appraisal report prepared by RP Financial included examples of this after-market stock price performance for the three-month period ended November 26, 2004. The following table presents stock price appreciation information for all mutual holding company offerings and second step offerings by mutual holding companies completed between August 26, 2004 and November 26, 2004. There were no full stock conversions completed during this period.

    MUTUAL HOLDING COMPANY OFFERINGS AND SECOND STEP OFFERINGS WITH COMPLETED
          CLOSING DATES BETWEEN AUGUST 26, 2004 AND NOVEMBER 26, 2004

                                                                              APPRECIATION FROM INITIAL TRADING DATE
                                                                       ------------------------------------------------------

                                                                                                                   THROUGH
                                            SIZE OF      CONVERSION                                              NOVEMBER 26,
             TRANSACTION                  OFFERING(1)       DATE          1 DAY       1 WEEK       1 MONTH          2004
---------------------------------------  -------------  -------------  -----------  -----------  ------------  --------------
                                                                        (DOLLARS IN THOUSANDS)
Second Step Conversions
     Roebling Financial Corp. - NJ        $     9,108      10/01/04         (1.0)%      (0.5)%       (8.0)%         (4.0)%

Mutual Holding Company Conversions
     PSB Holdings, Inc. - CT              $    30,897      10/05/04          5.0         6.0          5.0           20.0
     Atlantic Coast Federal Corp. - GA    $    58,190      10/05/04         17.5        23.1         30.0           41.5
     Naugatuck Valley Fin. Corp. - CT     $    32,699      10/01/04          8.0         8.1          8.0           10.0
     SI Financial Group, Inc. - CT        $    50,255      10/01/04         12.0        10.6         10.3           21.0
      Average                                                              10.6%       12.0%        13.3%          23.1%

-------------------
(1)     Reflects amount of stock sold in the offering.

        The following table presents stock price performance information for all mutual-to-full stock conversions completed between January 1, 2003 and November 26, 2004. The information shown in the following table was not included in the appraisal report.

           MUTUAL-TO-STOCK CONVERSION OFFERINGS WITH COMPLETED CLOSING
              DATES BETWEEN JANUARY 1, 2003 AND NOVEMBER 26, 2004

                                                                              APPRECIATION FROM INITIAL TRADING DATE
                                                                       ------------------------------------------------------

                                                                                                                   THROUGH
                                            SIZE OF      CONVERSION                                              NOVEMBER 26,
             TRANSACTION                  OFFERING(1)       DATE          1 DAY       1 WEEK       1 MONTH          2004
---------------------------------------  -------------  -------------  -----------  -----------  ------------  --------------
                                                                        (DOLLARS IN THOUSANDS)
Third Century Bancorp, Inc. - IN          $    16,531      06/30/04         13.2%       10.5%        12.5%          30.0%
SE Financial Corp. - PA                        25,789      05/06/04         (0.5)       (1.5)        (6.0)          11.0
New Alliance Bancshares, Inc. - CT          1,024,938      04/02/04         51.7        45.3         36.5           47.8
KNBT Bancorp, Inc. - PA                       202,012      11/03/03         68.8        67.5         70.5           71.1
Rainier Pacific Fin Group - WA                 79,350      10/21/03         69.9        66.0         61.9           78.9
Community First Bancorp, Inc. - KY              2,777      06/27/03         20.0        20.0         20.5           40.0
Rantoul First Bank, s.b. - IL                   1,910      04/02/03         15.1        20.0         23.5           40.0
Provident Fin. Services, Inc - NJ             596,183      01/16/03         55.0        56.5         51.5           60.0
CCSB Financial Corp. - MO                       9,787      01/09/03         20.0        23.1         25.0           83.5
    Average                                                                 34.8%      34.2%        32.9%          50.0%

------------------
(1)     Reflects amount of stock sold in the offering.

        Stock prices of some mutual-to-stock conversions have decreased, and not increased. For example, while the above table illustrates an average appreciation of 32.9% after one month of trading, the stock of one company was trading below its initial offering price. Both of the tables above present only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. They are also not intended to predict how our shares of common stock may perform following the conversion and the reorganization. The historical information in the tables may not be meaningful to you because the data was calculated using a small sample and the transactions from which the data was derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

        Under certain market and other conditions, many investors consider an investment in mutual-to-stock conversions to be an attractive one. We expect our directors and executive officers, together with their associates, to subscribe for 140,000 shares of common stock in the offering, or 23.3% of the shares to be sold at the midpoint of the offering range.

        THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, AS HAS BEEN THE CASE FOR SOME MUTUAL-TO-STOCK CONVERSIONS. BEFORE YOU MAKE AN INVESTMENT DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS, INCLUDING, BUT NOT LIMITED TO, THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15.

LIMITS ON HOW MUCH COMMON STOCK YOU MAY PURCHASE

        The minimum number of shares of common stock that may be purchased is 25 shares. Generally, no individual, or individual exercising subscription rights through a qualifying account held jointly, may purchase more than 10,000 shares of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 20,000 shares:

        o       your spouse or relatives living in your house;

        o most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

        o other persons who may be your associates or persons acting in concert with you.

        See the detailed description of "acting in concert" and "associate" in "The Conversion and Reorganization - Limitations on Common Stock Purchases."

HOW YOU MAY PURCHASE SHARES OF COMMON STOCK

        In the subscription offering and community offering, you may pay for your shares only by:

        (1)     personal check, bank check or money order, payable to OC
                Financial; or

        (2) authorizing us to withdraw funds from the types of Ohio Central Savings deposit accounts designated on the stock order form.

        Ohio Central Savings is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Ohio Central Savings line of credit or a check from someone other than you to pay for shares of common stock.

        You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Ohio Central Savings deposit accounts, as long as we receive the stock order form before March 15, 2005, which is the end of the offering period. Checks will be deposited with Ohio Central Savings or another Federal Deposit Insurance Corporation insured depository institution upon receipt. We will pay interest at Ohio Central Savings' passbook savings rate from the date funds are received until completion or termination of the conversion and the reorganization. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Ohio Central Savings must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. Please provide a check instead of designating a direct withdrawal from Ohio Central Savings accounts with check-writing privileges, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). After we receive your order, your order cannot be changed or cancelled unless the number of shares of common stock to be offered is increased to more than 793,500 or decreased to less than 510,000, or the offering is extended beyond April 29, 2005.

        By signing the stock order form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Ohio Central Savings, the Federal Deposit Insurance Corporation or any other government agency.

        For more information on purchasing shares, see "The Conversion and Reorganization - Procedure for Purchasing Shares - Payment for Shares."

DELIVERY OF STOCK CERTIFICATES

        Certificates representing shares of common stock sold in the stock offering will be mailed to the persons entitled at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. IT IS POSSIBLE THAT, UNTIL CERTIFICATES FOR THE COMMON STOCK ARE DELIVERED TO PURCHASERS, PURCHASERS MIGHT NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY ORDERED, EVEN THOUGH THE COMMON STOCK WILL HAVE BEGUN TRADING.

HOW WE INTEND TO USE THE PROCEEDS

        We estimate net proceeds from the conversion and reorganization will be between $4.6 million and $6.4 million, or $7.4 million if the offering range is increased by 15%. Approximately $3.5 million to $3.7 million of the net proceeds, or $3.8 million if the offering range is increased by 15%, will be invested in Ohio Central Savings. OC Financial intends to retain between $1.1 million and $2.7 million of the net proceeds, or $3.6 million if the offering range is increased by 15%. We intend to utilize funds we retain to provide a loan to our employee stock ownership plan to purchase shares in the offering and for general corporate purposes.

        The funds invested in Ohio Central Savings will be used to support increased lending and new products and services and to replenish the funds used by Ohio Central Savings to redeem its outstanding shares of common stock held by TFS Financial for the sum of $792,000. The redemption fee is a negotiated amount that is primarily based on our net earnings while we were affiliated with Third Federal plus the $275,000 that Third Federal contributed to us as capital. The net proceeds retained by OC Financial and Ohio Central Savings also may be used for future business expansion through acquisitions of banking or financial services companies or new branches, although we have no such acquisitions or branches currently planned. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

        Please see the section of this Prospectus entitled "How We Intend to Use the Proceeds" for more information on the proposed use of the proceeds from the offering.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

        Regulations of the Office of Thrift Supervision prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. You may not add the names of others for joint stock registration unless they were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

DEADLINE FOR ORDERS OF COMMON STOCK

        If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order form, together with full payment for the shares of common stock, at either of our offices no later than 12:00 noon, Eastern Standard Time, on March 15, 2005, unless we extend this deadline. A postmark prior to March 15, 2005 will not entitle you to purchase shares of common stock unless we receive the envelope by March 15, 2005. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Stock Information Center. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond April 29, 2005 or the number of shares of common stock to be sold is decreased to less than 510,000 shares or increased to more than 793,500 shares. If the offering is extended beyond April 29, 2005, or if the number of shares of common stock to be sold is decreased to less than 510,000 shares or is increased to more than 793,500 shares, we will promptly return all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision.

        Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Eastern Standard Time, on March 15, 2005, whether or not we have been able to locate each person entitled to subscription rights.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

        If we do not receive orders for at least 510,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

        o       increase the purchase and ownership limitations; and

        o seek the approval of the Office of Thrift Supervision to extend the offering beyond the April 29, 2005 expiration date, so long as we resolicit subscriptions that we have previously received in the offering.

        In addition, we may terminate the offering at any time prior to the special meeting of members of Ohio Central Savings that is being called to vote upon the conversion and reorganization, and at any time after member approval with the approval of the Office of Thrift Supervision.

PURCHASES BY DIRECTORS AND OFFICERS

        Subject to the purchase limitations in the plan of conversion and reorganization, we expect our directors and executive officers, together with their associates, to subscribe for 140,000 shares of common stock in the offering, or 23.3% of the shares to be sold at the midpoint of the offering range. The purchase price paid by them for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. See "Subscriptions of Directors and Executive Officers."

BENEFITS TO MANAGEMENT AND POTENTIAL DILUTION TO STOCKHOLDERS FOLLOWING THE CONVERSION AND REORGANIZATION

        We expect our tax-qualified employee stock ownership plan to purchase up to 8% of the shares of common stock that we sell in the offering, or 55,200 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering.

        We also intend to implement a stock-based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion and reorganization. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion and reorganization, the stock recognition and retention plan will reserve a number of shares not more than 4% of the shares sold in the offering, or up to 27,600 shares of common stock at the maximum of the offering range, and the stock option plan will reserve a number of shares not more than 10% of the shares of common stock sold in the offering, or up to 69,000 shares of common stock at the maximum of the offering range for awards to key employees and directors, at no cost to the recipients. If the plans are adopted after one year from the date of the completion of the conversion and reorganization, such plans would be permitted to and may grant or award shares of common stock and options greater than 4% and/or 10%, respectively, of the shares of common stock sold in the offering, although such plans, including the amounts awarded under such plans, may remain subject to supervisory restrictions. We have not yet determined whether we will present these plans for stockholder approval within or after 12 months following the completion of the conversion and reorganization.

        The employee stock ownership plan, the recognition and retention plan and the stock option plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board recently finalized rules that require public companies to expense the grant-date fair value of stock options granted to officers, directors and employees beginning no later than July 1, 2005. Recognizing an expense equal to the grant-date fair value of stock options will increase our compensation costs over the vesting period of the options and thereby reduce earnings on a corresponding basis. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and the recognition and retention plan.

        If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.9% in their ownership interest in OC Financial. If the shares of common stock issued upon the exercise of options granted under the stock option plan come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in OC Financial. Awards made under these plans would be subject to vesting over a period of years.

        The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are expected under the stock recognition and retention plan and the stock option plan if such plans are adopted within one year following the completion of the conversion and the reorganization. The table also shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

                                   NUMBER OF SHARES TO BE GRANTED OR PURCHASED                     VALUE OF GRANTS (1)
                                   -------------------------------------------                  --------------------------
                                                                                  DILUTION
                                                                    AS A          RESULTING
                                                                 PERCENTAGE         FROM
                                        AT            AT          OF COMMON      ISSUANCE OF        AT             AT
                                      MINIMUM       MAXIMUM      STOCK TO BE      SHARES FOR      MINIMUM        MAXIMUM
                                    OF OFFERING   OF OFFERING   ISSUED IN THE   STOCK BENEFIT   OF OFFERING    OF OFFERING
                                       RANGE         RANGE       OFFERING (2)      PLANS (3)       RANGE          RANGE
                                    -----------   -----------   -------------   -------------   -----------    -----------
                                                                                                  (DOLLARS IN THOUSANDS)
Employee stock ownership plan....        40,800        55,200           8.0%             --%    $   408,000     $   552,000
Recognition and retention plan...        20,400        27,600           4.0            3.85         204,000         276,000
Stock option plan................        51,000        69,000          10.0            9.09         196,350         265,650
                                     ----------    ----------     ---------       ---------     -----------     -----------
   Total.........................       112,200       151,800          22.0%          12.94%    $   808,350     $ 1,093,650
                                     ==========    ==========                                   ===========     ===========

---------------------------
(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.85 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 4.27%; and a volatility rate of 14.89% based on an index of publicly traded stock holding company institutions. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.
(2) The stock option plan and recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the completion of the conversion and reorganization.
(3)     Calculated at the maximum of the offering range.

        The actual value of restricted stock grants will be determined based on their fair value (the market price of shares of common stock of OC Financial) as of the date grants are made. The following table presents the total value of all shares to be available for award and issuance under the recognition and retention plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $18.00 per share.

                      SHARES AWARDED AT       SHARES AWARDED AT      SHARES AWARDED AT      SHARES AWARDED AT
                     MINIMUM OF OFFERING    MIDPOINT OF OFFERING    MAXIMUM OF OFFERING    MAXIMUM OF OFFERING
    SHARE PRICE             RANGE                   RANGE                  RANGE            RANGE, AS ADJUSTED
------------------  ---------------------  ----------------------  ---------------------  ----------------------
                                        (IN THOUSANDS, EXCEPT SHARE DATA)
 $      8.00        $        163,200        $        192,000       $        220,800       $        253,920
       10.00                 204,000                 240,000                276,000                317,400
       12.00                 244,800                 288,000                331,200                380,880
       14.00                 285,600                 336,000                386,400                444,360
       16.00                 326,400                 384,000                441,600                507,840
       18.00                 367,400                 432,000                496,800                571,320

        The grant date fair value of the options granted under the stock option plan will be based in part on the price of OC Financial's common stock at the time the options are granted, which, subject to stockholder approval, cannot be implemented until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $18.00 per share.

                                                                                                     79,350 OPTIONS
                                                              60,000 OPTIONS                          AT MAXIMUM OF
  MARKET/EXERCISE      GRANT-DATE FAIR   51,000 OPTIONS AT    AT MIDPOINT OF    69,000 OPTIONS AT       RANGE, AS
       PRICE          VALUE PER OPTION    MINIMUM OF RANGE         RANGE         MAXIMUM OF RANGE       ADJUSTED
------------------  -------------------  ------------------  -----------------  ------------------  -----------------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
   $       8.00          $       3.08        $   157,080         $   184,800        $   212,520         $   244,398
   $      10.00          $       3.85        $   196,350         $   231,000        $   265,650         $   305,498
   $      12.00          $       4.62        $   235,620         $   277,200        $   318,780         $   366,597
   $      14.00          $       5.39        $   274,890         $   323,400        $   371,910         $   427,697
   $      16.00          $       6.16        $   314,160         $   369,600        $   425,040         $   488,796
   $      18.00          $       6.93        $   353,430         $   415,800        $   478,170         $   549,896

        THE TABLES PRESENTED ABOVE ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY. THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE. BEFORE YOU MAKE AN INVESTMENT DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS, INCLUDING, BUT NOT LIMITED TO, THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15.

MARKET FOR COMMON STOCK

        Due to the relatively small size of our initial public stock offering, our stock will be quoted on the OTC Electronic Bulletin Board. The OTC Electronic Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither OC Financial nor the market makers can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, our stock should not be viewed as a short term investment. See "Market for the Common Stock" for a discussion of factors that may affect the trading price.

WE CURRENTLY DO NOT INTEND TO PAY CASH DIVIDENDS

        We do not currently intend to pay cash dividends. We intend to retain our earnings and the net proceeds of the stock offering to support our future growth. We may, however, determine to pay cash dividends in the future.

        OC Financial currently has no intention to initiate any action which leads to a return of capital (as distinguished from a dividend) to stockholders of OC Financial. Regulations of the Office of Thrift Supervision prohibit a return of capital during the term of the three-year business plan submitted by Ohio Central Savings to the Office of Thrift Supervision in connection with the stock offering. See "Our Policy Regarding Dividends."

TAX CONSEQUENCES

        As a general matter, the conversion and reorganization will not be a taxable transaction for federal income or state tax purposes to Ohio Central Savings, OC Financial or persons eligible to subscribe in the subscription offering. See "The Conversion and Reorganization - Material Income Tax Consequences."

CONDITIONS TO COMPLETION OF THE CONVERSION AND THE REORGANIZATION

        We cannot complete the conversion and the reorganization unless:

        o the plan of conversion and reorganization is approved by at least A MAJORITY OF VOTES ELIGIBLE to be cast by the depositors of Ohio Central Savings. A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for March 28, 2005;

        o we have received orders to purchase at least the minimum number of shares of common stock offered; and

        o we receive the final approval of the Office of Thrift Supervision to complete the conversion and the reorganization.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

        Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion and reorganization or the offering, please call or visit our Stock Information Center, toll free, at 1-800-678-6228 (extension
134), Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern Standard Time. The Stock Information Center is located at our main office, 6033 Perimeter Drive, Dublin, Ohio. The Stock Information Center will be closed on weekends and bank holidays.

        TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF MARCH 15, 2005 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO MARCH 15, 2005 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO MARCH 15, 2005.

                                  RISK FACTORS

        You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

OUR AUTOMOBILE LOAN PORTFOLIO EXPOSES US TO INCREASED CREDIT RISK.

        At September 30, 2004, our portfolio of automobile loans totaled $17.5 million, or 66.3% of our total loans. Although we plan to increase our residential mortgage lending, a substantial portion of our portfolio is expected to be comprised of automobile loans. These types of loans generally have greater credit risk than one- to four-family residential mortgage loans because the collateral may not provide an adequate source of repayment due to depreciation, damage or loss. In addition, we face strong competition from automobile manufacturers who offer new automobile loans that are far below market rates. This competition has negatively affected our ability to generate new automobile loans and can do so in the future. For a complete discussion of our loss history with respect to our automobile loans, see "Business of Ohio Central Savings - Delinquent Loans, Other Real Estate Owned and Classified Assets-Allocation of Allowance for Loan Losses."

OUR PROFITABILITY HAS BEEN MARGINAL OVER THE PAST YEAR AND OUR EARNINGS MAY NOT INCREASE FOLLOWING THE CONVERSION AND REORGANIZATION.

        Our net income for the fiscal years ended September 30, 2003 and 2004 was approximately $214,000 and $25,000, respectively. We believe the decrease in our net income in fiscal 2004 was primarily due to the reduction in our automobile loan originations, thereby substantially decreasing our fee income. Due to our restricted capital base and the lack of other outlets for our automobile loans that we had not developed due to our affiliation with Third Federal, our ability to generate automobile loans and retain them in our portfolio has been severely affected. For example, in fiscal years 2003 and 2004, respectively, we generated $47.9 million and $36.6 million in automobile loans of which $38.6 million and $25.0 million, respectively, were sold to Third Federal. We continue to service such loans and will do so following completion of the conversion and reorganization. We were not able to generate substitute earnings by increasing other interest earning assets in a meaningful amount.

        We believe that our existing systems will be better utilized as we use the capital raised in the conversion and reorganization to support efforts to make more loans, attract new customers and increase business with existing customers. Our costs, however, will increase in the future due to stock-based incentive plans that we will adopt and compliance with the federal securities laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy."

WE WILL USE A THIRD PARTY TO ORIGINATE ONE- TO FOUR-FAMILY RESIDENTIAL LOANS WHICH CREATES DEPENDENCE UPON A THIRD PARTY TO UNDERWRITE, PROCESS AND CLOSE OUR MORTGAGE LOANS.

        Since 2001, we have used Third Federal to underwrite, process and close residential mortgage loans for customers that we have referred to Third Federal. These loans were retained by Third Federal. Substantially all of our current portfolio of one- to four-family residential mortgage loans were originated prior to our affiliation with Third Federal. Thus, we have generally not made any mortgage loans, other than home equity loans, in over three years. Following our separation from Third Federal we intend to use one or more third party processors based in the Columbus, Ohio metropolitan area to underwrite, process and close our residential mortgage loans for the foreseeable future. However, we currently do not have any agreement in place with any third party processor. Following the conversion and reorganization, we intend to fund and service these loans and to use these companies in order to offer our customers this loan product without the expense of an in-house residential mortgage loan department. Should we discontinue these relationships or otherwise be unable to use third-party processors in the future, our ability to originate residential mortgage loans may be disrupted unless we are able to find a suitable replacement or have the capability to perform the function through our lending staff. Our income may be negatively affected if our lending program is disrupted. See "Business of Ohio Central Savings Lending Activities One- to Four-Family Residential Lending."

OUR RELIANCE ON THIRD FEDERAL FOR THE PAST THREE YEARS TO PROVIDE SEVERAL OF OUR OPERATIONAL NEEDS WILL TERMINATE UPON COMPLETION OF THE CONVERSION AND REORGANIZATION AND THEREBY REQUIRE US TO FIND NEW PROVIDERS, WHICH MAY BE MORE COSTLY.

        Following our affiliation with Third Federal, we relied on its staff to provide support for a number of aspects of our operations, including administration of the 401(k) plan of Third Federal in which our employees participated as well as for marketing support. All the costs and expenses of this support were reimbursed to Third Federal and are reflected in the appropriate categories of non-interest expense in our consolidated statements of income. In addition, we compensated Third Federal for our proportionate share of tax and independent auditing services. Following the conversion and reorganization we will incur the cost of maintaining our 401(k) plan that we will establish, marketing services and tax and auditing services, which may be more costly than participating with Third Federal in the past.

WE RELY HEAVILY UPON OUR CHIEF EXECUTIVE OFFICER FOR THE OPERATION AND DIRECTION OF OHIO CENTRAL SAVINGS.

        Like many small institutions, we rely substantially on our President and Chief Executive Officer. In the event Mr. Robert W. Hughes reduces his involvement in Ohio Central Savings' operations, Ohio Central Savings' operations could be adversely affected. Upon completion of the conversion and reorganization, Mr. Hughes will enter into a new three-year agreement with Ohio Central Savings which will replace his existing contract. If Mr. Hughes is terminated without cause he will be entitled to three times his then current salary and the average of the greater of his bonus over the past three years or the current year, as well as benefits for the then remaining term. The contract will also contain a non-competition clause which prevents Mr. Hughes from working for a competitor within a 25 mile radius of any office of Ohio Central Savings for a period of 12 months following his termination, except in connection with a change in control of OC Financial. See "Management of OC Financial - Executive Compensation - Employment Agreements."

OUR BOARD, MANAGEMENT AND EMPLOYEES WILL POTENTIALLY OWN OVER 25% OF THE STOCK SOLD IN THE OFFERING.

        Ohio Central Savings' directors, executive officers and their associates are expected to purchase approximately 140,000 shares in the offering, which will represent 27.5% and 20.3% of the shares sold at the minimum and maximum of the offering range, respectively. These purchases do not include the amount of stock that may be purchased by our non-executive employees. The amount of purchases by our employees will not be known until the stock offering is completed. These purchases, together with the purchase of 8.0% of the shares sold in the offering by the OC Financial Employee Stock Ownership Plan, will result in the inside ownership of OC Financial common stock of approximately 28.3% at the maximum of the offering range. Furthermore, if stockholders of OC Financial approve the restricted stock plan and the stock option plan, and all shares under such plans are awarded and exercised, directors and executive officers may own up to an additional 96,600 shares, or 14.0% of the outstanding common stock at the maximum of the offering range (assuming that the shares awarded are obtained through stock repurchases rather than newly issued shares). This aggregate amount of ownership by the board, management and the employees will give them significant influence on any vote submitted to the stockholders of OC Financial. See "Management - Benefits" and "Subscriptions by Directors and Executive Officers."

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

        In the event that our loan customers do not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans is insufficient to cover any remaining loan balance, we could experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of our loans. As of September 30, 2004, our allowance for loan losses was $231,000, representing 0.88% of total loans and 591.24% of non-performing loans as of that date. In determining the amount of our allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions affecting the quality of our loan products, among other factors. If our judgments are incorrect, our allowance for loan losses may not be sufficient to cover probable losses inherent in our loan portfolio, which may require additions to our allowance. Any material additions to our allowance for loan losses would materially decrease our net income.

        As we increase the amount of loans that we originate and retain in our portfolio, we anticipate that our allowance for loan losses will increase. Our business strategy also calls for continued origination of automobile loans, which typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our consolidated results of operations.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our consolidated results of operations and financial condition.

HOLDERS OF OC FINANCIAL COMMON STOCK MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED IF A LIQUID TRADING MARKET DOES NOT DEVELOP, OR FOR $10.00 OR MORE PER SHARE EVEN IF A LIQUID TRADING MARKET DEVELOPS.

        Due to the relatively small size of our initial public stock offering, we anticipate that our stock will be quoted on the OTC Electronic Bulletin Board. The OTC Electronic Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the Nasdaq Stock Market. Even if a liquid market develops for our stock, the market liquidity may not be maintained and the trading price may be above or below the $10.00 offering price. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither OC Financial nor the stock's market makers can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, our stock should not be viewed as a short-term investment. See "Market for the Common Stock."

CHANGES IN MARKET INTEREST RATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        Our financial condition and results of operations are significantly affected by changes in market interest rates because our assets are primarily loans and mortgage-backed securities and our liabilities are primarily deposits. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities.

        Due to our marginal profitability in our latest fiscal year, changes in interest rates may have a greater impact on us than other more profitable financial institutions. Institutions with higher levels of net income may be more likely to withstand such interest rate changes. To be profitable, we have to earn more money in interest that we receive on loans and our investments than we pay in interest to our depositors and lenders. Despite recent increases in interest rates, interest rates remain near historically low levels. As interest rates rise, our net interest income could be reduced because interest rates paid on interest-bearing liabilities, including deposits and borrowings, may increase more quickly than interest received on interest-earning assets, including loans and mortgage-backed and investment securities. In a rising rate environment we may fail to produce positive earnings until our loan portfolio reprices with higher rates. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the interest and fee income earned on such loans as well as the value of our mortgage-related and investment securities. However, in a declining rate environment, we may also be susceptible to the payoff or refinance of high rate mortgage loans and mortgage-backed securities that could reduce our net interest income. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

        We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to risk that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on the prepaid loans and securities. Increases in interest rates may decrease loan demand and may make it more difficult for borrowers to repay adjustable rate loans.

THE FUTURE PRICE OF THE SHARES OF COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE CONVERSION AND REORGANIZATION.

        The $10.00 per share price for the common stock in the offering was not determined through a market mechanism. Instead, we selected this price primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. If you purchase shares of common stock in the offering you may not be able to sell them later at or above the $10.00 purchase price at any future time. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in our offering will be based on an independent appraisal we have received from RP Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is an appraisal of the value of our equity as a whole and not a determination of the value of an individual share of our common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, external factors such as geopolitical events, investor perceptions of OC Financial, our performance and the outlook for the financial institutions industry in general.

OUR RETURN ON STOCKHOLDERS' EQUITY WILL CONTINUE TO BE LOW FOLLOWING THE
OFFERING.

        Net income divided by average stockholders' equity, known as return on equity, is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to continue to be low until we are able to use the additional capital raised in the offering to increase our interest-earning assets. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, the termination of future asset sales to Third Federal and added expenses associated with our employee stock ownership plan and any stock recognition and retention plan and stock option plan that we intend to establish in the future. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See "Pro Forma Data."

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

        We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our geographic markets and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services that we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller newer competitors may also be more aggressive in pricing loans and deposits in order to increase their market share. Some of the financial institutions and financial services organizations with which we compete are not subject to the extensive regulations imposed on savings institutions and their holding companies. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various financial services.

OUR STOCK-BASED BENEFIT PLANS WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR PROFITABILITY AND STOCKHOLDERS' EQUITY.

        We intend to implement a recognition and retention plan after the offering, subject to receipt of stockholder approval. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to not less than 4% of the shares of common stock sold in the offering if the plan is adopted within 12 months after completion of the conversion and reorganization, and exceeding 4% of the shares sold in the offering if adopted more than 12 months after the completion of the conversion and reorganization. We have not yet determined whether we will present this plan for stockholder approval within or after 12 months following the completion of the conversion and reorganization. We will incur an expense for the shares of common stock awarded under the recognition plan over their vesting period equal to the fair market value of the shares on the date they are awarded. The recognition and retention plan cannot be implemented until at least six months after the completion of the conversion and reorganization. If the plan is adopted within 12 months after the completion of the conversion and reorganization, it is subject to Office of Thrift Supervision regulations and subject to the purchase limitations in the plan of conversion and reorganization.

        If the fair market value of shares of common stock to be granted is the same as the purchase price in the offering, the aggregate expense resulting from the grant would be between $204,000, pre-tax at the minimum of the offering range and $552,000, pre-tax at the adjusted maximum of the offering range (assuming the recognition and retention plan is adopted within one year following the completion of the conversion and reorganization). To the extent the fair market value of the shares of common stock at the time of grant exceeds the offering price of $10.00 per share, the expense would exceed the range described above. Conversely, to the extent the fair market value of such shares is below the offering price of $10.00 per share, the expense would be less than the range described above. We also intend to adopt a stock option plan that will increase our compensation costs. See "- The implementation of stock-based benefit plans following the offering may dilute your ownership interest" and "Summary - Benefits to Management and Potential Dilution to Stockholders Following the Conversion and Reorganization."

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS FOLLOWING THE OFFERING MAY DILUTE YOUR OWNERSHIP INTEREST.

        Our stock-based benefit plans will be funded either through shares purchased in open market transactions, if permitted, or from the issuance of authorized but unissued shares of common stock of OC Financial. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 12.3% in the event newly issued shares are used to fund stock options and stock awards equal to 10% and 4%, respectively, of the shares sold in the offering. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - General" for a discussion of the impact of new accounting standards on the costs of our stock-based benefit plan.

WE HAVE BROAD DISCRETION IN INVESTING THE NET PROCEEDS AND OUR FAILURE TO EFFECTIVELY UTILIZE THE NET PROCEEDS OF THE OFFERING COULD REDUCE OUR PROFITABILITY.

        We intend to contribute between $3.5 million and $3.8 million of the net proceeds of the offering to Ohio Central Savings, but not less than the amount necessary to ensure that Ohio Central Savings has at least a 10% tangible regulatory capital ratio upon completion of the conversion and reorganization. We will use $792,000 of the net proceeds to replenish the funds used to redeem our current outstanding common stock issued to TFS Financial Corporation pursuant to the divestiture agreement that we have entered into with TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC. We may also use the remaining net proceeds for other general corporate purposes, and possibly to finance the acquisition of other financial institutions or financial services companies or to fund the payment of dividends, repurchases of shares of our common stock or the purchase of securities. We also expect to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. Ohio Central Savings may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities or for general corporate purposes, although no acquisitions or new branches are currently planned. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could have an adverse effect on our results of operations.

VARIOUS FACTORS MAY MAKE TAKEOVER ATTEMPTS THAT YOU WANT TO SUCCEED MORE DIFFICULT TO ACHIEVE.

        Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of OC Financial without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. For further information see "Restrictions on Acquisition of OC Financial." The factors that may discourage takeover attempts or make them more difficult include:

        o OFFICE OF THRIFT SUPERVISION REGULATIONS. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

        o ARTICLES OF INCORPORATION, BYLAWS AND STATUTORY PROVISIONS. Provisions of the articles of incorporation and bylaws of OC Financial and Maryland law may make it difficult and expensive to pursue a takeover attempt that our board of directors opposes, even if the takeover is favored by a majority of our stockholders, as well as make it difficult to remove our current board of directors or management if our board of directors opposes the removal. We are also subject to restrictions on mergers and other business combinations with large shareholders. Our articles of incorporation provide that certain mergers and other similar transactions, as well as amendments to our articles of incorporation, must be approved by stockholders owning at least two-thirds, rather than a majority of our shares of common stock entitled to vote on the matter unless first approved by at least two-thirds of our entire board of directors. In addition, the board of directors may amend the articles, without stockholder approval, to reclassify the aggregate number of common or preferred shares and the rights and preferences of such shares and cause the issuance of such shares without stockholder approval. There are also provisions addressing the procedures for removing a director from office.

        o REQUIRED CHANGE-IN-CONTROL PAYMENTS AND ISSUANCE OF STOCK OPTIONS. We intend to enter into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of OC Financial or Ohio Central Savings. We also intend to issue stock options to key employees and directors that will require payments to them in connection with a change in control of OC Financial. These payments may have the effect of increasing the costs of acquiring OC Financial, thereby discouraging future takeover attempts.

WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

        We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, and will continue to have a material adverse effect on our business and operations. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. Our regulatory authorities have extensive discretion over substantially all aspects of our operations. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Ohio Central Savings and OC Financial. Our success depends on our continued ability to comply with these laws and regulations.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth selected consolidated historical financial and other data of Ohio Central Savings for the periods and at the dates indicated. The information at September 30, 2004 and 2003 and for the years ended September 30, 2004 and 2003 is derived in part from, and should be read together with, the audited consolidated financial statements and notes of Ohio Central Savings beginning at page F-2 of this prospectus.

                                                                                   AT SEPTEMBER 30,
                                                                            ----------------------------
                                                                                2004            2003
                                                                            ------------    ------------
                                                                                   (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets............................................................    $     55,567    $     50,077
Loans, net..............................................................          26,105          26,081
Loans held for sale.....................................................              92             619
Securities available for sale...........................................              --              --
Securities held to maturity.............................................          22,971          19,103
Deposits................................................................          32,261          29,887
Borrowings..............................................................          16,450          12,450
Shareholder's equity....................................................           3,754           3,730


                                                                              YEARS ENDED SEPTEMBER 30,
                                                                            ----------------------------
                                                                                 2004            2003
                                                                            ------------    ------------
                                                                                   (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income............................................    $      2,673    $      2,673
Interest expense........................................................           1,294           1,196
                                                                            ------------    ------------
   Net interest income..................................................           1,379           1,477
Provision for loan losses...............................................              35              60
                                                                            ------------    ------------
   Net interest income after provision for loan losses..................           1,344           1,417
Non-interest income.....................................................
   Loan sales and servicing.............................................             449             620
   Other................................................................             510             525
Non-interest expense ...................................................           2,264           2,238
                                                                            ------------    ------------
Income before income tax expense........................................              39             324
Income tax expense......................................................              14             110
                                                                            ------------    ------------
   Net income...........................................................    $         25    $        214
                                                                            ============    ============

                                                                              AT OR FOR THE YEARS ENDED
                                                                                    SEPTEMBER 30,
                                                                            ----------------------------
                                                                                 2004            2003
                                                                            ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets)..........        0.05%           0.45%
Return on equity (ratio of net income to average equity)................        0.66%           5.93%
Average interest rate spread (1)........................................        2.31%           2.82%
Net interest margin (2).................................................        2.61%           3.21%
Efficiency ratio (3)....................................................       96.86%          85.35%
Non-interest expense to average total assets............................        4.15%           4.67%
Average interest-earning assets to average interest-bearing liabilities.      112.34%         115.05%

ASSET QUALITY RATIOS:
Non-performing assets to total assets...................................        0.07%           0.07%
Non-performing loans to total loans.....................................        0.15%           0.13%
Allowance for loan losses to non-performing loans.......................      592.31%         638.24%
Allowance for loan losses to total loans................................        0.88%           0.81%

CAPITAL RATIOS:
Equity to total assets at end of period.................................        6.76%           7.45%
Average equity to average assets........................................        6.90%           7.53%
Tier 1 leverage ratio...................................................        6.76%           7.45%

OTHER DATA:
Number of full services offices.........................................           2              2

---------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

                               RECENT DEVELOPMENTS

        The following tables contain certain information concerning the financial position and results of operations of Ohio Central Savings at the dates and for the periods indicated. The data presented at December 31, 2004 and for the three-month periods ended December 31, 2004 and 2003 are derived from unaudited financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended December 31, 2004 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2005.

                                                                         AT DECEMBER 31,    AT SEPTEMBER 30,
                                                                        ----------------   -----------------
                                                                               2004               2004
                                                                        ----------------   -----------------
                                                                                  (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets..........................................................   $      57,016        $     55,567
Loans, net............................................................          25,244              26,105
Loans held for sale...................................................             624                  92
Securities available for sale.........................................              --                  --
Securities held to maturity...........................................          26,334              22,971
Deposits..............................................................          32,705              32,261
Borrowings............................................................          17,700              16,450
Shareholder's equity..................................................           3,717               3,754


                                                                             FOR THE THREE MONTHS ENDED
                                                                                    DECEMBER 31,
                                                                            ----------------------------
                                                                                 2004             2003
                                                                            ------------    ------------
                                                                                     (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income............................................    $        644    $        672
Interest expense........................................................             335             319
                                                                            ------------    ------------
   Net interest income..................................................             309             353
Provision for loan losses...............................................              --              15
                                                                            ------------    ------------
   Net interest income after provision for loan losses..................             309             338
Non-interest income
   Loan sales and servicing.............................................              51             137
   Other................................................................             141             125
Non-interest expense ...................................................             557             554
                                                                            ------------    ------------
Income (loss) before income taxes.......................................             (57)             46
Income tax expense (benefit)............................................             (20)             16
                                                                            ------------    ------------
   Net income (loss)....................................................    $        (37)   $         30
                                                                            ============-   ============

                                                                             AT OR FOR THE THREE MONTHS
                                                                                  ENDED DECEMBER 31,
                                                                            ----------------------------
                                                                                2004            2003
                                                                            ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income (loss) to average total assets)...       (0.27)%          0.23%
Return on equity (ratio of net income (loss) to average equity).........       (3.95)%          3.17%
Average interest rate spread (1)........................................        1.99%           2.46%
Net interest margin (2).................................................        2.27%           2.81%
Efficiency ratio (3)....................................................      111.34%          90.10%
Non-Interest expense to average total assets............................        3.99%           4.27%
Average interest-earning assets to average interest-bearing liabilities.      111.26%         113.61%

ASSET QUALITY RATIOS:
Non-performing assets to total assets...................................        0.13%           0.20%
Non-performing loans to total loans.....................................        0.29%           0.43%
Allowance for loan losses to non-performing loans.......................      294.41%         198.87%
Allowance for loan losses to total loans................................        0.87%           0.86%

CAPITAL RATIOS:
Equity to total assets at end of period.................................        6.52%           7.00%
Average equity to average assets........................................        6.73%           7.22%
Tier 1 leverage ratio...................................................        6.52%           7.00%

OTHER DATA:
Number of full service offices..........................................           2               2

-------------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

COMPARISON OF RESULTS OF OPERATION FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003

        GENERAL. Our loss for the three months ended December 31, 2004 was $37,000compared to $30,000 in income for the three months ended December 31, 2003.

        Our loss resulted primarily from the change in the volume of loans sold to Third Federal decreasing to $2.1 million for the three months ended December 31, 2004 from $8.2 million for the three months ended December 31, 2003. This represents a reduction in auto loans sold of $6.1 million. Gain from loan sales was $19,000 for the three months ended December 31, 2004, compared to $104,000 for the three months ended December 31, 2003, a decrease of $85,000. In addition, continued replacement of higher interest rate automobile loans with new, lower interest rate loans and replacing the lack of mortgage loan originations with lower yielding mortgage-backed securities also had a negative effect on income.

        INTEREST INCOME. Interest income decreased to $644,000 from $672,000 for the three months ended December 31, 2003. The primary reason for the decrease in interest income was the decrease in loan income from $421,000 to $356,000 for the three months ended December 31, 2003 and 2004, respectively. An increase in investment and other interest income from $249,000 for the three months ended December 31, 2003 to $278,000 for the three months ended December 31, 2004 partially offset the decrease in loan interest income. The decrease in loan income was primarily due to declining yields in the portfolio as older, higher rate loans were repaid and replaced by loans at currently low rates. The weighted average yield on loans decreased from 6.42% for the three months ended December 31, 2003 to 5.46% for the three months ended December 31, 2004. This decrease was due to decreases in market interest rates and the short term nature of the majority of our loan portfolio. The weighted average yield on securities decreased from 4.49% for the three months ended December 31, 2003 to 4.41% for the three months ended December 31, 2004 as longer duration mortgage-backed securities were added to the portfolio to offset prepayments and amortization on older, higher yielding securities. Total average interest earning assets increased $4.1 million from the three months ended December 31, 2003 to the three months ended December 31, 2004, and the weighted average yield on interest earning assets declined 61 basis points from 5.35% to 4.74%. As we intend to increase our emphasis on residential mortgage lending, this trend of increasing interest earning assets may continue.

        INTEREST EXPENSE. Interest expense increased $16,000 to $335,000 for the three months ended December 31, 2004 from $319,000 for the three months ended December 31, 2003. The increase in interest expense was primarily due to an increase in Federal Home Loan Bank advances of $1.2 million. Interest expense on Federal Home Loan Bank advances increased $11,000 to $200,000 for the three months ended December 31, 2004 from $189,000 for the three months ended December 31, 2003. Federal Home Loan Bank advances increased to $17.7 million at December 31, 2004 from $16.5 million at December 31, 2003. This increase was partially offset by a 35 basis point decrease in the weighted average cost of Federal Home Loan Bank advances to 4.78% for the three months ended December 31, 2004, from 5.13% the three months ended December 31, 2003.

        As interest rates stabilize or increase, we expect interest expense will increase as our cost of interest bearing liabilities increase. Our average weighted cost of funds was 2.75% for the three months ended December 31, 2004 compared to 2.89% for the three months ended December 31, 2003. Interest expense on deposits increased $4,000 to $135,000 for the three months ended December 31, 2004 from $131,000 for the three months ended December 31, 2003. The decrease in interest expense was attributable to declines in interest rates paid on deposit accounts and borrowings, which was more than offset by additional interest expense incurred due to the increase in average interest bearing liabilities of

$4.6 million for the three months ended December 31, 2004 compared to the three months ended December 31, 2003.

        NET INTEREST INCOME. Net interest income decreased $44,000 to $308,000 for the three months ended December 31, 2004 from $352,000 for the three months ended December 31, 2003. The decrease in net interest income is primarily the result of declining interest rates and a continuing shift from loans to investments as described above. Our net interest margin was 2.27% for the three months ended December 31, 2004 compared to 2.81% for the three months ended December 31, 2003.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level required to reflect probable and estimable credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as automobile loans, residential real estate and other consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans such as commercial loans for which management has concerns about the borrowers' ability to repay are evaluated individually, and specific allowances are provided for such loans when necessary.

        Based on management's evaluation of these factors, no provision was made for the three months ended December 31, 2004 compared to $15,000 made for the three months ended December 31, 2003. The decrease in provision for loan losses is primarily attributable to decreased loan levels as discussed above. The amount of general allowance allocations made for smaller balance homogeneous loans decreased during the three months ended December 31, 2004 primarily resulting from the performance of the portfolio, actual losses and recoveries. Loan charge-offs were $5,000 for the three months ended December 31, 2004, down from $15,000 for the three months ended December 31, 2003. Recoveries were $1,000 during each of the three months ended December 31, 2004 and 2003.

        While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of December 31, 2004 was maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

        NON-INTEREST INCOME. Non-interest income decreased $70,000 to $192,000 for the three months ended December 31, 2004 from $262,000 for the three months ended December 31, 2003. The overall decrease in non-interest income was primarily due to lower auto loan sales to Third Federal as discussed above. On December 22, 2004, we signed a commitment letter, subject to negotiation of a final agreement, to sell our credit card portfolio, with an aggregate principal balance of $624,000, to another financial institution. We expect to record an after-tax gain of approximately $60,000 when the sale is completed in the first quarter of 2005.

        NON-INTEREST EXPENSE. Non-interest expense was virtually unchanged, with category increases offsetting category decreases for the three months ended December 31, 2004 compared to the three months ended December 31, 2003. With the reduction in loan volume, all categories of operating expense other than compensation and audit decreased compared to the prior period. The increases in audit and compensation expense were the result of our proposed separation from Third Federal. The proposed transaction required an audit of Ohio Central Savings separate from the audit of Third Federal. Increased compensation expenses are being incurred due to the termination of Third Federal benefit plans.

        INCOME TAX EXPENSE. Income tax credit for the three months ended December 31, 2004 was $20,000. In the three months ended December 31, 2003, income tax expense was $16,000. Ohio Central Savings' effective federal income tax rate was 36% and 34% for fiscal 2004 and fiscal 2003, respectively.

CHANGES IN FINANCIAL CONDITION FROM SEPTEMBER 30, 2004 TO DECEMBER 31, 2004.

        GENERAL. Total assets increased by $1.4 million, or 2.6%, to $57.0 million at December 31, 2004 from $55.6 million at September 30, 2004. The increase was primarily the result of an increase in investments of $3.3 million, offset by a decrease in federal funds sold of $1.6 million and a decrease in loans of $300,000. The increase in total assets was funded by an increase in customer deposits of $400,000 and an increase in Federal Home Loan Bank advances of $1.2 million, offset by decreases in other liabilities of $200,000 at December 31, 2004.

        ASSETS. Our loan portfolio decreased by $300,000 from $26.2 million (including loans held for sale of $92,000) to $25.9 million (including loans held for sale of $624,000) from September 30, 2004 to December 31, 2004. Our lending strategy has changed significantly during the past three years, emphasizing the origination of auto loans and decreasing originations of mortgage loans since our affiliation with Third Federal. As a result, first mortgage loans were unchanged at $6.6 million in September 30, 2004 and December 31, 2004. Second mortgage loans were paid down by $100,000 and automobile loan balances decreased by $200,000 as portfolio amortization and prepayments exceeded originations for the quarter.

        The allowance for loan losses was $226,000 at December 31, 2004 or 0.87% of loans, compared to $231,000, or 0.87% of loans at September 30, 2004. The allowance for loan losses consists of general allowance allocations made for pools of homogeneous loans and specific allowances on individual loans for which management has significant concerns regarding the borrowers' ability to repay the loans in accordance with the terms of the loans. Non-performing loans totaled $77,000 and $39,000 at December 31, 2004 and September 30, 2004, respectively. In determining the amount of allowance for loan loss allocations needed for non-performing loans, management has considered expected future borrower cash flows and the fair value of underlying collateral. The amount of allowance for loan losses allocated to individual loan relationships remained fairly stable in the three months ended December 31, 2004, increasing to $81,000 at December 31, 2004 from $77,000 at September 30, 2004.

        DEPOSITS. Total deposits increased by $400,000, or 1.4%, to $32.7 million at December 31, 2004 from $32.3 million at September 30, 2004. NOW accounts and money market accounts were unchanged while time deposits increased $600,000 and savings deposits decreased $200,000. The increase in deposits was a result of our efforts to expand our customer base in existing markets through improved products and marketing. The number of deposit accounts has declined in recent years as we have focused on attracting larger depositors, and we have implemented fee programs that discourages accounts with very low balances. We plan to continue this strategy following completion of the conversion and reorganization.

        BORROWINGS. Federal Home Loan Bank advances increased $1.2 million, or 7.6% to $17.7 million at December 31, 2004 from $16.5 million at September 30, 2004. The additional Federal Home Loan Bank advances obtained during the first quarter of fiscal 2005 were used to fund investment portfolio growth to improve net interest income. We expect that Federal Home Loan Bank advances will continue to provide Ohio Central Savings with a significant additional funding source to meet the needs of its lending activities.

        SHAREHOLDER'S EQUITY. Total shareholder's equity decreased $37,000, or 0.99%, to $3.72 million at December 31, 2004 from $3.75 million at September 30, 2004. The decrease in equity was primarily due to the reduction in gain on sale for auto loans sold to Third Federal, discussed in more detail in the "Comparison of Results of Operation for the Three Months Ended December 31, 2004 and 2003."

        CAPITAL RESOURCES. At December 31, 2004, equity totaled $3.72 million. Management monitors the capital levels of Ohio Central Savings to provide for current and future business opportunities and to meet regulatory guidelines for "well-capitalized" institutions.

        Ohio Central Savings is required by the Office of Thrift Supervision to meet minimum capital adequacy requirements. Ohio Central Savings' actual and required levels of capital as reported to the Office of Thrift Supervision at December 31, 2004 are as follows:

                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                             FOR CAPITAL         PROMPT CORRECTIVE
                                                       ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                               ---------------------   ---------------------  -----------------------
                                                 AMOUNT      RATIO       AMOUNT      RATIO       AMOUNT       RATIO
                                                                       (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2004
Total capital (to risk weighted assets).....   $   3,943     13.66%    $   2,310      8.0%     $   2,887       10.0%
Tier 1 (core) capital (to risk weighted
   assets)..................................   $   3,717     12.87%    $   1,155      4.0%     $   1,732        6.0%
Tier 1 (core) capital (to adjusted total
   assets)..................................   $   3,717     6.52%     $   2,281      4.0%     $   2,851        5.0%

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of such words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," "will," "may" and words of similar meaning. These forward-looking statements include, but are not limited to:

        o       statements of our goals, intentions and expectations;

        o statements regarding our business plans, prospects, growth and operating strategies;

        o statements regarding the asset quality of our loan and investment portfolios; and

        o       estimates of our risks and future costs and benefits.

        These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

        o general economic conditions, either nationally or in our market areas, that are worse than expected;

        o       competition among depository and other financial institutions;

        o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

        o       adverse changes in the securities markets;

        o changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

        o our ability to enter new markets successfully and capitalize on growth opportunities;

        o       our ability to successfully integrate acquired entities;

        o       changes in consumer spending, borrowing and savings habits;

        o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

        o       changes in our organization, compensation and benefit plans;

        o changes in our financial condition or results of operations that reduce capital available to pay dividends;

        o       regulatory changes or actions; and

        o changes in the financial condition or future prospects of issuers of securities that we own.

        Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see "Risk Factors" beginning on page 15.

                        HOW WE INTEND TO USE THE PROCEEDS

        Although OC Financial cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $4.6 million and $6.4 million, or $7.4 million if the offering range is increased by 15%. We estimate that we will contribute to Ohio Central Savings between $3.5 million and $3.7 million, or $3.8 million if the offering range is increased by 15%. Ohio Central Savings will use $792,000 of such amount to replenish funds used to redeem all of its outstanding common stock previously issued to TFS Financial. The redemption fee is a negotiated amount that is primarily based on our net earnings while we were affiliated with Third Federal plus the $275,000 Third Federal contributed to us as capital. We intend to retain between $1.1 million and $2.7 million of the net proceeds, or $3.6 million if the offering range is increased by 15%, and we intend to utilize these funds as follows. First, between $408,000 and $552,000 (or $635,000 if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock. Second, we will retain the remainder of the net proceeds of between $715,000 and $2.1 million, or $3.0 million if the offering range is increased by 15%, and may use its for a variety of purposes, including those discussed below.

        A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and the use of the net proceeds is as follows:

                                                           BASED UPON THE SALE AT $10.00 PER SHARE OF
                                   ----------------------------------------------------------------------------------------
                                      510,000 SHARES         600,000 SHARES         690,000 SHARES      793,500 SHARES (1)
                                   --------------------   --------------------  --------------------  ---------------------
                                              PERCENT                PERCENT               PERCENT                PERCENT
                                                 OF                     OF                    OF                    OF
                                    AMOUNT    PROCEEDS     AMOUNT    PROCEEDS     AMOUNT   PROCEEDS     AMOUNT    PROCEEDS
                                   --------  ----------   --------  ----------  --------- ----------  ---------- ----------
                                                                    (DOLLARS IN THOUSANDS)
Offering proceeds..............    $  5,100     100.0%    $  6,000     100.0%    $  6,900    100.0%    $  7,935     100.0%
Less offering expenses.........         510      10.0          510       8.5          510      7.4          522      6.06
                                   --------   -------     --------   -------     --------  -------     --------    ------
   Net offering proceeds.......    $  4,590      90.0%    $  5,490      91.5%    $  6,390     92.6%    $  7,413      93.4%
                                   ========   =======     ========   =======     ========  =======     ========    ======

Use of net proceeds:
   Contributed to Ohio Central
     Savings(2) ...............    $  3,467      75.5%    $  3,583      65.3%    $  3,699     57.9%    $  3,833      51.7%
   To fund loan to employee
     stock ownership plan......         408       8.9          480       8.7          552      8.6          635       8.6
   Retained by OC Financial....    $    715      15.6%    $  1,427      26.0%    $  2,139     33.5%    $  2,945      39.7%

-------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
(2) The amount of the net proceeds contributed to Ohio Central Savings may exceed the noted amounts if necessary to ensure that Ohio Central Savings has at least a 10% regulatory tangible capital ratio immediately following completion of the conversion and reorganization, including replenishment of $792,000 paid to redeem the outstanding common stock of Ohio Central Savings issued to TFS Financial.

        Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Ohio Central Savings' deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

OC FINANCIAL MAY ALSO USE THE PROCEEDS IT RETAINS FROM THE OFFERING:

        o to finance the acquisition of financial institutions or other financial service companies, although we do not now have any agreements or current intentions regarding any specific acquisition transaction;

        o       to invest in securities;

        o       to repurchase shares of our common stock;

        o       to pay cash dividends to stockholders; and

        o       for other general corporate purposes.

        Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

        Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion and reorganization, except when extraordinary circumstances exist and with prior regulatory approval.

OHIO CENTRAL SAVINGS MAY ALSO USE THE NET PROCEEDS IT RECEIVES FROM THE
OFFERING:

        o to fund new loans, including automobile loans, single-family residential mortgage loans, multi-family mortgage and nonresidential real estate loans and commercial loans;

        o acquire or establish new branches, although we do not have any agreements or intention regarding such transactions;

        o to enhance existing products and services and to support new products and services;

        o       to establish off-site ATMs;

        o       to invest in securities; and

        o       for other general corporate purposes.

        Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

                         OUR POLICY REGARDING DIVIDENDS

        In order to retain capital to support the increase of earning assets of Ohio Central Savings, the board of directors of OC Financial does not currently intend to pay cash dividends on the common stock of OC FINANCIAL. Any payment of dividends in the future will depend upon a number of factors, including capital requirements, OC Financial's and Ohio Central Savings' financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends. OC Financial intends to file consolidated tax returns with Ohio Central Savings. Accordingly, it is anticipated that any cash distributions made by OC Financial to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. See "Taxation."

        Dividends from OC Financial will depend, in large part, upon receipt of dividends from Ohio Central Savings, because OC Financial initially will have no source of income other than dividends from Ohio Central Savings, earnings from the investment of proceeds from the sale of shares of common stock retained by OC Financial and interest payments with respect to OC Financial's loan to the OC Financial Employee Stock Ownership Plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "Supervision and Regulation - Limitations on Dividends and Other Capital Distributions."

        OC Financial currently has no intention to initiate any action which leads to a return of capital (as distinguished from a dividend) to stockholders of OC Financial. Regulations of the Office of Thrift Supervision prohibit a return of capital during the three-year term of the business plan submitted by Ohio Central Savings to the Office of Thrift Supervision in connection with the conversion and reorganization.

        OC Financial is subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

                           MARKET FOR THE COMMON STOCK

        OC Financial has never issued any capital stock to the public, and consequently, there is no established market for the common stock at this time. We expect that OC Financial's common stock will be quoted in the over the counter market on the OTC Electronic Bulletin Board upon completion of the stock offering. However, given the limited amount of shares of OC Financial common stock being offered, it is unlikely that a liquid trading market will develop. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of OC Financial, Ohio Central Savings or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you may have difficulty selling shares on short notice. Therefore, you should not consider the stock as a short-term investment. Trying to sell a large number of shares at one time may also temporarily depress the market price of the stock.

        Additionally, the aggregate purchase price of stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by various factors, such as prevailing interest rates, investor perceptions of OC Financial, economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings banks traded below the price at which the shares were sold in the companies' initial public offerings.

        A requirement for inclusion on the OTC Electronic Bulletin Board is that there be at least one market maker. Making a market involves maintaining bid and asked quotations and being able as principal to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws, and other regulatory requirements. Although it is under no obligation to do so, Keefe, Bruyette & Woods has stated that it intends to use its best efforts to make a market in our common stock, so long as the volume of trading and other market-making conditions justify such activity. We also intend to encourage other brokerage firms to make a market in the common stock.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

        At September 30, 2004, Ohio Central Savings exceeded all of its applicable regulatory capital requirements. The table sets forth the historical regulatory capital of Ohio Central Savings at September 30, 2004, and the pro forma regulatory capital of Ohio Central Savings after giving effect to the stock offering, based upon the sale of the number of shares shown in the table and assuming that Ohio Central Savings received estimated net proceeds in an amount such that it will have a 10% regulatory tangible and core capital ratio upon completion of the conversion and reorganization. The pro forma regulatory capital reflects the receipt by Ohio Central Savings of the net proceeds less the amount retained by OC Financial, and the net proceeds received by Ohio Central Savings to replenish the funds used to redeem the outstanding common stock held by TFS Financial as well as to fund the employee stock ownership plan and restricted stock plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Ohio Central Savings in assets which have a risk-weight equal to the average risk-weight of Ohio Central Savings' assets, under applicable regulations, as if such net proceeds had been received and so applied at September 30, 2004. See "How We Are Regulated."

                            OHIO CENTRAL
                          SAVINGS HISTORICAL   PRO FORMA AT SEPTEMBER 30, 2004, BASED UPON THE SALE IN THE OFFERING OF
                           AT SEPTEMBER 30,   -------------------------------------------------------------------------
                                 2004          510,000 SHARES     600,000 SHARES     690,000 SHARES    793,500 SHARES (1)
                           ----------------   ----------------   ----------------   ----------------   ----------------
                                    PERCENT            PERCENT            PERCENT            PERCENT            PERCENT
                                      OF                 OF                 OF                 OF                 OF
                                     ASSETS             ASSETS             ASSETS             ASSETS             ASSETS
                           AMOUNT     (2)     AMOUNT     (2)     AMOUNT     (2)     AMOUNT     (2)     AMOUNT     (2)
                           -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
                                                             (DOLLARS IN THOUSANDS)
Equity capital...........  $ 3,754     6.76%  $ 5,802    10.00%  $ 5,810    10.00%  $ 5,818    10.00%  $ 5,828    10.00%

Tangible capital.........  $ 3,754     6.76%  $ 5,802    10.00%  $ 5,810    10.00%  $ 5,818    10.00%  $ 5,828    10.00%
Tangible requirement.....      834     1.50       870     1.50       872     1.50       873     1.50       874     1.50
                           -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
Excess...................  $ 2,920     5.26%  $ 4,932     8.50%  $ 4,938     8.50%  $ 4,945     8.50%  $ 4,954     8.50%
                           =======  =======   =======  =======   =======  =======   =======  =======   =======  =======

Core (leverage)
   capital(3)............  $ 3,754     6.76%  $ 5,802    10.00%  $ 5,810    10.00%  $ 5,818    10.00%  $ 5,828    10.00%
Core (leverage)
   requirement (4).......    2,223     4.00     2,321     4.00     2,324     4.00     2,327     4.00     2,331     4.00
                           -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
Excess...................  $ 1,531     2.76%  $ 3,481     6.00%  $ 3,486     6.00%  $ 3,491     6.00%  $ 3,497     6.00%
                           =======  =======   =======  =======   =======  =======   =======  =======   =======  =======

Tier I to risk
   weighted assets(4)
   (5)...................  $ 3,754    13.06%  $ 5,802    19.84%  $ 5,810    19.86%  $ 5,818    19.87%  $ 5,828    19.89%
Tier I requirement.......    1,150     4.00     1,170     4.00     1,170     4.00     1,171     4.00     1,172     4.00
                           -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
Excess...................  $ 2,604     9.06%  $ 4,632    15.84%  $ 4,640    15.86%  $ 4,647    15.87%  $ 4,656    15.89%
                           =======  =======   =======  =======   =======  =======   =======  =======   =======  =======

Total risk-based
   capital (4) (5).......  $ 3,985    13.86%  $ 6,033    20.63%  $ 6,041    20.65%  $ 6,049    20.66%  $ 6,059    20.68%
Risk-based requirement...    2,300     8.00     2,339     8.00     2,341     8.00     2,342     8.00     2,343     8.00
                           -------  -------   -------  -------   -------  -------   -------  -------   -------  -------
Excess...................  $ 1,685     5.86%  $ 3,694    12.63%  $ 3,700    12.65%  $ 3,707    12.66%  $ 3,716    12.68%
                           =======  =======   =======  =======   =======  =======   =======  =======   =======  =======

Reconciliation of
 capital infused into
 Ohio Central Savings:
Net proceeds.............                     $ 3,467            $ 3,583            $ 3,699            $ 3,833
Less:
   Common stock
     acquired by
     employee stock
     ownership plan......                        (408)              (480)              (552)              (635)
   Common stock
     acquired by
     recognition and
     retention plan......                        (204)              (240)              (276)              (317)
  Common stock redeemed
     from TFS Financial
     (6).................                        (792)              (792)              (792)              (792)
                                              -------            -------            -------            -------
Pro forma increase in
     GAAP and
     regulatory capital..                     $ 2,063            $ 2,071            $ 2,079            $ 2,089
                                              =======            =======            =======            =======

------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering or regulatory considerations.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Pro forma capital levels assume that OC Financial funds the recognition and retention plan with purchases in the open market of 4% of the shares of common stock issued in the conversion and reorganization at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 8% of the shares of common stock sold in the offering with funds borrowed from OC Financial. See "Management" for a discussion of the stock-based incentive plan and employee stock ownership plan.
(4) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(6) Reflects the amount paid to redeem the outstanding common stock of Ohio Central Savings issued to TFS Financial.

                                 CAPITALIZATION

        The following table presents the historical consolidated capitalization of Ohio Central Savings, at September 30, 2004, and the pro forma consolidated capitalization of OC Financial after giving effect to the conversion and the reorganization, based upon the assumptions set forth in the "Pro Forma Data" section.

                                                                       PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                          OHIO CENTRAL
                                            SAVINGS                   BASED UPON THE SALE FOR $10.00 PER SHARE
                                           HISTORICAL      ---------------------------------------------------------------
                                          AT SEPTEMBER                                                           793,500
                                            30, 2004       510,000 SHARES   600,000 SHARES   690,000 SHARES     SHARES(1)
                                         --------------    --------------   --------------   --------------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Deposits (2) .......................     $       32,261    $       32,261    $     32,261    $       32,261    $    32,261
Borrowings .........................             16,450            16,450          16,450            16,450         16,450
                                         --------------    --------------    ------------    --------------    -----------
Total deposits and borrowed funds ..     $       48,711    $       48,711    $     48,711    $       48,711    $    48,711
                                         ==============    ==============    ============    ==============    ===========

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value,
   5,000,000 shares authorized;
   none to be issued ...............     $           --    $           --    $         --    $           --    $        --
Common stock $0.01 par value,
   20,000,000 shares authorized;
   shares to be issued as reflected
   (3) .............................                 --                 5               6                 7              8
Paid-in capital(4)(5) ..............                275             4,860           5,759             6,658          7,680
     Less effect of TFS stock
redemption (5)......................                                 (275)           (275)             (275)          (275)
                                                           --------------    ------------    --------------    -----------
     Pro forma paid in capital......                                4,585           5,484             6,383          7,405

Retained earnings (4) (5) ..........              3,479             3,479           3,479             3,479          3,479
     Less effect of TFS stock
redemption (5)......................                                 (517)           (517)             (517)          (517)
                                                           --------------    ------------    --------------    -----------
     Pro forma retained earnings....                                2,962           2,962             2,962          2,962

LESS:
Common stock to be acquired by the
   employee stock ownership plan (6)                 --              (408)           (480)             (552)          (635)
Common stock to be acquired by the
   recognition and retention plan (7)                --              (204)           (240)             (276)          (317)
                                         --------------    --------------    ------------    --------------    -----------
Total shareholders' equity .........     $        3,754            $6,940    $      7,732    $        8,524    $     9,423
                                         ==============    ==============    ============    ==============    ===========
Total shareholders' equity as a
   percentage of total assets ......               6.76%            11.81%           12.99%           14.13%         15.39%

---------------------------
(1) As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.
(2) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3) No effect has been given to the issuance of additional shares of OC Financial common stock pursuant to a stock option plan. If this plan is implemented, an amount up to 10% of the shares of OC Financial common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of OC Financial."
(4) The retained earnings of Ohio Central Savings will be substantially restricted after the conversion and reorganization. See "The Conversion and Reorganization; Plan of Distribution - Liquidation Rights" and "Supervision and Regulation - Federal Banking Regulation."
(5) Reflects the redemption of the stock of Ohio Central Savings issued to TFS Financial contemporaneously with completion of the conversion and reorganization in the sum of $792,000. The $792,000 redemption amount will be accounted for as the reduction of $275,000 of paid-in capital and a $517,000 reduction of retained earnings.
(6) Assumes that 8.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from OC Financial. The loan will be repaid principally from Ohio Central Savings' contributions to the employee stock ownership plan. Since OC Financial will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on OC Financial's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(7) Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As OC Financial accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to equity will be offset by a charge to non-interest expense. Implementation of the stock recognition and retention plan will require stockholder approval. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by OC Financial. If the shares to fund the plan are assumed to come from authorized but unissued shares of OC Financial, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 581,400, 684,000, 786,600 and 904,590, respectively, total stockholders' equity would be $8.0 million, $8.8 million, $9.7 million and $10.7 million, respectively, and total stockholders' ownership in OC Financial would be diluted by approximately 3.8%.

                                 PRO FORMA DATA

        The following tables summarize historical data of Ohio Central Savings and pro forma data at and for the year ended September 30, 2004. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and reorganization. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to any stock option plan that may be adopted by our stockholders no earlier than six months after the conversion and reorganization. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion and reorganization or, in the event of a liquidation of Ohio Central Savings, to the recoverability of intangibles or the tax effect of the recapture of any bad debt reserve. See "The Conversion and Reorganization - Liquidation Rights."

        The net proceeds in the tables are based upon the following assumptions:

        o all shares of common stock will be sold in the subscription and community offerings;

        o 140,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

        o the adjustment of our shareholder's equity for the redemption of Ohio Central Savings' common stock from TFS Financial for $792,000;

        o our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from OC Financial. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

        o Keefe, Bruyette & Woods will receive a fee equal to the greater of $75,000, or 1.5% of the dollar amount of shares of common stock sold in the offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold, for this purpose; and

        o total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, will be between $510,000 at the minimum of the offering range and $522,000 at the maximum of the offering range, as adjusted.

        We calculated pro forma consolidated net income for the year ended September 30, 2004 as if the estimated net proceeds we received had been invested at an assumed interest rate of 2.21% (1.46% on an after-tax basis). These figures represent a blended rate assuming investing the remaining funds to yield the rate on the one-year U.S. Treasury Bill as of September 30, 2004, equal to 2.21% which we consider to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of current market interests rates.

        Our return on equity (ratio of net income to average equity) for the year ended September 30, 2004, was 0.66%. The average return on equity for the twelve months ended September 30, 2004 for a peer group determined by RP Financial was 5.39%. On a pro forma basis, assuming we sold 600,000 shares or the midpoint of the valuation range of common stock in the offering, and we invested the net proceeds we generated in the offering for additional earnings during the period, our return on pro forma equity for the year ended September 30, 2004 would have been 0.45%.

        The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders' equity is not intended to represent the fair market value of the shares of common stock. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that OC Financial will retain between $1.1 million and $2.7 million of the estimated net proceeds in the offering, or $3.6 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $4.6 million and $6.4 million, or $7.4 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

                                                                    AT OR FOR THE YEAR ENDED SEPTEMBER 30, 2004
                                                                     BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                        ----------------------------------------------------------------
                                                            510,000          600,000          690,000          793,500
                                                             SHARES           SHARES           SHARES         SHARES (1)
                                                        ------------      ------------     ------------     ------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Gross proceeds......................................   $      5,100      $      6,000     $      6,900     $      7,935
 Expenses............................................            510               510              510              522
                                                        ------------      ------------     ------------     ------------
    Estimated net proceeds...........................          4,590             5,490            6,390            7,413
 LESS:
 Common stock acquired by employee stock
   ownership plan (2)................................           (408)             (480)            (552)            (635)
 Common stock acquired by recognition and retention
 plan (3)............................................           (204)             (240)            (276)            (317)
 Redemption of common stock from TFS Financial.......           (792)             (792)            (792)            (792)
    Estimated net proceeds, as adjusted..............   $      3,186      $      3,978     $      4,770     $      5,669
                                                        ============      ============     ============     ============

 FOR THE YEAR ENDED SEPTEMBER 30, 2004
 Consolidated net income:
    Historical.......................................   $         25      $         25     $         25     $         25
 Pro forma adjustments:
    Income on adjusted net proceeds..................             46                58               70               83
    Employee stock ownership plan (2)................            (13)              (16)             (18)             (21)
    Recognition and retention plan (3)...............            (27)              (32)             (36)             (42)
      Pro forma net income...........................   $         31      $         35     $         41     $         45
                                                        ============      ============     ============     ============

 Income per share (4):
    Historical.......................................   $       0.05      $       0.05     $       0.04     $       0.03
 Pro forma adjustments:
    Income on adjusted net proceeds..................           0.10              0.10             0.11             0.11
    Employee stock ownership plan (2)................          (0.03)            (0.03)           (0.03)           (0.03)
    Recognition and retention plan (3)...............          (0.06)            (0.06)           (0.06)           (0.06)
      Pro forma income per share (4) (5)(6)..........   $       0.06      $       0.06     $       0.06     $       0.05
                                                        =============     =============    =============    =============

 Offering price to net income per share..............         166.67x           166.67x          166.67x          200.00x
 Number of shares used in income per share
 calculations........................................        471,240           554,400          637,560          733,194

 AT SEPTEMBER 30, 2004
 Shareholders' equity:
    Historical.......................................   $      3,754      $      3,754     $      3,754     $      3,754
    Estimated net proceeds...........................          4,590             5,490            6,390            7,413
    Common stock acquired by employee stock
     ownership
     plan (2)........................................           (408)             (480)            (552)            (635)
    Common stock acquired by recognition and
     retention
     plan (3)........................................           (204)             (240)            (276)            (317)
    Redemption of common stock from TFS Financial....           (792)             (792)            (792)            (792)
      Pro forma shareholders' equity (5)(6)..........   $      6,940      $      7,732     $      8,524     $      9,423
                                                        ============      ============     ============     ============

 Shareholders' equity per share:
    Historical.......................................   $       7.36      $       6.26     $       5.44     $       4.73
    Estimated net proceeds...........................           9.00              9.15             9.26             9.34
    Common stock acquired by employee stock
     ownership
     plan (2)........................................          (0.80)            (0.80)           (0.80)           (0.80)
    Common stock acquired by recognition and
     retention
     plan (3)........................................          (0.40)            (0.40)           (0.40)           (0.40)
    Redemption of common stock from TFS Financial....          (1.55)            (1.32)           (1.15)           (1.00)
      Pro forma tangible shareholders' equity per
      share (6)......................................   $      13.61      $      12.89     $      12.35     $      11.87
                                                        ============      ============     ============     ============

 Offering price as percentage of pro forma
    consolidated shareholders' equity per
    share(5)..................................                 73.48%            77.58%           80.97%           84.25%
 Number of shares used in book value per share
 calculations(5).....................................        510,000           600,000          690,000          793,500

                                                                                    (FOOTNOTES BEGIN ON FOLLOWING PAGE)

-------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.
(2) Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from OC Financial. Ohio Central Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Ohio Central Savings' total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Ohio Central Savings, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 408,000, 480,000, 552,000 and 635,000 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3) If approved by OC Financial's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and reorganization, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion and reorganization. The shares may be acquired directly from OC Financial or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by OC Financial. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended September 30, 2004, and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 34%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4) Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods. See note
        2. The number of shares of common stock actually sold may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by OC Financial following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion and reorganization. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and reorganization, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 9.1% at the maximum of the offering range.
(6) The retained earnings of Ohio Central Savings will be substantially restricted after the conversion and reorganization. See "Our Dividend Policy," "The Conversion and Reorganization; Plan of Distribution - Liquidation Rights" and "Supervision and Regulation - Federal Banking Regulation - Capital Distributions."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

        On March 31, 1998, Ohio Central Savings converted its charter from a federally-chartered credit union to a federally-chartered savings association and became a taxable organization. Our principal business has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including vehicles, real estate and general business assets. Ohio Central Savings is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Sources of funds for lending activities of Ohio Central Savings include deposits, borrowings, payments on loans, maturities of securities and income provided from operations. Ohio Central Savings' earnings are primarily dependent upon Ohio Central Savings' net interest income, which is the difference between interest income and interest expense.

        Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. Ohio Central Savings' earnings are also affected by Ohio Central Savings' provision for loan losses, service charges, gains from sales of loans, commission income, interchange fees, other income, operating expenses and income taxes.

        In December 2004, the Financial Accounting Standards Board issued a new accounting standard that will require OC Financial to expense the fair value of any stock options granted after December 31, 2005, and the remaining value of any options granted on or before December 31, 2005, that vest after that date. The expense will be measured at the fair value of the options when granted, and will reduce earnings over the vesting period of the options. Ohio Central Savings has not granted stock options in the past and has not incurred any related expense. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. The total fair value would be expensed over the vesting period of the options granted, which is yet to be determined.

        FOR A DISCUSSION OF OUR "CRITICAL ACCOUNTING POLICIES," PLEASE SEE PAGE 56.

AUTOMOBILE LOAN SALES

        A major component of the alliance between Ohio Central Savings and Third Federal was for Ohio Central Savings to act as the automobile loan provider for Third Federal's customers. Automobile loans would be sold to Third Federal as an attractive short-term investment and to allow Ohio Central Savings to come into compliance with the qualified thrift lender test and consumer loan limits under its savings association charter.

See "Supervision and Regulation - Qualified Thrift Lender Test." During fiscal 2004 it became clear that our strategic focus regarding automobile loans was not compatible with Third Federal's historical focus on residential mortgage lending, and the best method of capitalizing on our automobile lending strength was to become an independent organization. As indicated in the table below, the principal amount of automobile loans sold and gain on loan sales was substantially lower in fiscal 2004 than in fiscal 2003.

                                          FOR THE YEARS ENDED
                                              SEPTEMBER 30,
                                       -----------------------
                                          2004         2003
                                       ----------   ----------
                                            (IN THOUSANDS)

              Loans sold.............  $   25,014   $   38,625

              Gain on loan sales.....         314          523

        Our gain on loan sales will continue to decline in the future as Third Federal has informed us it will discontinue purchasing automobile loans from Ohio Central Savings following completion of the conversion and reorganization and until such time as we find replacement purchasers. As discussed elsewhere in this prospectus, the loss of origination income related to these sales has had a major impact on us in our 2004 financial results.

        Although sales and gain on loan sales have fallen throughout the period, servicing income (which is substantially offset by the cost of servicing) has increased based on the size of the outstanding automobile loan portfolio. The table below shows fiscal 2003 and fiscal 2004 servicing income. Servicing income will likely be greatly reduced during fiscal 2005 due to the short average duration of the automobile loan portfolio and the elimination of future additions to this servicing pool as discussed above.

                                          FOR THE YEARS ENDED
                                              SEPTEMBER 30,
                                       -----------------------
                                          2004         2003
                                       ----------   ----------
                                            (IN THOUSANDS)

              Servicing income.......  $    134      $     96

BUSINESS STRATEGY

        Prior to our affiliation with Third Federal, Ohio Central Savings was a full service community based savings institution generating a wide variety of loans for our customers. As a result of our affiliation, and as part of our strategic plan, our potential mortgage loan customers were referred to Third Federal. We also increased our automobile lending program as part of the alliance through marketing efforts with Third Federal. Since we affiliated with Third Federal we originated $117.0 million in automobile loans, 80% of which were sold to Third Federal. During our three-year affiliation our mortgage portfolio declined by $11.3 million or about 63.0% from $17.9 million to $6.6 million. After our separation from Third Federal we plan to reinitiate mortgage lending activity within our market areas. See "Business of Ohio Central Savings
- Lending - One- to Four-Family Residential Mortgage Lending."

        Our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 96.86% for the year ended September 30, 2004 and 85.35% for the year ended September 30, 2003. These ratios were far in excess of our peer group, which was 73.4% at September 30, 2004, reflecting the high-fixed costs of operating two branches, maintaining a staff and infrastructure that is capable of generating a greater number of loans and the multiple product lines we offer for an institution our size. Our efforts to grow in order to increase our net interest and non-interest income relative to our non-interest expenses have been constrained by our relatively limited capital base.

        We believe that the business model we have developed over the past three years is best suited for an independent organization rather than being affiliated with a larger organization. Following the conversion and reorganization we plan to retain automobile loans in our portfolio and resume our mortgage lending program. We anticipate the increased lending activity will result in higher levels of earnings, but there can be no guarantee that we will be able to accomplish this objective. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy."

        We will also pursue growth in other loan and deposit accounts within our market areas. We plan to market home equity loans, automobile loans and credit card accounts. We will seek deposit accounts in a blend of certificate of deposits, NOW accounts and money market accounts to provide funds for lending activities. We plan to retain these loans in our portfolio in order to improve our earnings. Due to the limits of our capital base, our ability to increase interest earning assets has been constrained even though we otherwise have the resources to increase our lending operations. Our profitability was marginal in the last fiscal year. Following completion of the conversion and reorganization, however, we believe our higher capital levels will allow us to improve our profitability by increasing interest earning assets such as loans and to reduce substantially our reliance on income from securities in our investment portfolio. We do not anticipate the need to hire any new employees, however, in connection with the conversion and reorganization.

        We will also continue to pursue our automobile loan origination and servicing business offered to other financial institutions through our AutoARM(R) subsidiary. This subsidiary was formed in August 2003 and is a proposed third party originator and servicer of direct automobile loans for other financial institutions. AutoARM(R) has not generated any earnings as of September 30, 2004. We had not actively marketed AutoARM's(R) services until late 2004 as we were building the operational systems to support its operations. As a result, AutoARM(R) had not contracted with any financial institutions as of September 30, 2004. AutoARM(R) is a program designed by Ohio Central to offer these services to other financial institutions in a manner similar to the method that was developed to be used with Third Federal. Loans originated and funded by AutoARM(R) will not earn a gain on sale to the other institutions but will generate servicing income for us.

        We plan to continue our marketing initiative for AutoARM(R) into 2005. Several presentations have been made to potential customers. As a result of these efforts negotiations are currently underway with three institutions. Two institutions are considering AutoARM(R) for origination and servicing of new loans and one institution is considering origination and servicing of new loans and also retaining AutoARM(R) to service their existing portfolio.

        We also intend to focus on the following:

        o GROWING OUR ASSETS. Immediately following completion of the conversion and reorganization we intend to increase our assets by purchasing mortgage-backed securities and one- to four-family residential mortgage loans to increase our earnings until we are able to originate a sufficient volume of loans to provide a higher level of earnings.

        o RETAINING LOANS. We intend to retain more loans, such as residential mortgage loans, in our loan portfolio in order to increase our interest-earning assets and income. Due to our restricted capital base we have not been able to retain as many loans as we could with the larger capital base we expect to have following the conversion and reorganization.

        o REDUCING OUR SECURITIES PORTFOLIO. Over the first few years following completion of the conversion and reorganization, we intend to reduce our mortgage-backed and other mortgage related securities portfolio (including those securities that we purchase soon after the completion of the conversion and reorganization as discussed above) and replace such assets with residential mortgage and other loans that should provide a higher yield. We will continue to invest in such securities as necessary for interest-rate risk and liquidity management.

        o MAINTAINING THE QUALITY OF OUR LOAN PORTFOLIO. The quality of our loan portfolio is a key factor in managing our growth. We will continue to use risk management techniques, such as independent internal and external loan reviews and risk-focused portfolio credit analysis, in overseeing the performance of our loan portfolio.

        o ACHIEVING EFFICIENT GROWTH BY LEVERAGING OUR EXISTING OPERATIONAL AND MANAGEMENT RESOURCES. We have invested significant resources in developing a management team and a technology infrastructure that are capable of managing a larger asset and deposit base than we have currently. As a result, we have a loan department staffed with experienced professionals who are capable of promoting the continued growth and oversight of our loan portfolio, and we intend to approach future growth opportunities with a view toward achieving improved economies of scale.

        o INCREASING OUR NON-INTEREST INCOME BY DIVERSIFYING PRODUCTS AND SERVICES. We intend to supplement our interest income by increasing our fee income from new products and services.

COMPARISON OF RESULTS OF OPERATION FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND
2003

                                                           YEARS ENDED SEPTEMBER 30,
                                                          --------------------------
         SELECTED OPERATING DATA                              2004          2003
                                                          ------------  ------------
                                                                 (IN THOUSANDS)
         Interest and dividend income.................    $      2,673  $      2,673
         Interest expense.............................           1,294         1,196
              Net interest income.....................           1,379         1,477
         Provision for loan losses....................              35            60
              Net interest income after provision.....           1,344         1,417
         Non-interest income
              Loan sales..............................             314           523
              Loan servicing..........................             134            96
              All other...............................             511           526
         Non-interest expense.........................           2,265         2,238
         Income tax expense...........................              14           110
         Net income...................................              25           214

        GENERAL. Net income for the year ended September 30, 2004 was $25,000, a decrease of $190,000, or 88.5%, from $214,000 for the year ended September 30, 2003.

        The decrease in net income resulted primarily from the change in the volume of loans sold to Third Federal decreasing from $38.6 million for the year ending September 30, 2003 to $25.0 million for the year ending September 30, 2004. This represents a reduction in automobile loans sold of $13.6 million. Gain from loan sales was $314,000 for the year ending September 30, 2004, compared to $523,000 for the year ending September 30, 2003, a decrease of $209,000. In addition, a continued reduction in mortgage loans and replacing those loans with lower yielding mortgage-backed securities also had a negative effect on income.

        The basis for our affiliation with Third Federal in 2001 was to provide resources to us that we were unable to obtain as an independent mutual organization. The resources anticipated included capital, marketing resources and management resources. Over the past year, however, it became clear to both parties that the organizations had different strategic goals.

        We expect that returning to originating mortgage loans from our own market area and future loan growth and overall business expansion will provide for additional revenue in future periods. There is no assurance that the expected increase in revenue from such growth and expansion will occur or result in increased profitability.

        INTEREST INCOME. Interest income remained unchanged at $2.7 million for 2003 and 2004. The primary reason for maintaining the interest income levels is the increase in investment and other interest income from $592,000 in 2003 to $1.1 million in 2004. The increase in investment income was significantly offset by a reduction in loan income. Loan income decreased $484,000 in 2004 from 2003. The decrease in loan income was primarily due to declining yields in the portfolio as older, higher rate loans were repaid and replaced by loans at currently low rates. The weighted average yield on loans decreased from 7.12% for the year ended September 30, 2003 to 6.14% for the year ended September 30, 2004. This decrease was due to market rates and the short term nature of the majority of our loan portfolio. The weighted average yield on securities increased from 3.54% for fiscal 2003 to 4.01% for fiscal 2004 as longer duration mortgage-backed securities were added to the portfolio. Total average interest earning assets increased $6.9 million from September 30, 2003 to September 30, 2004, and the weighted average yield on interest earning assets declined 75 basis points from 5.81% to 5.06%. This trend of increasing interest earning assets may continue as we increase our emphasis on residential mortgage lending.

        INTEREST EXPENSE. Interest expense increased $98,000 to $1.3 million for fiscal 2004 from $1.2 million for fiscal 2003. The increase in interest expense was primarily due to an increase in Federal Home Loan Bank advances of $4.2 million. Interest expense on Federal Home Loan Bank advances increased $164,000 to $781,000 for the year ended September 30, 2004 from $617,000 for the year ended September 30, 2003. Federal Home Loan Bank advances increased to $16.5 million for the year ended September 30, 2004 from $12.5 million for the year ended September 30, 2003. This increase was partially offset by a 149 basis point decrease in the weighted average cost of Federal Home Loan Bank advances, from 6.31% for 2003 to 4.82% for 2004.

        As interest rates stabilize or increase, we expect our interest expense will increase as our interest bearing liabilities increase. Our cost of funds was a weighted average of 2.75% for fiscal 2004 compared to 2.99% for fiscal 2003. Interest expense on deposits decreased $66,000 to $512,000 for fiscal 2004 from $578,000 for fiscal 2003. The decrease in interest expense attributable to declines in interest rates paid on deposit accounts and borrowings was more than offset by additional interest expense incurred due to the increase in average interest bearing liabilities of $7.1 million for the year ended September 30, 2004 compared to the year ended September 30, 2003.

        NET INTEREST INCOME. Net interest income remained relatively stable, decreasing $98,000 to $1.4 million during the year ended September 30, 2004 from $1.5 million for the year ended September 30, 2003. The decrease in net interest income was primarily the result of declining interest rates and a continuing shift from loans to investments as described above. Our net interest margin was 2.61% for the year ended September 30, 2004 compared to 3.21% for the year ended September 30, 2003.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as automobile loans, residential real estate and other consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans such as commercial loans for which management has concerns about the borrowers' ability to repay are evaluated individually, and specific allowances are provided for such loans when necessary.

        Based on management's evaluation of these factors, provisions of $35,000 and $60,000 were made during the years ended September 30, 2004 and 2003, respectively. The decrease in provision for loan losses is primarily attributable to decreased loan levels as discussed above. The amount of general allowance allocations made for smaller balance homogeneous loans decreased during the year ended September 30, 2004 primarily resulting from the performance of the portfolio, actual losses and recoveries. Loan losses were $45,000 in fiscal 2004, down from $105,000 in fiscal 2003. Recoveries were $24,000 in fiscal 2004 and $22,000 in fiscal 2003.

        While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2004 was maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

        NON-INTEREST INCOME. Non-interest income decreased $186,000 to $959,000 for the year ended September 30, 2004 from $1.1 million for the year ended September 30, 2003. The overall decrease in non-interest income is primarily due to lower auto loan sales to Third Federal as discussed above. Origination income from loan sales to Third Federal decreased from $523,000 in 2003 to $314,000 in 2004 for a net reduction of $209,000 in that category. Gains in other areas, primarily loan servicing, partially offset this reduction. Third Federal has indicated that they will completely discontinue loan purchases from us upon the completion of the conversion and reorganization.

        NON-INTEREST EXPENSE. Non-interest expense was virtually unchanged in 2004 compared to 2003. With the reduction in loan volume, the loan processing expense decreased $22,000. However, this was offset by an increase in audit expense resulting from our proposed separation from Third Federal. The proposed transaction requires an opinion audit of Ohio Central Savings separate from the audit of Third Federal. For the three fiscal years immediately preceding fiscal 2004, Ohio Central Savings did not obtain a separate opinion audit but was instead included in the audit of Third Federal on a consolidated basis. Ohio Central Savings was charged only for its pro-rata share of the expense which was insignificant. In connection with the conversion and reorganization, we obtained a separate opinion audit which is contained in this prospectus. For 2004 and future years we will have an audit performed by the independent accounting firm that we have retained. Our expenses for marketing, human resources and other operational items may increase since we will no longer have the ability to share in such costs with Third Federal. See "Risk Factors - Our reliance on Third Federal for the past three years to provide several of our operational needs will terminate upon completion of the conversion and reorganization and thereby require us to find new providers which may be more costly."

        During fiscal 2004 our marketing expense decreased reflecting reduced marketing efforts. Automobile loan promotion was reduced in 2004 in anticipation of the separation from Third Federal in order to reduce costs. With the anticipated separation, we will lose an outlet for our automobile loans.

        INCOME TAX EXPENSE. Income tax expense decreased from $110,000 to $14,000 primarily as a result of a decrease in income before income taxes. Ohio Central Savings' effective federal income tax rate was 36% and 34% for 2004 and 2003, respectively.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003.

        GENERAL. Total assets increased by $5.5 million, or 11.0%, to $55.6 million at September 30, 2004 from $50.1 million at September 30, 2003. The increase is primarily a result of an increase in cash and cash equivalents of $2.6 million and securities held to maturity of $3.9 million. The increase in total assets was funded by an increase in customer deposits of $2.4 million and an increase in Federal Home Loan Bank advances of $4.0 million during 2004.

        ASSETS. Our loan portfolio decreased from $26.7 million (including loans held for sale of $619,000) to $26.2 million (including loans held for sale of $92,000) from September 30, 2003 to September 30, 2004. Our lending strategy has changed significantly during the past three years, emphasizing the origination of automobile loans and decreasing originations of mortgage loans since our affiliation with Third Federal. As a result, mortgage loans have decreased substantially from $17.6 million in September 2001 to $6.6 million in September 2004, representing a reduction of $11.0 million during the period we were affiliated with Third Federal.

        The decrease in mortgage loans was primarily due to the historically low interest rates that prompted our customers to refinance their mortgages to a lower rate. During this time Third Federal determined it was impractical to sell our customers' loans back to us due to the limited volume of loans and the overall size and structure of our respective institutions and instead packaged our loans with other loans they originated into securities that we purchased. This increased our holdings of mortgage-backed securities while reducing the balance of our one- to four-family residential mortgage loans. It was necessary for us to continue to have mortgage-backed assets in order to comply with the qualified thrift lender test and the Community Reinvestment Act. The net effect of replacing mortgage loans with mortgage-backed securities was to lower the asset risk levels and also lower the interest rate spread. This shift had a negative impact on the profitability of Ohio Central Savings. Until we are able to replace these assets with higher yielding residential mortgage loans this negative impact will continue.

        The securities purchased during this time consisted of Fannie Mae, Ginnie Mae and Freddie Mac mortgage-backed securities ("MBS") and were purchased from both Third Federal and the open market. Two MBS pools purchased from Third Federal were specifically created to meet Community Reinvestment Act requirements in the Dublin and Cleveland assessment areas. Other MBS pools were of shorter duration to manage interest rate risk while providing additional yield over cash investments. All securities were purchased and recorded at fair value. All of our Fannie Mae and Ginnie Mae securities, with the exceptions noted below, were purchased from an approved broker at fair market prices. During 2002 and 2003, four specified Fannie Mae pools were purchased from Third Federal at fair market prices. At September 30, 2004, these four Fannie Mae MBS pools had a book value and market value of $7.0 million.

        Our allowance for loan losses at September 30, 2004 was $231,000 or 0.71% of loans, compared to the $217,000 or .81% of loans at the end of September 30, 2003. To the best of management's knowledge, the allowance for loan losses represents losses that are both probable and reasonably estimable as of September 30, 2004. The allowance for loan losses consists of general reserve allocations made for pools of homogeneous loans and specific reserves on individual loans for which management has significant concerns regarding the borrowers' ability to repay the loans in accordance with the terms of the loans. Non-performing loans totaled $39,000 and $34,000 at September 30, 2004 and September 30, 2003, respectively. In determining the amount of allowance for loan loss allocations needed for non-performing loans, management has considered expected future borrower cash flows and the estimated realizable value of underlying collateral. The amount of allowance for loan losses allocated to individual loan relationships remained fairly stable in 2004 increasing from $68,000 at September 30, 2003 to $77,000 at September 30, 2004.

        DEPOSITS. Total deposits increased by $2.4 million, or 7.9%, to $32.3 million at September 30, 2004 from $29.9 million at September 30, 2003. NOW accounts and money market accounts increased $3.0 million while time deposits increased $1.7 million and savings deposits decreased $2.3 million. The increase in deposits was a result of our efforts to expand our customer base in existing markets through improved products and marketing. The number of deposit accounts has declined in recent years as we have focused on attracting larger balances, and we have implemented fee programs that discourage accounts with very low balances. We plan to continue this strategy following completion of the conversion and reorganization.

        BORROWINGS. Federal Home Loan Bank advances increased $4.0 million, or 32.0% to $16.5 million at September 30, 2004 from $12.5 million at September 30, 2003. The additional Federal Home Loan Bank advances obtained during 2003 were utilized to help fund loan growth during the year. We expect that Federal Home Loan Bank advances will continue to provide Ohio Central Savings with a significant additional funding source to meet the needs of its lending activities.

        SHAREHOLDER'S EQUITY. Total shareholder's equity increased $25,000 in fiscal 2004 net income, or 0.66%, to $3.75 million at September 30, 2004 from $3.73 million at September 30, 2003. The increase in equity is primarily due to the reduction in gain on sale for automobile loans sold to Third Federal discussed in more detail in the "Comparison of Results of Operation."

LIQUIDITY

        Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run-off that may occur in the normal course of business. Ohio Central Savings relies on a number of different sources in order to meet its potential liquidity demands. The primary sources are increases in deposit accounts and cash flows from loan payments and the securities portfolio.

        In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of September 30, 2004, Ohio Central Savings had additional borrowing capacity of $7.5 million with the Federal Home Loan Bank of Cincinnati. Additionally, Ohio Central Savings has access to the Federal Reserve Bank of Cleveland discount window for borrowing. The available line at the discount window is $14.0 million. The stock offering will increase our liquidity until such time that we deploy the net proceeds from cash and other short-term investments to loans consistent with our business plan submitted to the Office of Thrift Supervision in connection with the stock offering and our business strategy discussion in this Prospectus. See "-Business Strategy." The stock offering will also increase our regulatory capital. See "Pro Forma Regulatory Capital Analysis."

        Our stock offering will provide significant additional liquidity and capital resources. As our liquidity positions have historically been maintained to provide for loan demand and deposit run-off, the stock offering proceeds may provide excess liquidity in the near term. As shown in "Pro Forma Regulatory Capital Analysis," the stock offering will increase Ohio Central Savings' capital ratios, which already exceed minimum standards to be considered well-capitalized. The additional liquidity and capital resources from the stock offering will help provide for the future growth of Ohio Central Savings.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

        The following table presents Ohio Central Savings' longer term, non-deposit related, contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.

                                                                   SEPTEMBER 30, 2004
                                       --------------------------------------------------------------------------
                                        LESS THAN     ONE THROUGH   FOUR THROUGH       AFTER
                                        ONE YEAR      THREE YEARS    FIVE YEARS      FIVE YEARS         TOTAL
                                       -----------    -----------    -----------     -----------     ------------
                                                                       (IN THOUSANDS)
Federal Home Loan Bank advances......  $        --    $    10,500    $     2,300     $     3,650     $     16,450
Operating leases (premises)..........           49             29             --              --               78
                                       -----------    -----------    -----------     -----------     ------------

Borrowings and operating leases ......          49         10,529          2,300           3,650           16,528
                                       -----------    -----------    -----------     -----------     ------------

Undisbursed portion of loans closed...          --             --             --              98               98
Unused lines of credit ...............       3,371             --             --              --            3,371
                                       -----------    -----------    -----------     -----------     ------------

Total loan commitments................       3,371             --             --              98            3,469
                                       -----------    -----------    -----------     -----------     ------------

     Total contractual obligations
        and loan commitments.........  $     3,420    $    10,529    $     2,300     $     3,748     $     19,997
                                       ===========    ===========    ===========     ===========     ============

CAPITAL RESOURCES

        At September 30, 2004, shareholder's equity totaled $3.8 million. Management monitors the capital levels of Ohio Central Savings to provide for current and future business opportunities and to meet regulatory guidelines for "well capitalized" institutions.

        Ohio Central Savings is required by the Office of Thrift Supervision to meet minimum capital adequacy requirements. Ohio Central Savings' actual and required levels of capital as reported to the Office of Thrift Supervision at September 30, 2004 are as follows:

                                                                                                     TO BE WELL
                                                                                                  CAPITALIZED UNDER
                                                                            FOR CAPITAL           PROMPT CORRECTIVE
                                                       ACTUAL            ADEQUACY PURPOSES        ACTION PROVISIONS
                                              ---------------------    ---------------------   -----------------------

                                                 AMOUNT      RATIO       AMOUNT      RATIO        AMOUNT       RATIO
                                                                       (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 30, 2004
Total capital (to risk weighted assets)....   $   3,985     13.86%     $   2,311      8.0%      $   2,889      10.0%
Tier 1 (core) capital (to risk weighted
   assets).................................   $   3,754     13.067%    $   1,155      4.0%      $   1,733       6.0%
Tier 1 (core) capital (to adjusted total
   assets).................................   $   3,754     6.76%      $   2,228      4.0%      $   2,785       5.0%

        At September 30, 2004, Ohio Central Savings exceeded all regulatory minimum capital requirements and was considered to be "well-capitalized." In addition, as of September 30, 2004 we were not aware of any recommendation by a regulatory authority which, if it were implemented, would have a material effect on our liquidity, capital resources or operations.

        Under regulations of the Office of Thrift Supervision, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a six-tiered system of restrictions, with the greatest flexibility afforded to savings associations which are both well-capitalized and given favorable qualitative examination ratings by the Office of Thrift Supervision. For example, a savings association which is given one of the two highest examination ratings and has "capital" equal to its fully phased-in regulatory capital requirements (a tier 1 institution) could make capital distributions in any year of 100% of its retained net income for the calendar year-to-date period plus net income for the previous two calendar years (less any dividends previously paid) as long as the savings associations would remain "well-capitalized," following the proposed distribution. Other savings associations would be subject to more stringent procedural and substantive requirements, the most restrictive being prior Office of Thrift Supervision approval of any capital distribution.

INFLATION

        The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the growth of total assets, it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of the inflationary changes in the consumer price index ("CPI") coincides with changes in interest rates. The price of one or more of the components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those goods and services normally purchased by Ohio Central Savings. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the opposite may occur.

ASSET/LIABILITY MANAGEMENT

        Ohio Central Savings is subject to interest rate risk to the extent that its interest-bearing liabilities, primarily deposits and Federal Home Loan Bank advances, reprice more rapidly or at different rates than its interest-earning assets.

        In order to minimize the potential for adverse effects of material prolonged increases or decreases in interest rates on our results of operations, we have adopted an asset and liability management policy. The board of directors sets the asset and liability policy for Ohio Central Savings, which is implemented by the Asset/Liability Committee.

        The purpose of this Committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The Committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

        The Committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate exposure limits versus current projections pursuant to market value of portfolio equity analysis and income simulations. The Committee recommends appropriate strategy changes based on this review. The Committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors at least quarterly.

        A key element of Ohio Central Savings' asset/liability plan is to protect net earnings by managing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities. Historically, Ohio Central Savings has sought to reduce exposure to its earnings through the use of adjustable rate loans and through the sale of certain fixed rate loans in the secondary market, and by extending funding maturities through the use of Federal Home Loan Bank advances.

        As part of its efforts to monitor and manage interest rate risk, Ohio Central Savings uses a Net Portfolio Value ("NPV") methodology, which is similar to the NPV methodology adopted by the Office of Thrift Supervision as part of its capital regulations. In essence, this approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities. Management and the board of directors review model estimates of NPV on a quarterly basis to determine whether Ohio Central Savings' interest rate exposure is within the guidelines and limits established by the board of directors in the Ohio Central Savings' interest rate risk policy.

        The model used by Ohio Central Savings incorporates the actual balance sheet and interest rates at a point in time as the starting position. For NPV computations, the immediate and permanent rate shocks prescribed by the Office of Thrift Supervision are applied to the actual interest rates used to price assets and liabilities at the starting point of the model. For net interest income simulation over periods of time in to the future, interest rates are assumed to rise over a 12 month period to the Office of Thrift Supervision shock level. As part of the simulation process, assumptions about future loan and deposit origination activity are incorporated into the model. The model also incorporates prepayment assumptions and core deposit decay rates that are designed to estimate consumer decisions regarding prepayment of loans and withdrawal of deposits and interest rate change.

        Ohio Central Savings' asset/liability management strategy dictates acceptable limits on the amounts of change given certain changes in interest rates. For decreases in interest rates of 100, 200 and 300 basis points, Ohio Central Savings' policy requires the NPV ratio to be at least 6.63%, 6.00%, and 5.38%, respectively. For interest rate increases of 100, 200 and 300 basis points, our policy dictates that our NPV ratio should not fall below 6.63%, 6.00% and 5.38%, respectively. As illustrated by the table below, we are in compliance with this aspect of our asset/liability management policy.

        The table presented below, as of September 30, 2004, is an analysis of the Ohio Central Savings' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 100 basis points.

        Specifically, the table below indicates that Ohio Central Savings' NPV was $3.97 million or 6.99% of the market value of portfolio assets as of September 30, 2004. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $351,000 decrease in our NPV and would result in a 45 basis point decrease in our NPV ratio to 6.54%.

                                                                   NPV AS % OF PORTFOLIO VALUE
                                       NPV                                  OF ASSETS
                 --------------------------------------------     ----------------------------
                                ESTIMATED INCREASE (DECREASE)
  CHANGE IN                                IN NPV
INTEREST RATES    ESTIMATED     -----------------------------
(BASIS POINTS)    NPV ($000)        AMOUNT         PERCENT          NPV RATIO      BP CHANGE
                 ------------   --------------  -------------     -------------  -------------
                                   (DOLLARS IN THOUSANDS)
    +300          $    3,458     $      (518)       (13.03%)           6.32%         (67 bp)
    +200               3,625            (351)        (8.84%)           6.54          (45 bp)
    +100               3,742            (234)        (5.90%)           6.67          (32 bp)
       0               3,976              --             --            6.99              --
    -100               4,061              85          2.12%            7.05            6 bp

        Our NPV may also be negatively impacted by decreases in interest rates as the current interest rate environment limits our ability to significantly reduce interest rates on many of our deposit products.

        In addition to monitoring selected measures of NPV, management also monitors effects on net interest income resulting from increases or decreases in interest rates. This process is used in conjunction with NPV measures to identify excessive interest rate risk. In managing its asset/liability mix, Ohio Central Savings, depending on the relationship between long and short term interest rates, market conditions and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of increasing or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected decreases in interest rates which may result from such a mismatch. Management believes that Ohio Central Savings' level of interest rate risk is acceptable based upon the results of this approach.

        The following table presents the estimated net interest income calculated by Ohio Central Savings' internal simulation model for rate environments where the shock takes place over a 12-month period.


   CHANGE IN INTEREST RATES    ESTIMATED NET INTEREST     DOLLAR CHANGE IN    PERCENTAGE CHANGE IN NET
  (BP CHANGE OVER 12 MONTHS)           INCOME            NET INTEREST INCOME      INTEREST INCOME
-----------------------------  ----------------------    -------------------  ------------------------
                                           (DOLLARSIN THOUSANDS)
            +300                      $ 1,266                  $  115                  9.99%
            +200                        1,235                      84                  7.30
            +100                        1,200                      49                  4.26
               0                        1,151                      --                     0
            -100                        1,074                     (77)                (6.69)

        In evaluating the Ohio Central Savings' exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable rate mortgages (ARMs), have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Ohio Central Savings considers all of these factors in monitoring its exposure to interest rate risk.

        A common industry measure of interest rate sensitivity is "GAP" analysis, which measures the difference between the repricing of assets and liabilities for a given set of assumptions. Management believes that this type of a static measure (one that does not take into account changes in consumer behavior and changing interest rates) is not as useful a measure of interest rate risk compared to the NPV and income simulation methods discussed above. Ohio Central Savings' GAP analysis at September 30, 2004 calculated using an industry standard format is shown below. Management believes that a particularly significant limitation of the analysis is the classification of non-maturity deposits into the three month and under repricing categories. Actual consumer behavior over a long period of time through rising and falling rate cycles indicates that these deposits are much less susceptible to repricing, thereby making the GAP analysis less meaningful.

                                                        PERIOD TO REPRICING
                              -----------------------------------------------------------------------
                                           MORE                 MORE               MORE
                                           THAN       MORE      THAN      MORE     THAN
                                           THREE    THAN SIX    ONE     THAN TWO   THREE      MORE
                                THREE      MONTHS    MONTHS    YEAR TO  YEARS TO  YEARS TO    THAN
                                MONTHS     TO SIX    TO ONE     TWO       THREE     FIVE      FIVE
                               OR LESS     MONTHS     YEAR      YEARS     YEARS     YEARS     YEARS     TOTAL
                              ---------- --------- ---------- --------- --------- --------- --------- ----------
                                                   (DOLLARS IN THOUSANDS)
Interest-earning
  assets (1):
  Loans receivable(2).......   $  4,114  $  3,586   $  4,734   $  5,680  $  3,163  $  3,174  $  1,983   $ 26,434
  Investment securities.....      1,304       777      1,966      2,659     3,162     4,496     8,607     22,971
  Interest-bearing
    balances................      3,820        --         99         --        --        --        --      3,919
  FHLB stock................        689        --         --         --        --        --        --        689
    Total interest-earning
     assets.................      9,927     4,363      6,799      8,339     6,325     7,670    10,590     54,013

Interest-bearing
  liabilities:
  Savings deposits (3)(4)...     13,687        --         --         --        --        --        --     13,687
  Money market deposits(3)..      3,007        --         --         --        --        --        --      3,007
  NOW deposits (3)..........      6,838        --         --         --        --        --        --      6,838
  Certificate accounts......        752       965      1,743      1,488       529     1,892     1,359      8,728
  FHLB advances.............         --        --         --      9,250     1,250     2,300     3,650     16,450
    Total interest-bearing
     liabilities............     24,284       965      1,743     10,738     1,779     4,192     5,009     48,710

Interest sensitivity
  gap (5)...................    (14,357)    3,398      5,056     (2,399)    4,546     3,478     5,581      5,303
Cumulative interest
  sensitivity gap...........    (14,357)  (10,959)    (5,903)    (8,302)   (3,756)     (278)    5,303
Cumulative interest
  sensitivity gap as a
  percentage of earning
  assets....................     (26.58)%  (20.29)%   (10.93)%   (15.37)%   (6.95)%   (0.51)%    9.82%

---------------------------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of schedule rate adjustments and contractual maturities.
(2) For the purposes of the gap analysis, the allowance for loan losses, deferred loan fees, unearned income, and non-accrual loans have been excluded.
(3) For the purposes of the gap analysis, 100% of savings deposits, money market deposits and NOW account balances are assumed to be rate sensitive and are included in the three months or less category.
(4)     Includes borrowers' escrow payments.
(5) Interest sensitivity gap represents the difference between interest-earning assets and interest-bearing liabilities.

        The board of directors and management of Ohio Central Savings believe that certain factors afford Ohio Central Savings the ability to operate successfully despite its exposure to interest rate risk. Ohio Central Savings manages its interest rate risk by originating and retaining adjustable rate loans in its portfolio and by normally selling currently originated fixed rate one- to-four-family real estate loans.

        The board of directors and management of Ohio Central Savings believe in an active approach to managing interest rate risk. The board of directors and management have instituted policies and procedures that ensure compliance with the overall goals of the organization as well as the regulatory limits imposed on Ohio Central Savings. These policies and procedures are designed to ensure management and board awareness of our interest rate risk exposure; enable dynamic measurement and management of interest rate risk; use both interest income and market value oriented techniques to select strategies that optimize the relationship between risk and return; and establish interest rate risk exposure limits for fluctuations in net interest income and NPV. These activities help the board and management to select strategies intended to optimize the ability of Ohio Central Savings to meet its long-range financial goals while maintaining interest rate risk within policy limits established by the board of directors. Interest rates and loan characteristics are inherently volatile and subject to wide fluctuations over time. The interest rate risk monitoring and management program cannot provide a guarantee of acceptable results.

        Ohio Central Savings' investment strategy is to maintain a diversified portfolio of high quality investments that balances the goals of minimizing interest rate and credit risks while striving to maximize investment return and provide liquidity necessary to meet funding needs.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

        The following tables sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                    AT                               FOR THE YEAR ENDED SEPTEMBER 30,
                                SEPTEMBER    ------------------------------------------------------------------------------------
                                 30, 2004                      2004                                        2003
                                ----------   -----------------------------------------  -----------------------------------------
                                  AVERAGE       AVERAGE                     AVERAGE        AVERAGE                     AVERAGE
                                YIELD/COST      BALANCE       INTEREST     YIELD/COST      BALANCE       INTEREST     YIELD/COST
                                ----------   -------------   ----------   ------------  -------------   ----------   ------------
INTEREST-EARNING ASSETS                                        (DOLLARS IN THOUSANDS)
-----------------------
Loans (including loans held
  for sale)(1)...............       5.50%    $  26,019      $   1,597         6.14%     $   29,243      $ 2,081          7.12%
Securities held to maturity
  and other interest-earning
  assets(3) .................       3.93        26,830          1,076         4.01          16,726          592          3.54
                                ----------   -------------   ----------   ------------  -------------   ----------   ------------
   Total interest-earning
     assets..................       4.70        52,849          2,673         5.06          45,969        2,673          5.81
                                ----------
Non-Interest earning assets..                    1,752                                       1,949
                                             -------------                              -------------
   Total assets..............                $  54,601                                  $   47,918
                                             =============                              =============

INTEREST-BEARING LIABILITIES
----------------------------
Savings deposits.............       0.23     $  14,100             32         0.23      $   12,584           29          0.23
Money market accounts........       1.18         3,103             26         0.84           3,576           36          1.01
NOW deposits                        1.73         5,297             54         1.02           3,402            4          0.12
Certificates of deposit......       3.94         8,344            401         4.81          10,611          510          4.81
                                ----------   -------------   ----------   ------------  -------------   ----------   ------------
   Total deposits............       1.65        30,844            513         1.66          30,173          579          1.92

Borrowings...................       4.81        16,200            781         4.82%          9,783          617          6.31
                                             -------------   -----------  ------------  -------------   ----------   ------------
   Total interest-bearing
     liabilities.............                   47,044          1,294         2.75          39,956        1,196          2.99
                                                             ----------   ------------                  ----------   ------------
Non-Interest bearing
  liabilities................                    3,788                                       4,352
                                             -------------                              -------------
   Total liabilities.........                   50,832                                      44,308
Stockholders' equity.........                    3,769                                       3,610
                                             -------------                              -------------
   Total liabilities and
     stockholder's equity....                $  54,601                                  $   47,918
                                             =============                              =============
Net interest income..........                                $  1,379                                   $ 1,477
                                                             ==========                                 ==========
Net interest rate spread.....       2.01%                                     2.31%                                      2.82%
                                ==========                                ============                               ============
Net earning assets...........                $   5,805                                  $    6,013
                                             =============                              =============
Net interest margin(4).......                                                 2.61%                                      3.21%
                                                                          ============                               ============
Ratio of interest-earning
  assets to interest-bearing
  liabilities................                   112.34%                                     115.05%

--------------------------
(1)     Calculated net of deferred fees and loss reserves.
(2) Calculated based on carrying value. Not full tax equivalents, as the numbers would not change materially from those presented in the table.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)     Net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

        The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate; and (2) changes in rate, which are changes in rate multiplied by the old volume; and (3) changes not solely attributable to rate or volume have been allocated proportionately to the change due to volume and the change due to rate.

                                             FOR THE YEARS ENDED SEPTEMBER 30,
                                                       2004 VS. 2003
                                      ------------------------------------------------
                                          INCREASE/(DECREASE)       TOTAL INCREASE
                                                DUE TO                (DECREASE)
                                      ---------------------------- -------------------
                                        VOLUME          RATE
                                                      (IN THOUSANDS)
INTEREST-EARNING ASSETS
Loans receivable....................  $     (215)  $     (269)     $     (484)
Securities and other................         397           87             484
                                      ----------   ----------      ----------
Total interest-earning assets.......         182         (182)             --
                                      ----------   ----------      ----------

INTEREST-BEARING LIABILITIES:
Savings deposits....................           3           --               3
Money market accounts...............          (4)          (6)            (10)
NOW deposits........................           3           47              50
Time deposits.......................        (109)          --            (109)
FHLB advances.......................         256          (92)            164
                                      ----------   ----------      ----------
Total interest-bearing liabilities..         149          (51)             98
                                      ----------   ----------      ----------

Net interest income.................  $       33   $     (131)     $      (98)
                                      ==========   ==========      ==========

CRITICAL ACCOUNTING POLICIES

        Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, changes in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policy is the determination of the allowance for loan losses. Accounting policies considered critical to other financial institutions, such as determining the fair value of securities, accounting for deferred income taxes, and the valuation of intangible assets including goodwill, are not considered critical to Ohio Central Savings, as the carrying value of its securities is amortized cost since it holds its securities to maturity; it has no significant temporary book to tax differences that involve significant estimates or assumptions in determining its deferred tax assets; and it has no intangible assets. These areas do not involve significant estimates or assumptions for Ohio Central Savings. Ohio Central Savings' accounting policies are discussed in detail in Note 1 of the "Notes to the Consolidated Financial Statements."

        The allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio. Determining the amount of the allowance is considered a critical accounting estimate because it requires significant judgment about the collectibility of loans and the factors that deserve consideration in estimating probable credit losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using the past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Management evaluates the adequacy of the allowance at least quarterly. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as special mention, substandard, or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. Management relies on observable data from internal and external sources to evaluate each of these factors, adjust assumptions and recognize changing conditions to reduce differences between estimated and actual observed losses from period to period. The evaluation of the allowance also takes into consideration the inherent imprecision of loss estimation models and techniques and includes general reserves for probable but undetected losses in categories of loans. While Ohio Central Savings continually refines and enhances the loss estimation models and techniques it uses to determine the appropriateness of the allowance for loan losses, there have been no material substantive changes to such models and techniques compared to prior periods. The portfolio consists primarily of smaller balance homogeneous loans, therefore, impaired loans are analyzed primarily on a pooled basis for purposes of establishing the allowance for loan losses.

        The allowance for loan losses and related provision expense can also be susceptible to material change as a result of significant changes in individual borrower circumstances on larger dollar loans. Given that Ohio Central Savings' portfolio consists primarily of automobile loans, the variability in the allowance and provision for loan losses would normally be the result of economic and other trends in its lending market area, changes in the quality of its lending staff, collection practices and loan administration. Adverse changes in these areas could result in increases in non-performing loans and loan charge-offs, requiring increases to the provision and allowance for loan losses.

        The allowance for loan losses was $231,000 at September 30, 2004 and $217,000 at September 30, 2003. The increase in the allowance for loan losses from September 30, 2003 to September 30, 2004 was the result of funding the allowance for probable loan losses in excess of charged-off loans occurring in 2004. The allowance for loan losses as a percentage of total loans was 0.88% at September 30, 2004 and 0.81% at September 30, 2003. Provision for loan losses totaled $35,000 and $60,000 for the year ended September 30, 2004 and 2003. The increased provision in fiscal 2004 resulted primarily from an decrease in charge-offs during the year. Net charge-offs decreased from $83,000 in fiscal 2003 (35% of the beginning allowance balance) to $21,000 (10% of the beginning allowance balance), illustrating the variability in loan quality and losses. Changes in economic conditions, the nature and size of the loan portfolio and individual borrower conditions that cause charge-offs or delays in collection can dramatically impact our required level of allowance for loan losses in relatively short periods of time. The amount of allowance for loan losses allocated to individually evaluated loan relationships was $77,000 at September 30, 2004, and $68,000 at September 30, 2003. Management anticipates that additional provisions for loan losses will need to be made in the future as Ohio Central Savings continues to grow and add additional loan accounts. See "- Changes in Lending and Growth and Types of Loans."

        The following table illustrates the sensitivity of Ohio Central Savings' earnings to changes in the allowance for loan losses assuming, for illustration purposes only, a doubling of the average net charge-offs for the years ended September 30, 2003, and September 30, 2004. Recoveries are assumed to be unchanged.

                                                                        AT OR FOR THE YEARS ENDED
                                                                              SEPTEMBER 30,
                                                                     -------------------------------
                                                                         2004               2003
                                                                     ------------       ------------
                                                                            (DOLLARS IN THOUSANDS)
Balance at beginning of year.....................................    $        217       $        240

Charge-offs:
     Total assumed charge-offs (1)...............................             150                150
                                                                     ------------       ------------

Recoveries:
     Total recoveries............................................              24                 22
                                                                     ------------       ------------

Net (charge-offs) recoveries.....................................             (21)              (128)
Actual provision for loan losses.................................              35                 60
                                                                     ------------       ------------
Increase in provision required to achieve actual end of year
balance..........................................................             105                 45

Balance at end of year...........................................    $        231       $        217
                                                                     ============       ============

Actual net income................................................    $         25       $        214
Net income (loss) after provision increase.......................             (80)               169
                                                                     ------------       ------------
Change in net income due to provision increase...................    $       (420%)     $        (21%)

--------------------
(1) Actual charge-offs and calculation of the average and doubled average illustrated above are shown as follows:

                                                                                   Double the average
                      For the Year Ended   For the Year Ended    Average for the    for the two-year
                      September 30, 2003   September 30, 2004    two-year period         period
                     -------------------- --------------------  -----------------  --------------------
Total charge-offs       $        45,000     $       105,000      $       75,000      $     150,000

RECENT ACCOUNTING STANDARDS

        In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on Ohio Central Savings' financial statements since it does not have these types of instruments.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this Statement did not have an impact on Ohio Central Savings' financial statements since it does not have these types of instruments.

        In December 2003, the FASB issued Interpretation ("FIN") No. 45, "Grantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This

Interpretation requires recognizing the fair value of guarantees made and information about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. Interpretation 45 covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. The adoption of this Statement did not have an impact on Ohio Central Savings' financial statements since it does not have these types of instruments.

        In December 2003, FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." This Interpretation, as revised in December 2003, changes the accounting model for consolidation from one based on consideration of control through voting interests. Whether to consolidate an entity will now also consider whether that entity has sufficient equity at risk to enable it to operate without additional financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportional to the equity interest and substantially all the entity's activities are conducted for an investor with few voting rights. The adoption of this Statement did not have an impact on Ohio Central Savings' financial statements.

        In November 2003, Emerging Issues Task Force ("EITF") Consensus 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" was updated to require additional numerical and narrative disclosures for debt and marketable equity securities that have unrealized losses. Ohio Central Savings included the disclosures in the 2004 consolidated financial statements.

        EITF 03-1 also contains measurement and recognition guidance, the effective date of which has been delayed due to additional proposed guidance expected to be finalized in 2005. The original guidance indicated that for equity securities (including cost method investments), and for debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost, an impairment is other-than-temporary unless the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for a forecasted recovery of fair value up to (or beyond) the cost of the investment, and evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. For all other debt securities, an impairment shall be deemed other than temporary if the investor does not have the ability and intent to hold an investment until a forecasted recovery of fair value up to (or beyond) the cost of the investment, which in certain cases may mean until maturity, or it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security. If the impairment is other than temporary, the investor should recognize impairment equal to the difference between the investment's cost and its fair value. The impairment loss should be recognized in earnings equal to the difference between cost and fair value of the investment at the end of the reporting period. The fair value becomes the new cost basis of the investment and should not be adjusted for subsequent recoveries in fair value.

        EITF 03-1 was further updated to state that "Although not presumptive, a pattern of selling investments at a loss prior to the forecasted recovery of fair value may call into question the investors' intent" to hold the securities until they recover from their loss position. Thus, such an investor may not be able to demonstrate that it has the ability and intent to hold other available for sale securities in a loss position until their fair value recovers.

        We are continuing to evaluate the impact of EITF 03-1. The amount of other-than-temporary impairment to be recognized, if any, will be dependent on market conditions, management's intent and ability to hold investments until a forecasted recovery, and the finalization of the proposed guidance.

        In March 2004, Staff Accounting Bulletin No. 105 was issued, which provides guidance regarding loan commitments that are accounted for as derivative instruments under Statement of Financial Accounting Standards No. 133 (as amended), "Accounting for Derivative Instruments and Hedging Activities." In this Bulletin, the Securities and Exchange Commission ruled that the amount of expected servicing rights should not be included when determining the fair value of derivative interest rate lock commitments. This guidance must be applied to rate locks initiated after March 31, 2004. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        On December 16, 2004, the FASB issued SFAS 123 Revised, "Share-Based Payment," which requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Ohio Central Savings currently has no stock options outstanding, but the adoption of this statement could materially increase compensation expense in future financial statements if stock options are granted as contemplated in the plan of conversion.

                            BUSINESS OF OC FINANCIAL

        OC Financial was incorporated in the State of Maryland on December 14, 2004. We have not engaged in any business to date. Upon completion of the conversion and reorganization, we will own all of the issued and outstanding stock of Ohio Central Savings. We estimate net proceeds from the conversion and reorganization will be between $4.6 million and $6.4 million, or $7.4 million if the offering range is increased by 15%. Approximately $3.5 million to $3.7 million of the net proceeds, or $3.8 million if the offering range is increased by 15%, will be invested in Ohio Central Savings. OC Financial intends to retain between $1.1 million and $2.7 million of the net proceeds, or $3.6 million if the offering range is increased by 15%. We intend to utilize funds we retain to provide a loan to our employee stock ownership plan to purchase shares in the offering and for general corporate purposes. We will use a portion of the net proceeds to replenish the funds used by Ohio Central Savings to redeem its outstanding common stock issued to TFS Financial Corporation and to make a loan to our employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

        In the future, OC Financial, as the holding company of Ohio Central Savings, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings association holding companies, which may include the acquisition of banking and financial services companies. See "Supervision and Regulation - Holding Company Regulation - Permitted Activities" for a discussion of the activities that are permitted for savings association holding companies. We currently have no specific arrangements or understandings regarding any specific acquisition transaction. We may also borrow funds for reinvestment in Ohio Central Savings.

        Following the conversion and reorganization, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends received from Ohio Central Savings. Initially, OC Financial will neither own nor lease any property, but will instead pay a fee to Ohio Central Savings for the use of its premises, equipment and furniture. At the present time, we intend to utilize only persons who are officers of Ohio Central Savings to serve as officers of OC Financial. We will, however, use the support staff of Ohio Central Savings from time to time. We will pay a fee to Ohio Central Savings for the time devoted to OC Financial by employees of Ohio Central Savings. However, these persons will not be separately compensated by OC Financial. OC Financial may hire additional employees, as appropriate, to the extent it expands its business in the future.

                        BUSINESS OF OHIO CENTRAL SAVINGS

GENERAL

        Ohio Central Savings is a full-service, community-oriented savings institution with total assets of $55.6 million, total net loans of $26.2 million and total deposits of $32.3 million at September 30, 2004. We provide financial services to individuals, families and businesses through our two full-service banking offices, located in Dublin and Cleveland, Ohio. Ohio Central Savings was originally organized in 1949 as an Ohio-chartered credit union. As a credit union, Ohio Central Savings could only serve customers that were members of its field of membership group, which consisted of employees of about 200 various employers located in the State of Ohio. Ohio Central Savings converted to a federal mutual savings association in 1998 and as a result can serve any member of the public. Ohio Central Savings reorganized into the mutual holding company structure in September 2001 by becoming a wholly-owned subsidiary of TFS Financial which is a wholly-owned subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC, a mutual holding company.

        Ohio Central Savings' business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in new and used automobile loans, as well as one- to four-family residential mortgage loans and in agency securities and mortgage-backed securities. We also make, to a much lesser extent, other consumer loans, commercial real estate loans and commercial business loans. In 2003, we also organized AutoARM(R) to underwrite, fund and/or service automobile loans for other institutions. We are currently marketing its services and anticipate reaching agreements with a few institutions in the near future. We design our service delivery channels to suit the needs of our customers, with an emphasis on delivering services electronically and on-demand at our customers' convenience.

        Ohio Central Savings continues to serve the customers and businesses that were affiliated with Ohio Central Savings when the institution was a credit union. Many of the businesses continue to provide Ohio Central Savings with payroll deposit and direct deposit from their employees. They also continue to distribute information about accounts and services offered by Ohio Central Savings and encourage participation from their employees.

        During our affiliation with Third Federal, a major part of our business was originating, selling and servicing automobile loans for Third Federal. Originations and sales to Third Federal will be discontinued as a part of this transaction. The servicing of existing loans that we sold to Third Federal will continue until all the loans in the portfolio are repaid.

        We seek to distinguish ourselves through proactive customer service. We identify and meet customer needs in a professional manner through market research, continuing education of our employees, systems-based internal coordination and performance-tracking.

MARKET AREA

        At September 30, 2004, we had a full-service banking office located in each of Dublin and Cleveland, Ohio. Our primary market for deposits is currently concentrated around the areas where our full-service banking offices are located. Our primary lending area consists of the counties where our two offices are located and the counties contiguous to such counties. We have less than a 1% loan and deposit share in our market area.

        Dublin is located in the Columbus, Ohio metropolitan area. Columbus is located in Franklin County. The county has a diversified economy, employment base and population base. The unemployment rate was 4.8% as of August, 2004, as compared to 5.4% in the United States as a whole. The population of Franklin County increased at an annual growth rate of approximately 0.6% between 2000 and 2004, compared to an annual growth rate of 1.0% for the United States as a whole during the same period. Dublin is an upscale suburb of Columbus located on the northwest side. Dublin is an active growth area with very active residential and commercial development. The Ohio Central Savings office is located just off Interstate 270, the Columbus outer beltway. The office is easily accessible from the Columbus metropolitan area with travel time to the city center of less than 20 minutes. Two of the largest employers in Franklin County are the State of Ohio and Ohio State University, each based in Columbus. Franklin County is also home to several major medical centers. We have about 50.0% of our loans based in Franklin County and about 21.0% of our loans in Cuyahoga County and we have about 39.0% of our deposits based in Cuyahoga County and about 60% of our deposits in Franklin County.

        The Cleveland office is located in the University Circle Area on the east side of Cleveland. Cleveland is located in Cuyahoga County. The county had an unemployment rate of 6.5% as of August 2004, with the State of Ohio having an unemployment rate of 6.3%. Contrasted with Franklin County, the population of Cuyahoga County has been shrinking at a rate of 0.5% over the period of 2000 to 2004. The area consists mainly of the campus of Case Western Reserve University and the Cleveland Clinic as well as several museums and the Cleveland Playhouse. The area is fairly congested and is not easily accessible for much of the Cleveland metropolitan area as it is not near a major highway. Cuyahoga County is home to two large automobile manufacturers in addition to the university.

        Ohio Central Savings has maintained relationships with the employer organizations that it served as a credit union. These employers still provide Ohio Central Savings with payroll deduction from their employees, and opportunities to solicit business from their employees and to continue to offer our programs and products to their employees. In Cleveland, these businesses are located close to our office and include a number of the companies located in University Circle. In Columbus, the businesses are more evenly distributed around the metropolitan area. Ohio Central Savings has continued to tailor its operations to ensure exceptional service to these sponsor organizations including establishing hours and operations to meet their specific needs. We do not anticipate any change in these relationships as a result of the conversion and reorganization.

LENDING ACTIVITIES

        GENERAL. We primarily originate new and used automobile loans. While we have originated a limited amount of one- to four-family residential mortgage loans in the past three years, we plan to originate more one- to four-family mortgage loans in the future. In addition, we originate commercial real estate, commercial business loans and consumer loans.

        As of September 30, 2004, $17.5 million, or 66.3%, of our total loan portfolio consisted of new and used automobile loans, $6.6 million, or 24.9%, of our total loan portfolio consisted of one- to four-family residential real estate loans (substantially all of which were originated prior to our affiliation with Third Federal in 2001). Home equity loans constituted $864,000 or 3.2% of our loan portfolio. Commercial real estate loans and commercial business loans constituted $736,000 or 2.8% of our total loan portfolio.

        At September 30, 2004, the maximum amount which we could have loaned to any one borrower and the borrower's related entities under applicable regulations was generally $500,000. Our five largest lending relationships at September 30, 2004 were as follows: (1) a $484,408 total loan relationship secured by a first mortgage on a one- to four-family dwelling, a home equity line of credit and an automobile, (2) a $426,228 loan secured by a retail establishment, (3) a $397,685 loan secured by a first mortgage on a one- to four-family dwelling, (4) a $345,829 loan secured by a first mortgage on a one- to four-family dwelling, and (5) a $344,153 loan secured by a first mortgage on a one- to four-family dwelling.

        LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio (including loans held for sale) by type of loan at the dates indicated.

                                                                            AT SEPTEMBER 30,
                                                     -----------------------------------------------------------
                                                                  2004                            2003
                                                     ---------------------------     ---------------------------
                                                        AMOUNT         PERCENT         AMOUNT          PERCENT
                                                     ------------    -----------     ------------    -----------
                                                                         (DOLLARS IN THOUSANDS)
REAL ESTATE LOANS
One- to four-family..............................    $      6,595          24.95%    $      8,044          29.88%
Home equity......................................             864           3.27            1,296           4.81
One- to four-family construction.................              --             --               --             --
                                                     ------------    -----------     ------------    -----------
   Total real estate loans.......................           7,459          28.22            9,340          34.69
                                                     ------------    -----------     ------------    -----------

OTHER LOANS
Automobile (1)...................................          17,508          66.23           15,992          59.41
Other consumer...................................             731           2.77              821           3.05
                                                     ------------    -----------     ------------    -----------
   Total consumer loans..........................          18,239          69.00           16,813          62.46
                                                     ------------    -----------     ------------    -----------

Commercial real estate...........................             645           2.44              673           2.50
Commercial business..............................              91           0.34               94           0.35
                                                     ------------    -----------     ------------    -----------
   Total loans...................................          26,434         100.00%          26,920         100.00%
                                                                     ===========                     ===========

Net deferred fees, costs and premiums............              (6)                             (3)
Allowance for loan losses........................            (231)                           (217)
                                                     ------------                    ------------
   Total loans, net..............................    $     26,197                    $     26,700
                                                     ============                    ============

--------------------
(1) Including loans held for sale in the amount of $92,000 and $619,000 at September 30, 2004 and 2003, respectively.

        LOAN PORTFOLIO MATURITIES AND YIELDS. The following table summarizes the scheduled maturities of our loan portfolio at September 30, 2004. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. No effect is given to amortization or prepayments.

                            ONE- TO FOUR-FAMILY         HOME EQUITY           AUTOMOBILE(2)           OTHER CONSUMER
                          ----------------------  ----------------------  ----------------------  ----------------------
                                       WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                                        AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                            AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                              (DOLLARS IN THOUSANDS)
Due During the Years
Ending September 30,
--------------------
2005 (1)...............    $      --        --%    $      38      6.21%     $     798      5.47%     $    647       9.12%
2006 to 2009...........          552      5.39           466      6.62         11,559      4.95            84      10.20
2010 and beyond........        6,043      5.74           360      7.06          5,151      3.90            --         --
                           ---------               ---------                ---------                --------

         Total.........    $   6,595      5.27%    $     864      6.79%     $  17,508      4.23%     $    731       9.25%
                           =========               =========                =========                ========

-------------------------------
(1) Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
(2)     Includes loans held for sale.

                               COMMERCIAL
                               REAL ESTATE           COMMERCIAL BUSINESS            TOTAL
                           ----------------------  ----------------------  ----------------------
                                        WEIGHTED                WEIGHTED                WEIGHTED
                                         AVERAGE                 AVERAGE                 AVERAGE
                             AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                           ----------  ----------  ----------  ----------  ----------  ----------
                                                   (DOLLARS IN THOUSANDS)
Due During the Years
Ending September 30,
--------------------
2005 (1)...............    $      --        --%     $       3     6.5%      $   1,486      7.07%
2006 to 2009...........           --        --             88     7.44         12,749      5.14
2010 and beyond........          645      9.31             --       --         12,199      5.19
                           ---------                ---------               ---------

         Total.........    $     645      9.31%     $      91     7.41%     $  26,434      5.50%
                           =========                =========               =========

---------------------
(1) Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
(2)     Includes loans held for sale in the amount of $92,000.

        LOAN REPRICING. The following schedule illustrates the interest rate sensitivity of Ohio Central Savings' loan portfolio (including loans available for sale) at September 30, 2004. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the loan reprices. The schedule does not include scheduled payments or potential prepayments.

                                                          Real Estate
                                        ---------------------------------------------
                                         ONE- TO FOUR-    COMMERCIAL
                    DUE                     FAMILY        REAL ESTATE    HOME EQUITY      AUTOMOBILE(1)
                    ---                     ------        -----------    ------------     -------------
                                                                (In thousands)
Within 1 year(1)..................      $       119      $        --    $       840      $       800
After 1 Year through 3 Years......               11               --             --            5,604
After 3 Years through 5 Years.....            1,342               --             --            5,996
After 5 Years through 10 Years....              687               --             --            5,108
After 10 Years through 15 Years...              837               --             24               --
Over 15 years.....................            3,599              645             --               --
                                        -----------      -----------    -----------      -----------
Total.............................      $     6,595      $       645    $       864      $    17,508
                                        ===========      ===========    ===========      ===========

(CONTINUED)

                                          COMMERCIAL     OTHER
                                           BUSINESS     CONSUMER       TOTAL
                                           --------     --------       -----
                                                      (In thousands)

Within 1 year(1)..................      $        79   $       622    $   2,460
After 1 Year through 3 Years......               12           109        5,736
After 3 Years through 5 Years.....               --            --        7,338
After 5 Years through 10 Years....               --            --        5,795
After 10 Years through 15 Years...               --            --          861
Over 15 years.....................               --            --        4,244
                                        -----------   -----------    ---------
Total.............................      $        91   $       731    $  26,434
                                        ===========   ===========    =========

-------------------------------
(1)     Includes loans held for sale in the amount of $92,000.

        The following table shows the composition of Ohio Central Savings' loan portfolio (including loans held for sale) by fixed- and adjustable-rate at the dates indicated for loans with maturity dates beyond one year.

                                                       AT SEPTEMBER 30, 2004
                                                       AMOUNT       PERCENT
                                                     -----------   ---------
        FIXED-RATE LOANS                               (DOLLARS IN THOUSANDS)

        REAL ESTATE
        One- to four-family........................  $     5,675       22.75%
        Home equity loans .........................           24        0.10
                                                     -----------   ---------
           Total residential loans.................        5,699       22.85

        OTHER LOANS
        Automobile loans(1)........................       16,710       66.98
        Other consumer loans.......................           84        0.33
                                                     -----------   ---------
           Total consumer loans....................       16,794       67.31
                                                     -----------   ---------

          Total fixed-rate loans....................      22,493       90.16
                                                     -----------   ---------

        ADJUSTABLE-RATE LOANS

        REAL ESTATE
        One- to four-family........................          920        3.69
        Home equity loans .........................          802        3.21
                                                     -----------   ---------
          Total real estate loans...................       1,722        6.90
                                                     -----------   ---------

        OTHER LOANS
        Commercial business.........................          88        0.35
        Commercial real estate......................         645        2.59
        Consumer....................................          --          --
                                                     -----------   ---------
             Total other loans......................         733        2.94
                                                     -----------   ---------

             Total adjustable loans.................       2,455        9.84
                                                     -----------   ---------

             Total loans............................ $    24,948      100.00%
                                                     ===========   =========
--------------------
(1)     Including loans held for sale in the amount of $92,000.

        CONSUMER LOANS. We currently offer a variety of consumer loans. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one-to-four family residential mortgage loans. At September 30, 2004, our consumer loan portfolio, exclusive of automobile loans, totaled $731,000 or 2.8% of our gross loan portfolio. Such loans consisted of credit card loans and other unsecured consumer loans.

        The most significant component of our consumer lending is automobile loans. For the past 15 years automobile lending has been a primary focus of Ohio Central Savings. We originate automobile loans only on a direct basis with the borrower. Loans secured by automobiles totaled $17.5 million at September 30, 2004, or 66.3%, of our gross loan portfolio. Loans secured by used automobiles constituted $7.2 million or 27.5% of our gross loan portfolio. Automobile loans may be made for a maximum term of six years for new automobiles and a maximum term of five years for used automobiles and have fixed rates of interest. Loan to value ratios for automobile loans are up to 100% of the sales price for new automobiles and up to 100% of value on used cars, based on retail valuation from official used car guides. Approximately 60.0% of our automobile loan originations are generated through applications submitted through our website, many of which are to Ohio residents. Substantially all these loans are closed in our offices where we make personal identification of the borrower. We only permit a closing off-site in the case of a refinance with an existing customer, or a new automobile with a dealer with whom we have an existing relationship. We also service automobile loans that we have originated and sold to Third Federal. By servicing the loans we receive income for our services at a level sufficient to compensate us for our costs and obtain a customer relationship that affords us with marketing opportunities. Following the completion of the conversion and reorganization we plan to continue our servicing activities as part of our AutoARM(R) program. See "Subsidiary Activities."

        By maintaining 15 years of underwriting history we have developed policies and procedures that allow us to make these loans with good delinquency and loss experience. This will continue to be a major part of the activity of Ohio Central Savings after the conversion and reorganization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Subsidiary Activities" for a discussion on AutoARM(R), our automobile lending subsidiary.

        Consumer loans may entail greater risk than one- to-four family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles, and credit card loans that are unsecured. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. We actively manage this risk and have been successful in managing this risk in the past. Our management begins with our policies that are carried out through detailed underwriting and proprietary processing and documentation. All closed loans are quality reviewed for accuracy. Collection activity is closely tracked and we promptly contact any delinquent borrower. See "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of consumer loans, which could increase the level of our provision for loan losses."

        ONE- TO FOUR-FAMILY RESIDENTIAL MORTGAGE LENDING. We offer both fixed-rate and adjustable-rate conforming one- to four-family residential mortgage loans. This portfolio totaled $6.6 million, or 24.9% of our total loan portfolio at September 30, 2004. Substantially all of these loans were originated prior to our affiliation with Third Federal, when we began to refer our residential loan customers to Third Federal. At September 30, 2004, we also had $964,000 in home equity loans, or 3.2% of our total loan portfolio.

        Since 2001 we have used Third Federal to underwrite, process and close residential mortgage loans for customers that we have referred to Third Federal. These loans were retained by Third Federal. Substantially all of our current portfolio of one- to four-family residential mortgage loans were originated prior to our affiliation with Third Federal. Thus, we have generally not made any mortgage loans, other than home equity loans, in over three years. Following our separation from Third Federal we intend to use one or more third party processors based in the Columbus metropolitan area to underwrite, process and close our residential mortgage loans for the foreseeable future. We will fund and service these loans. We anticipate retaining a majority of these loans in our portfolio subject to our liquidity needs, capital levels and asset and liability management concerns. We intend to use these companies in order to offer our customers this loan product without the expense of an in-house residential mortgage loan department. We may use more than one provider depending on the level of service and volume of loans. We do not have any final or written agreements with providers at this time, but expect to have one or more contracts in place at the time we complete the conversion and reorganization. Should we discontinue these relationships or otherwise be unable to use companies in the future, our ability to originate residential mortgage loans may be disrupted unless we are able to find a suitable replacement or have the capability to perform the function through our lending staff. Our income may be negatively affected if our lending program is disrupted. In the event the volume of our mortgage loan origination is unsatisfactory, we may purchase one-to four-family residential mortgage loans in our market area to increase our interest earning assets and for asset liability management. We may purchase these loans from brokers or other banks.

        We currently offer fixed-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing and adjustable-rate conventional mortgage loans that amortize up to 30 years. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae or Freddie Mac guidelines, and loans that conform to such guidelines are referred to as "conforming loans." We generally originate both fixed- and adjustable-rate loans in amounts up to the maximum conforming loan limits as established by Fannie Mae or Freddie Mac, which is currently $359,650 for single-family homes. Private mortgage insurance is required for first mortgage loans with loan-to-value ratios in excess of 85%. Our current portfolio consists of 46 loans. We intend to emphasize the origination of adjustable rate loans and shorter term fixed rate mortgages for our portfolio. We anticipate we will sell mortgages with greater than 15-year maturities into the secondary market for interest rate risk management purposes.

        We also offer loans above conforming limits, referred to as "jumbo loans," that have been underwritten to the credit standards of Fannie Mae or Freddie Mac. These loans are generally eligible for sale to various firms that specialize in the purchase of such non-conforming loans. We also originate loans at higher rates that do not fully meet the credit standards of Fannie Mae or Freddie Mac but are deemed to be acceptable risks.

        Our adjustable-rate loan products are secured by residential properties with rates that are fixed for an initial period ranging from one year to five years. After the initial fixed period, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. Adjustable-rate mortgage loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. At September 30, 2004, our adjustable-rate mortgage portfolio was $920,000 or 3.51% of our gross loan portfolio.

        We require title insurance on all of our one- to four-family residential mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. We do not require a mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are determined by the appraiser utilized in connection with the loan.

        In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower's primary residence. The borrower is permitted to draw on a home equity line of credit during the first three years after it is originated and may repay the outstanding balance over a term not to exceed seven years from the date the home equity line of credit is originated. Our home equity lines of credit are originated with adjustable rates of interest and our home equity loans with fixed rates of interest. Home equity loans and home equity lines of credit are generally underwritten with the same criteria that we use to underwrite fixed-rate, one- to four-family residential mortgage loans. Home equity lines of credit and home equity loans may be underwritten with a loan-to-value ratio of 95% and 80%, respectively, when combined with the principal balance of the existing mortgage loan. We appraise the property securing the loan at the time of the loan application in order to determine the value of the property securing the home equity loan or line of credit. At the time we close a home equity loan or line of credit, we file a mortgage to perfect our security interest in the underlying collateral.

        COMMERCIAL REAL ESTATE AND COMMERCIAL BUSINESS LOANS. We make various types of secured commercial loans to customers in our market area for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. We also make real estate loans secured by commercial properties, typically small businesses or professional offices. The terms of these loans generally range from less than one year to 25 years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to (i) a lending rate that is determined internally, or
(ii) a short-term market rate index. At September 30, 2004, we had eight commercial loans outstanding with an aggregate balance of $68,000, or 0.26% of our gross loan portfolio and three commercial real estate loans with an aggregate balance of $668,000, or 2.53% of our gross loan portfolio. We do not plan to actively market commercial loans, but rather to make such loans as the opportunity may arise. We have no current plans to originate commercial real estate construction loans.

        LOAN ORIGINATIONS, PURCHASES, SALES AND SERVICING. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders competing in our market area. Loan originations are derived from a number of sources, including branch office personnel, our website, existing customers, borrowers, builders, attorneys, accountants and other professionals, real estate and mortgage brokers and walk-in customers.

        Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan originations, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae or Freddie Mac seller/servicer guidelines, and closed on standard Fannie Mae or Freddie Mac documents. If such loans are sold, the sales are conducted using standard Fannie Mae or Freddie Mac purchase contracts and master commitments as applicable. One- to four-family mortgage loans may be sold to Fannie Mae or Freddie Mac on a non-recourse basis whereby foreclosure losses are generally the responsibility of the purchaser.

        The following table shows the loan origination, sale and repayment activities of Ohio Central Savings for the periods indicated. We did not purchase any loans during the periods presented.

                                                    YEAR ENDED SEPTEMBER 30,
                                                  --------------------------
                                                      2004           2003
                                                  -----------    -----------
                                                         (IN THOUSANDS)

        Beginning of period...................    $    26,700    $    33,079

        ORIGINATIONS BY TYPE:
           Real estate mortgage sales:
             One- to four-family residential..             13            191
             Home equity......................             --             --
        Consumer Sales:
             Automobile.......................         35,098         49,430
             Other consumer...................             --             --
        Other Sales...........................             --             --
                                                  -----------    -----------
               Total loans originated.........         35,111         49,621

        Sales and Repayments:
           Real estate mortgage:
             One- to four-family residential..             --             --
             Home equity......................             --             --
             Residential construction.........             --             --
        Consumer:
             Automobile.......................         25,014         38,625
             Other consumer...................             --             --
        Other.................................
               Total loans sold...............         25,014         38,625

           Principal repayments...............         10,564         17,314
                                                  -----------    -----------
               Total reductions...............         35,578         55,939

        Increase (decrease) in other items, net           (36)           (61)
                                                  -----------    -----------
               Net decrease...................           (503)        (6,379)
                                                  -----------    -----------
               Ending balance (1).............    $    26,197    $    26,700
                                                  ===========    ===========

        ---------------------
        (1) Includes automobile loans held for sale in the amount of $92,000 and $619,000 at September 30, 2004 and 2003, respectively.

        LOAN APPROVAL AUTHORITY AND UNDERWRITING. Our board of directors grants lending authority to the Credit Committee (the members of which are two directors and an officer), and individual executive officers and loan officers. Our lending activities are subject to written policies established by the board of directors. These policies are reviewed periodically.

        The Credit Committee may approve loans in accordance with applicable loan policies, including our policy governing loans to one borrower. This policy places limits on the aggregate dollar amount of credit that may be extended to any one borrower and related entities. The Credit Committee may approve loans up to an aggregate of $500,000 to any one borrower and related borrowers. The Credit Committee also may approve unsecured loans in amounts up to $50,000. Our practices generally provide for a maximum loan-to-one-borrower limit of $500,000. We may increase this limit following the conversion and reorganization as a result of our increased capital base.

        In connection with our residential and commercial real estate loans, we generally require property appraisals to be performed by independent appraisers who are approved by the board of directors. Appraisals are then reviewed by the appropriate loan underwriting areas. Under certain conditions, we may not require appraisals for loans under $250,000, but we obtain appraisals in many of these cases. We also require title insurance, hazard insurance and, if indicated, flood insurance on property securing mortgage loans.

DELINQUENT LOANS, OTHER REAL ESTATE OWNED AND CLASSIFIED ASSETS

        COLLECTION PROCEDURES. We send a computer-generated late notice by the 11th day after the payment due date on a loan requesting the payment due plus any late charge that is assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored electronically for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If contact is not made and satisfactory arrangements are not made or if payment is not received, we generally accelerate loans and demand payment in full and take action to recover any collateral. In addition, failure to pay within 60 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts.

        For secured consumer loans such as automobile loans, we may repossess the collateral. This is generally accomplished by using a third party provider that specializes in collateral repossession. Once the collateral is obtained, we assess the condition and value of the collateral and proceed to sell the collateral. We use a third party to sell the collateral, generally at a public auction. Typically the time between repossession and sale is within a month. In these cases, we typically record the repossession and sale as a single transaction with a net charge-off to the allowance for loan losses. In the event that the holding period were to extend over the end of a reporting period, our policy is to initially record the repossessed automobile at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to repossession, an additional valuation allowance would be recorded. Gains or losses arising from sales of foreclosed or repossessed assets are recorded in the income statement. Any deficiency balance is then pursued with the debtor. Generally, deficiency balances are charged-off the balance sheet as uncollectible and pursued using a third party. Loans with no payments in 180 days are generally charged-off. For commercial loans, procedures may vary depending upon individual circumstances.

        LOANS PAST DUE AND NON-PERFORMING ASSETS. Loans are reviewed on a regular basis, and are placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, we place loans on non-accrual status when we believe that there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower's financial condition and payment record. At September 30, 2004, we had non-accrual loans of $39,300.

        Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses. At September 30, 2004, we had no REO.

        The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. Loans delinquent for 90 days or more are also classified as non-accrual loans.

                                                    LOANS DELINQUENT FOR
                                   -----------------------------------------------------
                                           60-89 DAYS               90 DAYS AND OVER                 TOTAL
                                   -------------------------   -------------------------  -------------------------
                                      NUMBER        AMOUNT        NUMBER        AMOUNT        NUMBER        AMOUNT
                                   -------------------------   -------------------------  -------------------------
                                                                  (DOLLARS IN THOUSANDS)
At September 30, 2004
---------------------
   One- to four-family........             --    $      --             --    $     --              --    $       --
   Home equity................              1            3             --          --               1             3
   Automobile.................              1            1              2          23               3            24
   Other consumer.............             11           18              8          16              19            34
   Commercial real estate.....             --           --             --          --              --            --
   Commercial business........             --           --             --          --              --            --
                                   ----------    ---------     ----------    --------      ----------    ----------
     Total....................             13    $      22             10    $     39              23    $       61
                                   ==========    =========     ==========    ========      ==========    ==========

At September 30, 2003
---------------------
   One- to four-family........             --    $      --             --    $     --              --    $       --
   Home equity................             --           --             --          --              --            --
   Automobile.................              4           26              4          17               8            43
   Other consumer.............              5           13              8          17              13            30
   Commercial real estate.....             --           --             --          --              --            --
   Commercial business........             --           --             --          --              --            --
                                   ----------    ---------     ----------    --------      ----------    ----------
     Total....................              9    $      39             12    $     34              21    $       73
                                   ==========    =========     ==========    ========      ==========    ==========

        NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                        AT SEPTEMBER 30,
                                                 -----------------------------
                                                      2004             2003
                                                 --------------   ------------
                                                     (DOLLARS IN THOUSANDS)

Non-accrual loans:
   One- to four-family.......................    $         --     $         --
   Home equity...............................              --               --
   Automobile................................              23               17
   Other consumer............................              16               17
   Commercial real estate....................              --               --
   Commercial business.......................              --               --
                                                 ------------     ------------
     Total non-performing loans..............    $         39     $         34
                                                 ============     ============

Real estate owned:
   One- to four-family.......................    $         --     $         --
   Home equity...............................              --               --
   Commercial real estate....................              --               --
     Total real estate owned.................              --               --
                                                 ------------     ------------

Total non-performing assets..................    $         39     $         34
                                                 ============     ============

Ratios:
   Non-performing loans to total loans.......            0.15%            0.13%
   Non-performing assets to total assets.....            0.07%            0.07%

        As of September 30, 2004, management was not aware of any loans not included in non-performing loans above where known information about possible credit problems causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

        For the year ended September 30, 2004, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $763. No interest income was recognized on these loans.

        CLASSIFICATION OF ASSETS. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as a loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

        When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Ohio Central Savings maintains an aggressive collection policy that generally results in loans classified as doubtful or a loss to be charged off at the time the determination is made. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at September 30, 2004, classified assets consisted of substandard assets of $39,000. The classified assets total consists of non-performing loans and all of our non-accrual loans. Any loan in excess of 90 days delinquent is classified as a non-accrual loan. At September 30, 2004, we had no loans that were classified as a troubled debt restructuring.

        The aggregate amount of our classified assets and special mention at the dates indicated were as follows:

                                     AT SEPTEMBER 30,
                             ---------------------------------
                                 2004                 2003
                             ------------         ------------
                                      (IN THOUSANDS)
Loss....................     $         --         $         --
Doubtful................               --                   --
Substandard.............               39                   34
Special Mention.........               --                   --
                             ------------         ------------
Total...................     $         39         $         34
                             ============         ============

        ALLOWANCE FOR LOAN LOSSES. We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of three components:

        (1) specific reserves established for any impaired one- to four-family and multi-family mortgage, commercial real estate, construction and commercial loans for which the recorded investment in the loan exceeds the measured value of the loan;

        (2) allowances for loan losses for each loan type based on historical loan loss experience; and

        (3) adjustments to historical loss experience (general reserves), maintained to cover uncertainties that affect our estimate of probable losses for each loan type.

        The adjustments to historical loss experience are based on our evaluation of several factors, including:

        o       levels of, and trends in, past due and classified loans;

        o       levels of, and trends in, charge-offs and recoveries;

        o trends in volume and terms of loans, including any credit concentrations in the loan portfolio;

        o experience, ability, and depth of lending management and other relevant staff; and

        o       national and local economic trends and conditions.

        We evaluate the allowance for loan losses based upon the combined total of the specific, historical loss and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable, incurred losses currently in the portfolio, including allocations resulting from the increased volume of automobile loan originations retained on the balance sheet during the 2001 to 2003 portion of the mutual partnership with Third Federal that have not yet resulted in charge-offs. As origination volume declined during 2004, provisions were reduced accordingly.

        We consider commercial business loans and commercial real estate loans to have greater risk than one- to four-family residential mortgage loans. Commercial business loans involve a higher risk of default than residential loans of like duration since their repayment generally depends on the successful operation of the borrower's business and the sufficiency of collateral, if any. Commercial real estate loans also have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

        We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        The following table sets forth activity in our allowance for loan losses for the years indicated.

                                                                        AT OR FOR THE YEARS ENDED
                                                                             SEPTEMBER 30,
                                                                     -------------------------------
                                                                          2004              2003
                                                                     -------------     -------------
                                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of year                                         $         217      $        240

Charge-offs:
   One- to four-family..........................................                --                --
   Home equity..................................................                --                29
   Automobile...................................................                16                36
   Other consumer...............................................                29                31
   Commercial real estate.......................................                --                --
   Commercial business..........................................                --                 9
                                                                     -------------     -------------
     Total charge-offs..........................................                45               105
                                                                     -------------     -------------

Recoveries:
   One- to four-family..........................................                --                --
   Home equity..................................................                 7                --
   Automobile...................................................                 3                18
   Other consumer...............................................                14                 4
   Commercial real estate.......................................                --                --
   Commercial business..........................................                --                --
                                                                     -------------     -------------
     Total recoveries...........................................                24                22
                                                                     -------------     -------------

Net charge-offs.................................................               (21)              (83)
Provision for loan losses.......................................                35                60
                                                                     -------------     -------------

Balance at end of year..........................................     $         231      $        217
                                                                     =============      ============

Ratios:
Net charge-offs to average loans outstanding.................               0.08%               0.28%
Allowance for loan losses to non-performing loans............             592.31%             638.24%
Allowance for loan losses to total loans.....................               0.88%               0.81%

        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category (excluding loans held for sale) and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                    AT SEPTEMBER 30,
                             ----------------------------------------------------------------------------------------------------
                                                  2004                                               2003
                             -------------------------------------------------  -------------------------------------------------
                                                              PERCENT OF LOANS                                   PERCENT OF LOANS
                             ALLOWANCE FOR    LOAN BALANCES   IN EACH CATEGORY  ALLOWANCE FOR    LOAN BALANCES   IN EACH CATEGORY
                              LOAN LOSSES      BY CATEGORY     TO TOTAL LOANS    LOAN LOSSES      BY CATEGORY     TO TOTAL LOANS
                             -------------    -------------   ----------------  -------------    -------------   ----------------
                                                                  (DOLLARS IN THOUSANDS)
One- to four-family.....     $          57    $       6,595             24.95%  $          64    $       8,044             29.88%
Home equity.............                 8              864              3.27              11            1,296              4.81
Automobile..............               153           17,508             66.23             129           15,992             59.41
Other consumer..........                 7              731              2.77               7              821              3.05
Commercial real estate..                 5              645              2.44               5              673              2.50
Commercial business.....                 1               91              0.34               1               94              0.35
                             -------------    -------------   ----------------  -------------    -------------   ----------------

   Total................     $         231    $      26,434            100.00%  $         217    $      26,920            100.00%
                             =============    =============   ================  =============    =============   ================

SECURITIES ACTIVITIES

        Our securities investment policy is established by our board of directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy and in order to meet the qualified thrift lender test. Our asset/liability management committee ("ALCO"), which consists of senior management, oversees our investing strategies. The asset/liability management committee of the board of directors then reviews the ALCO's activities and strategies, and reports to the full board of directors, which evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer has the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by the ALCO at least monthly.

        Our current investment policy generally permits securities investments in debt securities issued by the U.S. government and U.S. agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Cincinnati (federal agency securities) and, to a much lesser extent, other equity securities. Securities in these categories are classified as "investment securities" for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued or backed by the Small Business Administration, privately issued mortgage-backed securities and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk.

        SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available-for-sale, or trading, depending on our ability and intent. Securities available-for-sale and trading securities are reported at fair value, while securities held to maturity are reported at amortized cost. We have not designated any securities as available for sale in fiscal 2004 or 2003.

        MORTGAGE-BACKED SECURITIES. We purchase mortgage-backed securities in order to generate positive interest rate spreads with minimal administrative expense, lower credit risk as a result of the guarantees provided by Fannie Mae and Ginnie Mae, and increased liquidity. We invest primarily in mortgage-backed securities issued or sponsored by Fannie Mae and Ginnie Mae. To a lesser extent, we also invest in securities backed by U.S. government agencies. At September 30, 2004, our mortgage-backed securities portfolio had a book value of $20.4 million, consisting of $19.5 million of pass-through securities and $885,000 of CMOs and Real Estate Mortgage Investment Conduits ("REMICs").

        Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as Ohio Central Savings, and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. We review prepayment estimates for our mortgage-backed securities at the time of purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification that would cause amortization or accretion adjustments.

        A portion of our mortgage-backed securities portfolio is invested in CMOs and REMICs backed by Fannie Mae and Freddie Mac. CMOs and REMICs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into "tranches" or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. Our practice is to limit fixed-rate CMO investments primarily to the early-to-intermediate tranches, which have the greatest cash flow stability. Floating rate CMOs are purchased with emphasis on the relative trade-offs between lifetime interest rate caps, prepayment risk and interest rates.

        Over the past two years our portfolio of mortgage-backed securities has increased. This is a reflection of our activity of referring our mortgage customers to Third Federal for mortgage loans and in return, purchasing mortgage-backed securities for our portfolio made up of loans to customers in our market areas. This activity is intended to both serve our customers and help Ohio Central Savings meet its Community Reinvestment Act obligations, compliance with the qualified thrift lender test and the limitation of the aggregate amount of consumer loans that we may hold in our portfolio. These securities are of various maturities in order to conform to our interest rate risk management policy. In addition, these securities are qualifying collateral for Federal Home Loan Bank advances that were obtained to provide funding for the securities. See "Supervision and Regulation - Qualified Thrift Lender Test" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

        EQUITY SECURITIES. At September 30, 2004, our equity securities consisted almost exclusively of shares of common stock issued by the Federal Home Loan Bank of Cincinnati. We hold the Federal Home Loan Bank of Cincinnati common stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Cincinnati's advance program. There is no market for the common stock, but it is the current practice of the Federal Home Loan Bank of Cincinnati to redeem tendered shares at par value on the same day the redemption request is made.

        The aggregate carrying value of our Federal Home Loan Bank of Cincinnati common stock as of September 30, 2004 was $688,900, based on its cost since it is a restricted stock that can only be sold back to the Federal Home Loan Bank. Due to our receipt of stock dividends and reduction of our outstanding advances, we owned shares of Federal Home Loan Bank of Cincinnati common stock at September 30, 2004 with a par value that was $279,157 more than we were required to own to maintain our membership in the Federal Home Loan Bank System and to be eligible to obtain advances.

        Mutual funds totaled $58,000 and $40,000 at September 30, 2004 and 2003, respectively. These consist of money market funds and are designated as trading securities.

        The following table sets forth the composition of our securities portfolio at the dates indicated with respect to trading securities. The securities consist of a mutual fund held for the benefit of directors who have deferred receipt of their board fees.

                                                                            AT SEPTEMBER 30,
                                                      ----------------------------------------------------------
                                                                  2004                            2003
                                                      ----------------------------  ----------------------------
                                                       AMORTIZED                     AMORTIZED
                                                          COST         FAIR VALUE       COST         FAIR VALUE
                                                      ------------    ------------  ------------    ------------
                                                                            (IN THOUSANDS)
TRADING SECURITIES:
   Mutual funds...................................    $         55    $         58  $         39    $         40
                                                      ------------    ------------  ------------    ------------

   Total trading securities.......................    $         55    $         58  $         39    $         40
                                                      ============    ============  ============    ============

        HELD TO MATURITY PORTFOLIO. The following table sets forth the composition of our held to maturity portfolio at the dates indicated.

                                                                            AT SEPTEMBER 30,
                                                      ----------------------------------------------------------
                                                                  2004                            2003
                                                      ----------------------------  ----------------------------
                                                       AMORTIZED                     AMORTIZED
                                                          COST         FAIR VALUE       COST         FAIR VALUE
                                                      ------------    ------------  ------------    ------------
                                                                            (IN THOUSANDS)

INVESTMENT SECURITIES:
   U.S. Government securities..................       $         --    $         --  $         --    $         --
   Federal agency obligations..................              2,583           2,577         2,494           2,501
   Corporate debt securities...................                 --              --            --              --
   State and municipal securities..............                 --              --            --              --
   Equity securities...........................                 --              --            --              --
                                                      ------------    ------------  ------------    ------------

   Total investment securities held to maturity              2,583           2,577         2,494           2,501
                                                      ------------    ------------  ------------    ------------

MORTGAGE-BACKED SECURITIES:
   Pass-through securities:
     Ginnie Mae.............................                 9,023           9,079         6,917           7,048
     Fannie Mae.............................                10,480          10,415         8,707           8,687
     Other..................................                    --              --            --              --
   CMOs and REMICs..........................                   885             890           985             995
                                                      ------------    ------------  ------------    ------------

   Total mortgage-backed securities held to
     maturity...............................                20,388          20,384        16,609          16,730
                                                      ------------    ------------  ------------    ------------

   Total securities held to maturity........          $     22,971    $     22,961  $     19,103    $     19,231
                                                      ============    ============  ============    ============

        PORTFOLIO MATURITIES AND YIELDS. The composition and maturities of the investment debt securities portfolio and the mortgage-backed securities portfolio at September 30, 2004 are summarized in the following table. At September 30, 2004, we held no debt securities or mortgage-backed securities for sale. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                              MORE THAN ONE YEAR       MORE THAN FIVE YEARS
                                      ONE YEAR OR LESS        THROUGH FIVE YEARS        THROUGH TEN YEARS
                                 ------------------------  ------------------------  ------------------------
                                                WEIGHTED                  WEIGHTED                  WEIGHTED
                                  AMORTIZED     AVERAGE     AMORTIZED     AVERAGE     AMORTIZED     AVERAGE
                                     COST        YIELD         COST        YIELD         COST        YIELD
                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                           (DOLLARS IN THOUSANDS)
HELD TO MATURITY:
MORTGAGE-BACKED SECURITIES
   Fannie Mae..................  $        --          --%  $        --          --%  $     1,601         3.54%
   Ginnie Mae..................           --          --            --          --            --           --
   Other CMO...................           --          --            --          --            --           --
                                 -----------               -----------               -----------

     Total.....................           --          --            --          --         1,601         3.54

INVESTMENT SECURITIES
   Agency securities...........           --          --         2,583        3.10            --           --
   State and municipal
     securities................           --          --            --                        --           --
                                 -----------               -----------               -----------

   Total debt securities held
     to maturity...............  $       --           --%  $     2,583        3.10%  $     1,601         3.54%
                                 ===========               ===========               ===========



                                    MORE THAN TEN YEARS               TOTAL SECURITIES
                                 ------------------------  -------------------------------------
                                                WEIGHTED                               WEIGHTED
                                  AMORTIZED     AVERAGE     AMORTIZED      FAIR        AVERAGE
                                     COST        YIELD         COST        VALUE        YIELD
                                 -----------  -----------  -----------  -----------  -----------
                                                   (DOLLARS IN THOUSANDS)

HELD TO MATURITY:
MORTGAGE-BACKED SECURITIES
   Fannie Mae..................  $     8,879        4.29%   $   10,480  $    10,415        4.18%
   Ginnie Mae..................        9,023        4.69         9,023        9,079        4.69
   Other CMO...................          885        4.68           885          890        4.68
                                 -----------               -----------  -----------

     Total.....................       18,787        4.51        20,388       20,384        4.43

INVESTMENT SECURITIES
   Agency securities...........           --          --         2,583        2,577        3.10
   State and municipal
     securities................           --          --            --           --          --
                                 -----------               -----------  -----------

   Total debt securities held
     to maturity...............  $    18,787        4.51%  $    22,971  $    22,961        4.26%
                                 ===========               ===========  ===========

SOURCES OF FUNDS

        GENERAL. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

        DEPOSITS. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit and IRAs and other qualified plan accounts. We provide commercial checking accounts for businesses. In addition, we provide low-cost checking account services for low-income customers.

        At September 30, 2004, our total deposits, all of which were interest bearing, totaled $32.3 million. We have no demand deposits. NOW, savings and money market deposits totaled $23.5 million at September 30, 2004. At September 30, 2004, we had a total of $8.7 million in certificates of deposit, of which $3.5 million had maturities of one year or less. Although we have a significant portion of our deposits in shorter-term certificates of deposit, we monitor activity on these accounts and, based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

        Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our favorable locations, customer service and competitive pricing to attract and retain these deposits. In addition, we continue to maintain our relationships developed as a credit union. These relationships include employer organizations that provide payroll deduction from their employees to Ohio Central Savings. These relationships also allow Ohio Central Savings to distribute marketing materials and solicit deposits and loans from their employees. We do accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, however, we generally do not solicit such deposits as they are more difficult to retain than core deposits. We do not solicit brokered deposits.

        The following tables set forth the distribution of total deposit accounts, by account type, for the periods indicated.

                                                              YEARS ENDED SEPTEMBER 30,
                                 -------------------------------------------------------------------------------------
                                                   2004                                      2003
                                 ----------------------------------------  -------------------------------------------
                                    AVERAGE                    WEIGHTED      AVERAGE                     WEIGHTED
                                    BALANCE       PERCENT    AVERAGE RATE    BALANCE       PERCENT     AVERAGE RATE
                                 ------------  ------------  ------------  ------------  -----------  ----------------
                                                               (DOLLARS IN THOUSANDS)
NOW deposits..................    $     5,297        17.17%       1.02%     $     3,402       11.27%         0.12%
Savings deposits..............         14,100        45.71        0.23           12,584       41.71          1.23
Money market deposits.........          3,103        10.06        0.84            3,576       11.85          1.01

Certificates of deposit.......          8,344        27.06        4.81           10,611       35.17          4.81
                                  -----------   -----------                 -----------    ----------

   Total deposits.............    $    30,844       100.00%       1.66%     $    30,173       100.00%        1.92%
                                  ===========   ===========                 ===========    ==========

        The following table sets forth, by interest rate ranges, information concerning certificates of deposit at the dates indicated.

                                                            AT SEPTEMBER 30, 2004
                          ---------------------------------------------------------------------------------------
                                                             PERIOD TO MATURITY
                          ---------------------------------------------------------------------------------------
                           LESS THAN     ONE TO TWO    TWO TO THREE     MORE THAN                     PERCENT OF
                           ONE YEAR         YEARS          YEARS       THREE YEARS       TOTAL           TOTAL
                          -----------    -----------   ------------    -----------    -----------     -----------

                                                           (DOLLARS IN THOUSANDS)
Interest Rate Range:

   2.00% and below...     $     1,836    $        53    $        --    $        --    $     1,889          22.00%
   2.01% to 3.00%....             445            262            130              1            838          10.00
   3.01% to 4.00%....              37             --            107            543            687           8.00
   4.01% to 5.00%....             112             16            277          2,340          2,745          31.00
   5.01% to 6.00%....              33          1,162             15            367          1,577          18.00
   6.01% and above...             991             --             --             --            991          11.00
                          -----------    -----------    -----------    -----------    -----------     ----------

   Total.............     $     3,454    $     1,493    $       529    $     3,251    $     8,727         100.00%
                          ===========    ===========    ===========    ===========    ===========     ==========

        The following table sets forth certificates of deposit by time remaining until maturity as of September 30, 2004.

                                                                            MATURITY
                                                  ---------------------------------------------------------
                                                   3 MONTHS OR    OVER 3 TO 6   OVER 6 TO 12     OVER 12
                                                      LESS          MONTHS         MONTHS         MONTHS          TOTAL
                                                  ------------   ------------   ------------   ------------   ------------
                                                                               (IN THOUSANDS)
Certificates of deposit less than $100,000...     $        752   $        864   $      1,738   $      3,798   $      7,152
Certificates of deposit of $100,000 or more (1)             --            100             --          1,475          1,575
                                                  ------------   ------------   ------------   ------------   ------------
   Total of certificates of deposit..........     $        752   $        964   $      1,738   $      5,273   $      8,727
                                                  ============   ============   ============   ============   ============

-----------------------
(1) The weighted average interest rates for these accounts, by maturity period, are: 0% for 3 months or less; 4.16% for over 3 to 6 months; 0% for 6 to 12 months; and 4.86% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 4.82%.

        BORROWINGS. Our borrowings consist of Federal Home Loan Bank advances and repurchase agreements. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

                                                                   AT OR FOR THE YEARS ENDED
                                                                         SEPTEMBER 30,
                                                                  ---------------------------
                                                                     2004            2003
                                                                  -----------     -----------
                                                                     (DOLLARS IN THOUSANDS)
         Balance at end of period............................     $    16,450     $    12,450
         Average balance during period.......................          16,200           9,783
         Maximum outstanding at any month end................          16,450          12,450
         Weighted average interest rate at end of period.....            4.81%           5.52%
         Average interest rate during period.................            4.82%           6.31%

        At September 30, 2004, we had access to additional Federal Home Loan Bank advances of up to $7.5 million. In addition $17.5 million of our automobile loan portfolio was pledged to the Federal Reserve Bank of Cleveland to secure up to $14.0 million in potential advances.

COMPETITION

        We face significant competition in both originating loans and attracting deposits. The Dublin and Cleveland metropolitan areas and the counties in which we operate have a high concentration of financial institutions, many of which are significantly larger institutions and have greater financial resources than we do, and many of which are our competitors to varying degrees. We have less than a 1% market share of both deposits and loans in these markets. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, leasing companies, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from nondepository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

        We seek to meet this competition by emphasizing personalized banking and the advantage of local decision-making in our banking business. Specifically, we promote and maintain relationships and build customer loyalty within local communities by emphasizing decentralized regional management and by focusing our marketing and community involvement on the specific needs of individual neighborhoods. In addition, we seek to meet competition for loans by offering our current and prospective borrowers preferred rates and terms on deposit products for new lending business. This strategy appears to have been well received in our market area. We do not rely on any individual, group, or entity for a material portion of our deposits.

EMPLOYEES

        As of September 30, 2004, we had 18 full-time employees and five part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

PROPERTIES

        As of September 30, 2004, the net book value of our properties and fixed assets was $732,892. The following is a list of our offices:

HEADQUARTERS                                 BRANCH OFFICE
6033 Perimeter Drive                         11401 Mayfield Road
Dublin, Ohio  43017                          Cleveland, Ohio  44106

        Our headquarters office is owned. At September 30, 2004, it had a net book value of $540,714. The Cleveland office is leased, with an expiration date of March 31, 2006.

SUBSIDIARY ACTIVITIES

        Ohio Central Savings has one wholly-owned subsidiary, AutoARM(R), which was incorporated in August, 2003. AutoARM(R) was formed to provide loan origination funding and servicing for new and used automobiles for third party financial institutions. Its programs were initially developed as part of our automobile loan sales and servicing relationship with Third Federal. For the year ended September 30, 2004, AutoARM(R) had no net income. The program had not been actively marketed as of September 30, 2004 as we were developing the systems to offer its services to other institutions. The program was conceived with the flexibility to serve more than one institution allowing Ohio Central Savings to pursue additional business. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Business Strategy."

LEGAL PROCEEDINGS

        We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, involve amounts which we believe are immaterial to our consolidated financial condition, results of operations and cash flows.

                           SUPERVISION AND REGULATION

GENERAL

        As a federally chartered savings association, Ohio Central Savings is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which a financial institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution's operations and assigns its rating (known as an institution's CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Ohio Central Savings also is a member of, and owns stock in, the Federal Home Loan Bank of Cincinnati, which is one of the 12 regional banks in the Federal Home Loan Bank System. Ohio Central Savings also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, with regard to reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Ohio Central Savings and prepares reports for the consideration of its board of directors on any operating deficiencies. Ohio Central Savings' relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Ohio Central Savings' loan documents.

        There can be no assurance that changes to existing laws, rules and regulations or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition, results of operations or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, or Congress, could have a material adverse impact on OC Financial, Ohio Central Savings and their respective operations.

FEDERAL BANKING REGULATION

        BUSINESS ACTIVITIES. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Ohio Central Savings may invest in mortgage loans secured by residential and nonresidential real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. Ohio Central Savings also may establish subsidiaries that may engage in activities not otherwise permissible for Ohio Central Savings directly, including real estate investments.

        CAPITAL REQUIREMENTS. Office of Thrift Supervision regulations require savings institutions to meet four minimum capital standards: a ratio of tangible capital to adjusted total assets of 1.5%, a ratio of Tier 1 (core) capital to adjusted total assets of 4.0% (3% for institutions receiving the highest rating on the CAMELS rating system), a ratio of Tier 1 capital to risk-adjusted assets of 4% and a ratio of total capital (which includes core capital and risk-based capital) to total risk-adjusted assets of 8.0%. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

        In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative perpetual preferred stock, long-term preferred stock, mandatory convertible securities, subordinated debt and intermediate-term preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        At September 30, 2004, Ohio Central Savings' capital exceeded all applicable requirements.

        LOANS TO ONE BORROWER. A federal savings institution generally may not make a loan or extend credit to a single or related group of borrowers in excess of the greater of $500,000 or 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, such as government securities. As of September 30, 2004, Ohio Central Savings was in compliance with the loans-to-one-borrower limitations and had a loans-to-one-borrower limit of $500,000.

        QUALIFIED THRIFT LENDER TEST. As a federal savings institution, Ohio Central Savings is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Ohio Central Savings must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings institution's business.

        "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to those purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Ohio Central Savings also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

        A savings institution that fails the QTL test must either convert to a bank charter or operate under restrictions applicable to national banks. At September 30, 2004, Ohio Central Savings maintained approximately 82.6% of its portfolio assets in qualified thrift investments, and, as of that date, satisfied the QTL test.

        CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by a federal savings institution, which include cash dividends, stock repurchases and other transactions charged to the institution's capital account. A savings institution must file an application for approval of a capital distribution if:

        o the total capital distributions for the applicable calendar year exceed the sum of the savings institution's net income for that year to date plus the savings institution's retained net income for the preceding two years;

        o the savings institution would not be at least adequately capitalized following the distribution;

        o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

        o the savings institution is not eligible for expedited treatment of its filings.

        Even if an application is not otherwise required, every federal savings institution that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

        The Office of Thrift Supervision may disapprove a notice or application if:

        o the savings institution would be undercapitalized following the distribution;

        o the proposed capital distribution raises safety and soundness concerns; or

        o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

        LIQUIDITY. A federal savings institution is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

        COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. All savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings institution, the Office of Thrift Supervision is required to assess the savings institution's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Ohio Central Savings received an "satisfactory" Community Reinvestment Act rating in its most recent federal examination.

        PRIVACY STANDARDS. Effective July 2001, financial institutions, including Ohio Central Savings, became subject to regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require Ohio Central Savings to disclose its privacy policy, including identifying with whom it shares "nonpublic personnel information," to customers at the time of establishing the customer relationship and annually thereafter. In addition, Ohio Central Savings is required to provide its customers with the ability to "opt-out" of having Ohio Central Savings share their nonpublic personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on Ohio Central Savings. The Gramm-Leach-Bliley Act also allows each state to enact legislation that is more protective of consumers' personal information.

        Also effective July 1, 2001, the Office of Thrift Supervision and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of the Gramm-Leach-Bliley Act. The guidelines describe the agencies' expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of a financial institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, to protect against any anticipated threats or hazards to the security or integrity of such records and to protect against unauthorized access to or use of such records, or information that could result in substantial harm or inconvenience to any customer. Ohio Central Savings has implemented these guidelines, and such implementation did not have a material adverse effect on our operations.

        TRANSACTIONS WITH RELATED PARTIES. A federal savings institution's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. OC Financial and its non-savings institution subsidiaries will be affiliates of Ohio Central Savings. In general, transactions with affiliates must be on terms that are as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, Office of Thrift Supervision regulations prohibit a savings institution from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

        Ohio Central Savings' authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Ohio Central Savings' capital. In addition, extensions of credit in excess of certain limits must be approved by Ohio Central Savings' board of directors.

        ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

        STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

        PROMPT CORRECTIVE ACTION REGULATIONS. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings institutions. For this purpose, a savings institution is placed in one of the following five categories based on the savings institution's capital:

        o well-capitalized (at least 5% leverage or core capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

        o adequately capitalized (at least 4% leverage or core capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

        o undercapitalized (less than 3% leverage or core capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

        o significantly undercapitalized (less than 3% leverage or core capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

        o       critically undercapitalized (less than 2% tangible capital).

        Generally, the banking regulator is required to appoint a receiver or conservator for a savings bank that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the savings institution, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

        At September 30, 2004, Ohio Central Savings met the criteria for being considered "well-capitalized."

        INSURANCE OF DEPOSIT ACCOUNTS. Deposit accounts in Ohio Central Savings are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Ohio Central Savings' deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments based upon an institutions capital and CAMELS rating. Institutions that are well-capitalized and have one of the two highest CAMELS ratings do not pay any insurance premiums. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately 0.0212% of insured deposits to fund interest payments on bonds maturing in 2017 that were issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

        PROHIBITIONS AGAINST TYING ARRANGEMENTS. Federal savings institutions are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

        FEDERAL HOME LOAN BANK SYSTEM. Ohio Central Savings is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of The Federal Home Loan Bank of Cincinnati, Ohio Central Savings is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of September 30, 2004, Ohio Central Savings was in compliance with this requirement.

FEDERAL RESERVE SYSTEM

        Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At September 30, 2004, Ohio Central Savings was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

THE USA PATRIOT ACT

        The USA PATRIOT Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the act impose affirmative obligations on a broad range of financial institutions, including federal savings institutions like Ohio Central Savings. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

        The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act. We believe we are in compliance with the requirements of the USA PATRIOT Act.

HOLDING COMPANY REGULATION

        Upon completion of the conversion, OC Financial will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over OC Financial and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Ohio Central Savings.

        Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings bank was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. OC Financial will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

        Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

SARBANES-OXLEY ACT OF 2002

        The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. Sarbanes-Oxley established an accounting oversight board that enforces auditing, quality control and independence standards, and is funded by fees from all publicly-traded companies. Sarbanes-Oxley also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, Sarbanes-Oxley makes certain changes to the requirements for audit partner rotation after a period of time. Sarbanes-Oxley also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under Sarbanes-Oxley, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

        Under Sarbanes-Oxley, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company's securities within two business days of the change.

        Sarbanes-Oxley also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is an "audit committee financial expert" (as defined by Securities and Exchange Commission regulations) and if not, why the company does not have one. Under Sarbanes-Oxley, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. Sarbanes-Oxley prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. Sarbanes-Oxley also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. Sarbanes-Oxley requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

        Although we will incur additional expense in complying with the provisions of Sarbanes-Oxley and the resulting regulations, we do not expect that such compliance will have a material impact on our consolidated results of operations or consolidated financial condition.

FEDERAL SECURITIES LAWS

        OC Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion and the reorganization. Upon completion of the conversion and the offering, shares of OC Financial common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. OC Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities Exchange Act of 1934.

        The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of OC Financial may be resold without registration. Shares purchased by an affiliate of OC Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If OC Financial meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of OC Financial that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of OC Financial or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, OC Financial may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION
FEDERAL TAXATION

        GENERAL. Ohio Central Savings is currently part of the consolidated federal income tax return of Third Federal Savings and Loan Association of Cleveland, MHC. OC Financial and Ohio Central Savings will elect to file a consolidated federal income tax return and will be subject to federal income taxation in the same general manner as other corporations, following completion of the conversion and reorganization with some exceptions discussed below. The following discussion of federal income taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to OC Financial and Ohio Central Savings. Ohio Central Savings has never been audited by the Internal Revenue Service.

        OVERALL METHOD OF ACCOUNTING. For federal income tax purposes, Ohio Central Savings currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30th.

        BAD DEBT RESERVES. For fiscal years beginning before December 31, 1996, savings institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method.

        Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts for large corporations and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated that bad debt reserves. Since Ohio Central Savings was not a taxable entity prior to December 31, 1996 and is currently part of a large corporation's consolidated tax return, it has no such reserves.

        NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding two taxable years (five years for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. At September 30, 2004, Ohio Central Savings had no net operating loss carry forward for federal income tax purposes.

        CORPORATE DIVIDENDS. OC Financial may exclude from its taxable income 100% of dividends received from Ohio Central Savings as a member of the same affiliated group of corporations. Any future dividends paid by OC Financial to its shareholders will be taxable as dividend income to those shareholders.

STATE AND LOCAL TAXATION

        MARYLAND STATE TAXATION. As a Maryland business corporation, OC Financial will be required to file annual property tax returns and pay annual fees to the State of Maryland. Since OC Financial will not be earning income in Maryland, it will be exempt from Maryland corporate income tax.

        OHIO STATE TAXATION. OC Financial will be subject to the Ohio corporation franchise tax, which is a tax measured by both net income and net worth. In general, the tax liability is the greater of 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000, or 0.40% of taxable net worth. Various formulas determine the jurisdictions to which total net income and total net worth are apportioned or allocated. The minimum tax is $50 per year and maximum tax liability as measured by net worth is limited to $150,000 per year.

        A special litter tax also applies to all corporations, including OC Financial, subject to the Ohio corporation franchise tax. If a corporation pays franchise tax on the basis of net income, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If a corporation pays franchise tax on the basis of net worth, the litter tax is equal to 0.014% of taxable net worth. This litter tax does not apply to "financial institutions," such as Ohio Central Savings.

        A statutory exemption from the net worth tax is available to OC Financial if certain conditions are satisfied. OC Financial expects to qualify for this exemption, which would restrict its tax liability to the tax measured by net income.

        Ohio Central Savings is a financial institution for Ohio tax purposes. Accordingly, it must pay tax imposed annually at a rate of 1.3% of its apportioned book net worth, determined under generally accepted accounting principles, less any statutory deduction. As a financial institution, Ohio Central Savings does not pay any Ohio tax based upon net income.

                           MANAGEMENT OF OC FINANCIAL

SHARED MANAGEMENT STRUCTURE

        The board of directors of OC Financial will consist of the same seven individuals who are directors of Ohio Central Savings. These individuals will continue to constitute the board of directors of Ohio Central Savings. In addition, each of the executive officers of OC Savings will serve as an executive officer of OC Financial

        OC Financial does not intend to separately compensate their executive officers, nor pay director's fees to individuals who serve on the board of directors of OC Financial. OC Financial will compensate Ohio Central Savings for the percentage of time that executive officers spend on holding company matters.

OUR DIRECTORS

        The directors of OC Financial serve staggered terms so that only a portion of the directors will be elected at each annual meeting of stockholders. The board of directors is divided into three classes. The initial term of the first class of directors will expire at the annual meeting of stockholders to be held in 2006, and the initial term of each of the remaining classes will expire at its respective annual meeting of stockholders to be held in the year identified in the table below. The directors of Ohio Central Savings will be elected annually by OC Financial as its sole stockholder.

        The table below sets forth certain information regarding the current members of the boards of directors, including the initial term of office for each board member.


                                POSITION(S) HELD WITH OHIO
            NAME                       CENTRAL SAVINGS          AGE (1)     DIRECTOR SINCE (2)     TERM EXPIRES (3)
---------------------------  -------------------------------  ----------- ---------------------   ------------------
Nils C. Muladore               Director                           47               1992                  2006

Michael B. Bowman              Director                           50               1991                  2006

Christopher L. Lardiere (4)    Director                           49               2004                  2007

Diane M. Gregg (4)             Director, Vice President and       37               2004                  2007
                                  Chief Operating Officer

Thomas J. Parliment (4)        Director                           58               2004                  2008

Robert W. Hughes               Chairman of the Board,             46               1998                  2008
                                  President and Chief
                                  Executive Officer

Thomas H. Lagos (4)            Director                           54               2004                  2008

--------------------------------------------
(1)     As of September 30, 2004
(2) Includes service with Ohio Central Savings and its predecessor, Ohio Central Federal Credit Union.
(3) Currently the terms of each director expires annually. Following completion of the conversion and reorganization the terms of each director will expire as shown in the table.
(4) Messrs. Lagos and Parliment and Ms. Gregg were appointed in November 2004 and Mr. Lardiere was appointed in October 2004. The directors replaced a representative from Third Federal and three other directors who chose not to remain as directors in connection with the conversion and reorganization.

THE BUSINESS BACKGROUND OF OUR DIRECTORS

        The business experience for the past five years for each of our directors is as follows:

        NILS C. MULADORE. Mr. Muladore has been employed by Online Computer Library Center, Inc., Dublin, Ohio, in various capacities since 1985 and has served as the Assistant Controller of the company since 1987.

        MICHAEL B. BOWMAN. Mr. Bowman has been employed by Wendy's International, Dublin, Ohio, in various capacities since 1978 and has served as the Director of Tax since 1999.

        CHRISTOPHER L. LARDIERE. Mr. Lardiere is a partner in the law firm of Kemp, Schaeffer, Rowe & Lardiere, Co., L.P.A, Columbus, Ohio where he has practiced law since 1983.

        DIANE M. GREGG. Ms. Gregg has been employed at Ohio Central Savings and its predecessor, Ohio Central Federal Credit Union, since 1989 and served as Vice President and Chief Operating Officer since 1989.

        THOMAS J. PARLIMENT. Mr. Parliment is a managing director of Farin & Associates, an asset liability management consulting firm located in Madison, Wisconsin. He is also the president of Parliment Consulting, located in Key West, Florida, which he founded in 1990. The firm specializes in financial institution asset liability management consulting.

        ROBERT W. HUGHES. Mr. Hughes has served as President and Chief Executive Officer of Ohio Central Savings and its predecessor, Ohio Central Federal Credit Union, since 1989.

        THOMAS H. LAGOS. Mr. Lagos is a partner in the law firm of Lagos & Lagos, P.L.L., Springfield, Ohio, where he has practiced law since 1972. Mr. Lagos is also a principal in various commercial and real estate development firms.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        Regular meetings of the board of directors of Ohio Central Savings are held monthly. Following the completion of the conversion and reorganization, regular meetings of the board of directors of OC Financial are expected to be held quarterly. Special meetings of these boards are held as needed. There were 12 regular meetings and 11 special meetings of the board of directors of Ohio Central Savings during fiscal 2004. OC Financial was not incorporated until December 2004.

        The board of directors of Ohio Central Savings has established various committees, including Audit, Credit, Asset/Liability Management and Compensation Committees. The board of directors of OC Financial has established Audit, Compensation and Governance/Nominating Committees. Except for the Governance/Nominating Committee of the board of directors of OC Financial, the functions of these holding company committees overlap with the functions of their corresponding bank-level committees, and consequently these committees took no separate actions.

        The Audit Committee of the board of directors of OC Financial reviews the records and affairs of OC Financial to determine its financial condition, reviews with management and the independent auditors the systems of internal control and monitors adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. Messrs. Muladore (Chairman), Parliment and Lagos serve as members of the Audit Committee of OC Financial. Each member of the Audit Committee is "independent" of OC Financial, as that term is defined by Nasdaq listing standards. The board of directors of OC Financial has determined that Mr. Parliment qualifies as an "audit committee financial expert" and will serve as such for the Audit Committee. The Audit Committees of Ohio Central Savings and OC Financial have the same members and authorities. The Audit Committee of Ohio Central Savings met three times during 2004.

        The Credit Committee of the board of directors of Ohio Central Savings is responsible for the oversight of risks regarding loan originations, loan portfolio management and non-performing assets, and compliance with all policies relating to credit risk, the Community Reinvestment Act and the fair lending laws. The Credit Committee meets periodically to approve loans within the limits of its authority and to review reports, activity and proposed significant actions relating to loans and asset quality. The Credit Committee also coordinates with the Audit Committee certain oversight responsibilities relating to internal controls for credit operations. Mr. Hughes chairs the Credit Committee and Ms. Gregg serves as the other member. The Credit Committee met 52 times during 2004.

        The Compensation Committee of the board of directors of OC Financial reviews and approves executive compensation, benefit plans, incentive compensation plans and employment agreements, and makes recommendations to the board of directors. Messrs. Lardiere (Chairman), Bowman, and Parliment serve as members of the Compensation Committee. The Compensation Committee of Ohio Central Savings has the same members and authorities. The Compensation Committee of Ohio Central Savings did not meet during fiscal 2004.

        The Asset/Liability Management Committee of the board of directors of Ohio Central Savings is responsible for the oversight of Ohio Central Savings' liquidity, interest rate movements, secondary market operations (including originated mortgage servicing rights valuations), investment portfolio management and compliance with policies relating to asset and liability management. The Asset Liability Management Committee meets periodically to approve transactions within the limits of its authority and to review reports, activity and proposed significant actions relating to asset and liability management. The Asset/Liability Management Committee also coordinates with the Audit Committee certain oversight responsibilities relating to internal controls for asset and liability management operations. Mr. Parliment chairs the Asset/Liability Management Committee and Mr. Hughes and Stewart Fitz Gibbon serve as members. The Asset/Liability Management Committee met 52 times during 2004.

        The Governance/Nominating Committee of OC Financial nominates individuals for election as directors. The current members of this committee consist of Messrs. Lagos (Chairman) and Lardiere. The independent directors who are not standing for election will serve as the members of this committee for OC Financial.

CORPORATE GOVERNANCE POLICIES AND PROCEDURES

        In addition to establishing committees of the board of directors, OC Financial will adopt a corporate governance policy and a code of business conduct and ethics. The corporate governance policy is expected to cover such matters as the following:

        o       the duties and responsibilities of each director;

        o the composition, responsibilities and operation of the board of directors;

        o the establishment and operation of board committees, including audit, nominating and compensation committees;

        o       succession planning;

        o       convening executive sessions of independent directors;

        o the board of directors' interaction with management and third parties; and

        o the evaluation of the performance of the board of directors and the chief executive officer.

        The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

DIRECTORS' COMPENSATION

        DIRECTORS' FEES. Except for Mr. Hughes and Ms. Gregg, who receive no fees for serving as directors, each director receives a fee of $750 for each regular board meeting attended. Committee members are not separately compensated.

THE BUSINESS BACKGROUND OF OUR EXECUTIVE OFFICERS

        The business experience for the past five years of our other executive officer, other than Mr. Hughes and Ms. Gregg, is as follows:

        H. STEWART FITZ GIBBON, III (Age 47), Mr. Fitz Gibbon has served as the Vice President and Chief Financial Officer of Ohio Central Savings since June 2003. From November 1999 until June 2003, he served as the Manager of Asset Liability Management for Third Federal Savings and Loan Association of Cleveland. He has also served as a national bank examiner.

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The following table sets forth certain information as to the total remuneration paid by Ohio Central Savings to its Chairman, President and Chief Executive Officer for the fiscal year ended September 30, 2004. No other officer received salary and bonus payments, other than the named individual, in excess of $100,000 for the year ending September 30, 2004.

                                                                                        LONG-TERM COMPENSATION
                                                                            --------------------------------------------------
                                   ANNUAL COMPENSATION                              AWARDS                PAYOUTS
                          -----------------------------------------------   ----------------------   -------------------------
                          YEAR                                              RESTRICTED  OPTIONS/
 NAME AND PRINCIPAL       ENDED                            OTHER ANNUAL       STOCK       SARS         LTIP       ALL OTHER
     POSITION             9/30(1)    SALARY     BONUS      COMPENSATION(2)    AWARDS       (#)       PAYOUTS   COMPENSATION(3)
------------------------  -------  ---------  ----------  ---------------   ----------  ----------   --------  ---------------
Robert W. Hughes,           2004    $175,000   $    --      $       --       $      --      --        $   --    $    11,941
  Chairman of the
  Board, President and
  Chief Executive
  Officer

--------------------------------------------------------------
(1) Summary compensation information is excluded for the years ended September 30, 2003 and 2002, as Ohio Central Savings was not a subsidiary of a public company during those periods.
(2) Ohio Central Savings also provides certain members of senior management with a car allowance and certain other personal benefits. The aggregate value of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.
(3)     Represents Ohio Central Savings' contributions pursuant to the 401(k).

        EMPLOYMENT AGREEMENTS. Effective upon the completion of the conversion and reorganization, Ohio Central Savings plans to enter into employment agreements with each of Messrs. Hughes and Fitz Gibbon and Ms. Gregg in replacement of their existing agreements. The employment agreements each have a term of 36 months. On the first anniversary date of the employment agreements and each anniversary date thereafter, each employment agreement may be extended for an additional year at the discretion of the board of directors, so that the remaining term will be 36 months. Under the employment agreements, Ohio Central Savings will pay the executives their base salary at the inception of the agreement, subject to discretionary increases by the board of directors. The base salary under the agreements for Messrs. Hughes and Fitz Gibbon is $182,228 and $86,528, respectively, and for Ms. Gregg is $97,344. The employment agreements provide that the base salary may be increased but not decreased. In addition to base salary and bonus, the employment agreements provide for, among other things, participation in a employee benefits plan including, group medical, dental, vision, disability and life insurance plans, 401(k) plan and other employee and fringe benefits applicable to executive personnel.

        In the event of termination of employment due to disability, the executive officer will be entitled one-twelfth of his or her base salary multiplied by the number of full years of employment (including any partial year over six months), and continued coverage under the life, medical and dental plans until the earlier of the executive's return to full-time employment with Ohio Central Savings, attaining age 65, employment with another employer or death, subject to the executive officer's continued payment of the costs and contributions for which he or she is responsible.

        In the event the executive officer's employment is terminated without cause by Ohio Central Savings, Ohio Central Savings will pay the executive officer three times his or her current salary plus three times the greater of the average cash bonus over the previous three fiscal years or the most recently completed fiscal year. Payment of medical, life and dental benefits will be made in installments over 36 months, however, Ohio Central Savings has the right to elect to make a discounted lump sum payment.

        Under the employment agreements, the executive officer may terminate his or her employment for good reason by giving notice within 60 days after the event giving rise to the right to terminate employment. "Good reason" generally includes our (i) decision not to re-elect or failure to re-elect the executive officer to his present position; (ii) relocation of the executive officer's principal place of employment by more than 25 miles from Ohio Central Savings current home office; (iii) reduction in the executive officer's base salary or a material reduction in the benefits the executive officer is entitled to; (iv) liquidation or dissolution of Ohio Central Savings or OC Financial; or (v) material uncured breach of the employment agreement. In the event an executive officer's employment is terminated for good reason, he or she will receive the same amounts and the same coverage under the medical and health plans that he would have received if his or her employment had been terminated without cause. In the event the executive officer terminates his employment by resignation other than due to good reason, he or she will be entitled to his earned salary through the date of termination.

        The executive officer is required under the employment agreement to execute a general release in consideration for any severance amounts. The executive officer also agrees not to compete with us for 12 months after termination other than in connection with a change in control. Payment of benefits under the employment agreement may be made in installments or in a lump sum discounted to present value in the case of future cash payments, as determined by Ohio Central Savings. Benefits under the agreement may be reduced to avoid constituting an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended. The employment agreements between Messrs. Hughes and Fitz Gibbon and Ms. Gregg and Ohio Central Savings are substantially similar.

BENEFITS

        GENERAL. We currently provide health and welfare benefits to our employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and co-payments by employees.

        OHIO CENTRAL SAVINGS 401(K) AND PROFIT SHARING PLAN. Following completion of the conversion and reorganization, we plan to provide our employees a 401(k) plan under the applicable provisions of the Internal Revenue Code of 1986. Currently, our employees participate in the plan sponsored by Third Federal for all its employees.

        All regular employees are eligible to begin making salary deferral contributions beginning in the first calendar quarter on or after they become an employee. This is their earliest entry date. Leased employees are expressly excluded from participating in the plan. Employees are eligible to receive contributions other than salary deferral contributions beginning in the first calendar quarter on or after they are an employee.

        Eligible employees may contribute up to 15% of their compensation each pay period to the 401(k) Plan on a pre-tax basis, not to exceed $13,000 for the calendar year 2004 plus another $3,000 for employees the age of 50 and over. Ohio Central Savings will match 100% of the employee's contribution up to 4% of the employee's contribution. The maximum deferral percentage and/or dollar amount may also be limited by Internal Revenue Service regulations.

        Employees who are at least 21 years of age and have worked at least 1,000 hours in a year are eligible to participate in the plan. Employees are always 100% vested in the contributions they choose to defer, whereas vesting in Ohio Central Savings contributions is based on years of vesting service in which an employee works at least 1,000 hours. Vesting in Ohio Central Savings contributions begins after two years of vesting service and increases ratably for each year of vesting service until an employee becomes fully vested after six years of vesting service.

        Employees may receive money from their vested accounts at normal retirement (age 65) and upon death, disability, or termination of employment. Employees may obtain loans from their vested account balances or withdraw all or part of their vested accounts (not earnings) if they can prove financial hardship and are unable to meet their financial needs another way.

        We may amend the 401(k) Plan at any time, except that no amendment may be made which would reduce the interest of any participant in or beneficiary of the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries unless necessary to comply with any law or regulation issued by any governmental agency to which the 401(k) Plan is subject.

        EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. We intend to implement an employee stock ownership plan in connection with the offering. The board of directors of Ohio Central Savings has adopted the employee stock ownership plan effective as of January 1, 2005. Employees with at least one year of employment with Ohio Central Savings are eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from OC Financial and use those funds to purchase a number of shares equal to 8% of the common stock sold in the offering or 55,200 shares at the maximum of the offering range. Assuming the employee stock ownership plan purchases 55,200 shares in the offering, we will recognize additional annual compensation expense of $27,600 over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

        Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Ohio Central Savings through discretionary contributions to the employee stock ownership plan over a period of up to twenty years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

        Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become fully vested upon completion of five years of credited service, with credit given to participants for years of credited service with Ohio Central Savings prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Ohio Central Savings' contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation

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

expense each year in an amount equal to the fair market value of the shares released from the suspense account. The employee stock ownership plan will terminate in the event of a change in control.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

        Ohio Central Savings does extend credit to its executive officers and directors and as of September 30, 2004, there was approximately $673,131 in principal amount of outstanding loans. Such loans are made on the same terms and conditions as loans to third parties and contain no unfavorable features. Any future transactions with officers, directors and 5% shareholders will be on terms no less favorable to Ohio Central Savings than could be obtained from third parties except as may otherwise be permitted under federal law.

        Christopher L. Lardiere, in addition to his duties as a Director of Ohio Central Savings and OC Financial, is a partner in the law firm of Kemp, Schaeffer, Rowe & Lardiere, Co., L.P.A., which provides legal services to Ohio Central Savings. During the year ended September 30, 2004, Ohio Central Savings paid Kemp, Schaeffer, Rowe & Lardiere, Co., L.P.A. legal fees of $26,000.

BENEFITS TO BE CONSIDERED FOLLOWING COMPLETION OF THE CONVERSION AND REORGANIZATION

        STOCK OPTION PLAN. We intend to request stockholder approval of a stock option plan no earlier than six months after the completion of the conversion and reorganization. If approved by the stockholders, the new stock option plan would, if adopted within one year of the conversion and reorganization, reserve an amount equal to 10% of the shares of common stock sold in the offering for issuance upon exercise of stock options. Ten percent of the shares of common stock issued in the offering would amount to 51,000 shares, 60,000 shares, 69,000 shares and 79,350 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the stock option plan after one year following the completion of the conversion and reorganization, we may grant options in an amount greater than 10% of the shares of common stock sold in the offering, although such plan, including the amount reserved under such plan, may remain subject to supervisory restrictions. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion and reorganization or whether we will present this plan for stockholder approval more than 12 months following the completion of the conversion and reorganization. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% of their ownership interest in OC Financial at the midpoint of the offering range.

        The exercise price of the options granted under the new stock option plan will be equal to the fair market value of OC Financial common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion and reorganization, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion and reorganization, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision regulations, if the stock option plan is adopted within one year of the conversion and reorganization, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

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

        The stock option plan will be administered by a committee of non-employee members of OC Financial's board of directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to OC Financial. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate after certain specified periods following termination.

        STOCK RECOGNITION AND RETENTION PLAN. We intend to request stockholder approval of a stock recognition and retention plan, no earlier than six months after the completion of the conversion and reorganization. If approved by stockholders, the new stock recognition and retention plan would, if adopted within one year of the conversion and reorganization, reserve an amount equal to 4% of the shares of common stock sold in the offering, or 20,400 shares, 24,000 shares, 27,600 shares and 31,740 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the recognition and retention plan after one year following the completion of the conversion and reorganization, we may grant shares in an amount greater than 4% of the shares of common stock sold in the offering, although such plan, including the amount granted under such plan, may remain subject to supervisory restrictions. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion and reorganization or whether we will present this plan for stockholder approval more than 12 months following the completion of the conversion and reorganization. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 3.8% in their ownership interest in OC Financial at the midpoint of the offering range. The stock reorganization and retention plan would be administered by a committee of non-employee members of OC Financial's board of directors.

        Awards granted under the stock recognition and retention plan would be non-transferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion and reorganization, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion and reorganization, awards also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause, which term would be defined in the plan, unvested shares would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion and reorganization, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

        The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense of OC Financial for tax purposes.

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

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Ohio Central Savings and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. Subject to the discussion below, the directors and officers have indicated their intention to purchase in the offering an aggregate of $1.4 million of common stock, equal to 27.5%, 23.3%, 20.3% and 17.6% of the number of shares of common stock to be sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

                                    AGGREGATE           NUMBER OF    PERCENT AT
NAME                              PURCHASE PRICE(1)     SHARES (1)    MIDPOINT
                                 ------------------  -----------   -------------
Robert W. Hughes(2)                $     375,000         37,500         6.25%
Thomas H. Lagos(2)                       375,000         37,500         6.25
Christopher L. Lardiere                  250,000         25,000         4.17
Thomas J. Parliment                      100,000         10,000         1.67
H. Stewart Fitz Gibbon, III              100,000         10,000         1.67
Diane M. Gregg                           100,000         10,000         1.67
Nils C. Muladore                          65,000          6,500         1.08
Michael B. Bowman                         35,000          3,500         0.58
                                 ------------------  -----------   -------------
All directors and executive
officers as a group (8 persons)    $   1,400,000           140,000        23.34%
                                 ==================  ============   ===========
---------------------------
(1) Includes purchases by the individual's spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the plan of conversion and reorganization.
(2) Under applicable regulations of the Office of Thrift Supervision and the plan of conversion and reorganization, the proposed purchases of Messrs. Hughes and Lagos will be limited to the lesser of 5% of the shares sold in the conversion and reorganization or the amount set forth above, subject to the discretion of the boards of directors of OC Financial and Ohio Central Savings to increase the number of shares permitted to be subscribed for by any person (together with any associate or group of persons acting in concert) to up to 9.99% of the shares sold in the conversion and reorganization, provided, however, that the amount by which any order exceeds 5% of the shares sold in the conversion and reorganization shall be aggregated with the amount by which all other orders exceed 5% of the shares sold in the conversion and reorganization, and that aggregate amount shall not exceed 10% of the shares offered in the conversion and reorganization. The dollar amounts shown for Messrs. Hughes and Lagos reflect their intent to purchase, to the extent available, shares in excess of the 5% purchase limit. If such shares are not available, the number of shares purchased will be limited to 30,000 shares assuming the sale of that number of shares at the midpoint of the offering range. At the maximum of the estimated offering range, as adjusted, Messrs. Hughes and Lagos would intend to purchase up to 37,500 shares, respectively, or 4.73% of the shares sold in the conversion and reorganization, respectively. See "The Conversion and Reorganization - Limitations on Common Stock Purchases."

                        THE CONVERSION AND REORGANIZATION

        The boards of directors of OC Financial and Ohio Central Savings have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by those members of Third Federal Savings and Loan Association of Cleveland, MHC who are depositors of Ohio Central Savings. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

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

GENERAL

        Ohio Central Savings, TFS Financial and Third Federal Savings and Loan Association of Cleveland, MHC entered into a Divestiture Agreement, dated December 13, 2004, whereby TFS will divest its control of Ohio Central Savings. Ohio Central Savings will become an independent institution by redeeming all of its outstanding common stock issued to TFS Financial. Immediately following the redemption, Ohio Central Savings will convert to stock form in accordance with the plan of conversion and reorganization. In connection with the redemption, Ohio Central Savings will pay TFS Financial the sum of $792,000. Following the conversion and reorganization, Ohio Central Savings will no longer be affiliated with Third Federal and have no business relationship other than to continue to service automobile loans that it sold to Third Federal during the past three years. No representative of Third Federal will continue to serve as a director or officer of OC Financial or Ohio Central Savings. In connection with the divestiture, the board of directors of Ohio Central Savings and OC Financial adopted the plan of conversion and reorganization on December 14, 2004. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the stock form of organization and we will sell shares of common stock to the public in our offering. When the conversion and reorganization is completed, all of the common stock of Ohio Central Savings will be owned by OC Financial, a new Maryland corporation, and all of the common stock of OC Financial will be owned by public stockholders.

        We intend to retain between $1.1 million and $2.7 million of the net proceeds of the offering, or $3.6 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Ohio Central Savings. The conversion and reorganization will be consummated only upon the issuance of at least 510,000 shares of our common stock offered pursuant to the plan of conversion and reorganization.

        The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan, supplemental eligible account holders and other members (depositors of Ohio Central Savings). If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Ohio counties of Franklin and Cuyahoga.

        We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See "- Community Offering."

        We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated consolidated pro forma market value of OC Financial. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See "- Determination of Share Price and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

        The following is a brief summary of the conversion and reorganization and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each office of Ohio Central Savings and at the

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

Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Ohio Central Savings' application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Where You Can Find Additional Information."

REASONS FOR THE CONVERSION AND REORGANIZATION

        The primary reasons for the conversion and reorganization are:

        o to increase our capital and become an independent financial institution in order to provide additional financial resources to support our internal growth through lending in communities we serve or may serve in the future;

        o to enhance our existing products and services and to support the development of new products and services;

        o       to improve our overall competitive position;

        o to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock; and

        o to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a recognition and retention plan and an employee stock ownership plan.

        As a stock holding company, we will have greater flexibility in structuring mergers and acquisitions. We have no current plans or agreements to acquire other banks, thrifts or financial service companies. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition, although we have no such acquisitions currently planned. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

APPROVALS REQUIRED

        The affirmative vote of a majority of the total votes eligible to be cast by the depositors of Ohio Central Savings at the special meeting of members is required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

        A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for March 28, 2005.

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

        CONTINUITY. While the conversion and reorganization is being accomplished, the normal business of Ohio Central Savings of accepting deposits and making loans will continue without interruption. Ohio Central Savings will continue to be a federally chartered savings institution and will continue to be regulated by the Office of Thrift Supervision. After the conversion and reorganization, Ohio Central Savings will continue to offer existing services to depositors, borrowers and other customers. The

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

directors serving Ohio Central Savings at the time of the conversion and reorganization will be the directors of OC Financial after the conversion and reorganization.

        EFFECT ON DEPOSIT ACCOUNTS. Pursuant to the plan of conversion and reorganization, each depositor of Ohio Central Savings at the time of the conversion and reorganization will automatically continue as a depositor after the conversion and reorganization, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion and reorganization. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion and reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

        EFFECT ON LOANS. No loan outstanding from Ohio Central Savings will be affected by the conversion and reorganization, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion and reorganization.

        EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of Ohio Central Savings are members of, and have voting rights in, Third Federal Savings and Loan Association of Cleveland, MHC as to all matters requiring membership action. Upon completion of the conversion and reorganization, depositors of Ohio Central Savings will cease to be members of Third Federal Savings and Loan Association of Cleveland, MHC and will no longer have voting rights. Upon completion of the conversion and reorganization, all voting rights in Ohio Central Savings will be vested in OC Financial as the sole stockholder of Ohio Central Savings. The stockholders of OC Financial will possess exclusive voting rights with respect to OC Financial common stock.

        TAX EFFECTS. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion and reorganization to the effect that the conversion and reorganization will not be taxable for federal or state income tax purposes to OC Financial, Ohio Central Savings eligible account holders, supplemental eligible account holders, or other depositors of Ohio Central Savings. See "- Material Income Tax Consequences."

        EFFECT ON LIQUIDATION RIGHTS. Each depositor in Ohio Central Savings has both a deposit account in Ohio Central Savings and a pro rata ownership interest in the net worth of Third Federal Savings and Loan Association of Cleveland, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Third Federal Savings and Loan Association of Cleveland, MHC. Upon completion of the conversion and reorganization, the depositors of Ohio Central Savings will no longer have an interest in any liquidation account of the company. Prior to the completion of the conversion and reorganization, any depositor who opens a deposit account at Ohio Central Savings obtains a pro rata ownership interest in Third Federal Savings and Loan Association of Cleveland, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Third Federal Savings and Loan Association of Cleveland, MHC, which is lost to the extent that the balance in the account is reduced or closed.

        Consequently, depositors in a stock subsidiary of a mutual holding company, such as Ohio Central Savings, normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Third Federal Savings and Loan Association of Cleveland, MHC is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Third Federal Savings and Loan Association of Cleveland, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

        In the unlikely event that Ohio Central Savings were to liquidate after the conversion and reorganization, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of September 30, 2004, who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to OC Financial as the holder of Ohio Central Savings' capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See - "Liquidation Rights."

DETERMINATION OF SHARE PRICE AND NUMBER OF SHARES TO BE ISSUED

        The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Ohio Central Savings and OC Financial have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $25,000, and will be reimbursed for its expenses. RP Financial will receive an additional fee of $2,500 for each update to the valuation appraisal. Ohio Central Savings and OC Financial have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

        The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between OC Financial and the peer group.

        RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial also advised the board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

        The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Ohio Central Savings. RP Financial also considered the following factors, among others:

        o the present results and financial condition of Ohio Central Savings, and the projected results and financial condition of OC Financial;

        o the economic and demographic conditions in Ohio Central Savings' existing market area;

        o certain historical, financial and other information relating to Ohio Central Savings;

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

        o a comparative evaluation of the operating and financial characteristics of Ohio Central Savings with those of other similarly situated publicly traded savings institutions located in the State of Ohio, and other states in the Midwest United States;

        o the aggregate size of the offering of the shares of common stock;

        o the impact of the conversion and reorganization and the offering on OC Financial's stockholders' equity and earnings potential;

        o       the proposed dividend policy of OC Financial;

        o the trading market for securities of comparable institutions and general conditions in the market for such securities; and

        o       the capital and earnings impact of the separation from Third
                Federal.

        Included in RP Financial's independent valuation were certain assumptions as to the pro forma earnings of OC Financial after the conversion and reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

        The independent valuation states that as of November 26, 2004, the estimated pro forma market value of OC Financial ranged from $5.1 million to $6.9 million, with a midpoint of $6.0 million. The board of directors of OC Financial decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 510,000 shares, the midpoint of the offering range will be 600,000 shares and the maximum of the offering range will be 690,000 shares, or 793,500 if the maximum amount is adjusted because of demand for shares or changes in market conditions.

        The following table presents a summary of selected pricing ratios for OC Financial and our peer group companies identified by RP Financial. Our pro forma price-to-earnings multiple is annualized based on earnings for the twelve months ended September 30, 2004, while information for the peer group companies is based on earnings for the twelve months ended September 30, 2004 or the latest available trailing twelve-month period. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 700.9% on a price-to-earnings basis, a discount of 29.2% on a price-to-book basis and a discount of 31.1% on a price-to-tangible book basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group. Our board of directors, in reviewing and approving the valuation, considered the range of price-to- earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing OC Financial, and the number of shares to be sold, in comparison to the peer group institutions. Specifically, in approving the valuation, the board believed that OC Financial would not be able to sell its shares at a price-to-book value that was in line with the peer group without unreasonably exceeding the identified peer group on a price-to-earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and reorganization.

                                                PRO FORMA
                                                PRO FORMA           PRO FORMA
                                            PRICE-TO-EARNINGS      PRICE-TO-BOOK    PRICE-TO-TANGIBLE
                                                 MULTIPLE           VALUE RATIO      BOOK VALUE RATIO
OC FINANCIAL                               -------------------  ------------------ --------------------
 Maximum...............................           166.67x              80.97%             80.97%
 Minimum...............................           166.67               73.48              73.48

VALUATION OF PEER GROUP COMPANIES AS
 OF NOVEMBER 26, 2004
 Averages..............................            20.81x             114.37%            117.44%
 Medians...............................            20.79              112.32             113.28

        The board of directors of Ohio Central Savings reviewed the independent valuation and, in particular, considered the following:

        o Ohio Central Savings' financial condition and results of operations;

        o a comparison of financial performance ratios of Ohio Central Savings to those of other financial institutions of similar size; and

        o market conditions generally and, in particular, for financial institutions.

        All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Ohio Central Savings or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of OC Financial to less than $7.9 million or more than $5.1 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to OC Financial's registration statement.

        THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING OUR SHARES OF COMMON STOCK. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY OUR CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION THAT WE PROVIDED TO THEM, NOR DID RP FINANCIAL INDEPENDENTLY VALUE OUR ASSETS OR LIABILITIES. THE INDEPENDENT VALUATION CONSIDERS OHIO CENTRAL SAVINGS AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF OHIO CENTRAL SAVINGS. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH MAY CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING OUR COMMON STOCK IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL THEIR SHARES AT PRICES AT OR ABOVE THE $10.00 OFFERING PRICE PER SHARE.

        Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $7.9 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 793,500 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

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        If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $7.9 million and a corresponding increase in the offering range to more than 793,500 shares, or a decrease in the minimum of the valuation range to less than $5.1 million and a corresponding decrease in the offering range to fewer than 510,000 shares, then we will promptly return with interest at Ohio Central Savings' passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the reorganization. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to subscribers as described above. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

        An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and OC Financial's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and OC Financial's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Data."

        Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Ohio Central Savings and as specified under "Where You Can Find Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

        In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "- Limitations on Common Stock Purchases."

        PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Ohio Central Savings depositor with aggregate deposit account balances of $50.00 or more (a "Qualifying Deposit") on September 30, 2003 (an "Eligible Account Holder") will receive, without payment therefor, non-transferable subscription rights to purchase, subject to the overall purchase limitations, up to 10,000 shares of our common stock or, if greater, 15 times the number of subscription shares offered multiplied by the aggregate Qualifying Deposit account balances of the Eligible Account Holder divided by the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See "- Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total

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amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

        To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on September 30, 2003. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of OC Financial or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding September 30, 2003.

        PRIORITY 2: TAX-QUALIFIED EMPLOYEE PLANS. Each tax-qualified employee plan, including the employee stock ownership plan, shall be entitled to receive, without payment therefore, second priority, non-transferable subscription rights to purchase up to 10.0% of the common stock, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10.0% of the shares of common stock sold, including any increase in the number of shares of common stock to be issued as a result of an increase of up to 15% in the maximum of the estimated offering range. The proposed Ohio Central Savings Employee Stock Ownership Plan, which is the only plan expected to order shares, intends to purchase 8.0% of the shares of common stock sold in the stock offering, or 408,000 shares and 552,000 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by the tax-qualified employee plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of Ohio Central Savings' directors, officers, employees or their associates. Subscription rights received in this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares in Priority No. 1; provided, however, that notwithstanding any other provisions of the plan of conversion and reorganization and stock issuance to the contrary, in the event that the total number of shares offered in the stock offering is increased to an amount greater than the number of shares representing the maximum of the estimated offering range, each tax-qualified employee plan will have a priority right to purchase any such shares exceeding the maximum of the estimated offering range up to an aggregate of 10.0% of the common stock sold in the stock offering. See "Management of OC Financial - Benefits - Employee Stock Ownership Plan."

        PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Ohio Central Savings depositor with a Qualifying Deposit on December 31, 2004 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, non-transferable subscription rights to purchase up to 10,000 shares of common stock or, if greater, 15 times the number of subscription shares offered multiplied by the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder divided by the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible

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Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

        To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at December 31, 2004. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

        PRIORITY 4: OTHER MEMBERS. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, each depositor of Ohio Central Savings on the voting record date of January 31, 2005 who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, non-transferable subscription rights to purchase up to 10,000 shares of common stock, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

        EXPIRATION DATE. The Subscription Offering will expire at 12:00 noon, Eastern Standard Time, on March 15, 2005, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

        We will not execute orders until we received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 510,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Ohio Central Savings' passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Ohio Central Savings' passbook savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not go beyond March 28, 2007,which is two years after the special meeting of members of Ohio Central Savings to vote on the conversion and reorganization.

PERSONS WHO ARE NOT PERMITTED TO PARTICIPATE IN THE STOCK OFFERING

        OC Financial will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock through the plan of conversion and reorganization reside. However, OC Financial is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

        o the number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization who reside in such jurisdiction is small;

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        o       the granting of subscription rights or the offer or sale of shares of common stock to these persons would require any of OC Financial and Ohio Central Savings or their officers, directors or employees, under the laws of that jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in that jurisdiction or to qualify as a foreign corporation or file a consent to service of process in that jurisdiction; or

        o the registration, qualification or filing in the judgment of OC Financial would be impracticable or unduly burdensome for reasons of cost or otherwise.

        Where the number of persons eligible to subscribe for shares in one state is small, OC Financial will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register OC Financial or Ohio Central Savings, its officers, directors or employees as brokers, dealers or salesmen.

COMMUNITY OFFERING

        To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Ohio counties of Franklin and Cuyahoga.

        Subscribers in the community offering may purchase up to 10,000 shares of common stock, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases." THE OPPORTUNITY TO PURCHASE SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING.

        If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Ohio counties of Franklin and Cuyahoga, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Ohio counties of Franklin and Cuyahoga whose orders remain unsatisfied based on the size of the unfilled order of each such person relative to the size of the aggregate unfilled orders of other natural persons residing in the Ohio counties of Franklin and Cuyahoga. In addition, orders received for shares of common stock in the community offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order.

        The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the Ohio counties of Franklin or Cuyahoga, has a present intent to remain within this community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

        EXPIRATION DATE. The community offering, if conducted, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering,

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and must terminate no more than 45 days following the subscription offering. OC
Financial may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond April 29, 2005. If we have not received orders to purchase 510,000 shares by April 29, 2005, all funds delivered to us will be returned promptly to the subscribers with interest at Ohio Central Savings' passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place a new stock order for a specified period of time. These extensions may not go beyond March 28, 2007, which is two years after the special meeting of members of Ohio Central Savings to vote on the conversion and reorganization.

SYNDICATED COMMUNITY OFFERING

        All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Keefe, Bruyette & Woods. OC Financial and Ohio Central Savings expect to market any shares of common stock which remain unsubscribed after the subscription and community offerings through a syndicated community offering. OC Financial and Ohio Central Savings have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Keefe, Bruyette & Woods agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

        The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than 10,000 shares of common stock.

        Keefe, Bruyette & Woods may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with OC Financial as of a certain order date for the purchase of shares of common stock. When and if OC Financial, in consultation with Keefe, Bruyette & Woods believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Keefe, Bruyette & Woods to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by OC Financial for each selected dealer. After payment has been received by OC Financial from selected dealers, funds will earn interest at Ohio Central Savings' passbook rate until the completion or termination of the conversion and reorganization. Funds will be promptly returned, with interest, in the event the conversion and reorganization is not completed as described above.

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        The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by OC Financial and Ohio Central Savings with the approval of the Office of Thrift Supervision.

LIMITATIONS ON COMMON STOCK PURCHASES

        The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

        o No person may purchase fewer than 25 shares of common stock or generally more than 10,000 shares;

        o Our tax-qualified stock benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

        o Except for the tax-qualified employee stock benefit plans and those subscribers in Priority 1 and Priority 3, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 20,000 shares in all categories of the offering combined;

        o The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate may not exceed 34% of the shares issued in the offering; and

        o The maximum purchase of common stock in the subscription offering by a person or group of persons is 5% of the stock sold in the offering.

        Subject to any required regulatory approval and the requirements of applicable laws and regulations, the board of directors of OC Financial and Ohio Central Savings may, in their sole discretion increase or decrease the maximum purchase limitations and any other purchase limitations, or increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the stock offering, provided that orders for shares exceeding 5% of the shares being offered in the stock offering shall not exceed, in the aggregate, 10% of the shares being offering in the stock offering. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

        If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

        In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

        (1) to fill our tax-qualified employee stock benefit plans' subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

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        (2)     in the event that there is an oversubscription at the Eligible
                Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

        (3) to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Ohio Counties of Franklin and Cuyahoga.

        The term "associate" of a person means:

        (1) any corporation or organization, other than OC Financial, Ohio Central Savings or a majority-owned subsidiary of Ohio Central Savings, of which the person is a senior officer, partner or 10% beneficial stockholder;

        (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

        (3) any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of OC Financial or Ohio Central Savings.

        The term "acting in concert" means:

        (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

        (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

        A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

        Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of OC Financial or Ohio Central Savings and except as described below. Any purchases made by any associate of OC Financial or Ohio Central Savings for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the National Association of Securities Dealers, Inc., members of the National Association of Securities Dealers and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "- Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of OC Financial."

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MARKETING AND DISTRIBUTION; COMPENSATION

        Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

        We have engaged Keefe, Bruyette & Woods a broker-dealer registered with the National Association of Securities Dealers, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Keefe, Bruyette & Woods will assist us in the offering as follows:

        o consulting as to the securities marketing implications of any aspect of the plan of conversion and reorganization or any related corporate documents;

        o reviewing with our board of directors the securities marketing implications of the independent appraiser's appraisal of the common stock;

        o reviewing all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

        o assisting in the design and implementation of a marketing strategy for the offering;

        o assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

        o providing such other general advice and assistance we may request to promote the successful completion of the offering.

        For these services, Keefe, Bruyette & Woods will receive a fee of the greater of $75,000 or 1.50% of the aggregate dollar amount of the common stock sold in the subscription and community offerings if the conversion and reorganization is consummated, excluding in each case shares purchased by our tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. For these services, we will make an advance payment of $25,000 to Keefe, Bruyette & Woods in five monthly installments commencing upon adoption of the Plan.

        The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods will receive a management fee of 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Keefe, Bruyette & Woods and other NASD member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

        We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses for counsel associated with its marketing effort, up to a maximum of $30,000 unless otherwise agreed by us. If the plan of conversion is terminated or if Keefe, Bruyette & Woods' engagement is terminated in

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accordance with the provisions of the agreement, Keefe, Bruyette & Woods will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these expenses. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

        Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Ohio Central Savings may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Ohio Central Savings' Dublin office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

        The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

PROCEDURE FOR PURCHASING SHARES

        EXPIRATION DATE. The offering will expire at 12:00 noon, Eastern Standard Time, on March 15, 2005, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond April 29, 2005 would require the Office of Thrift Supervision's approval. All funds delivered to us to purchase shares of common stock in the offering would be returned promptly to the subscribers with interest at Ohio Central Savings' passbook savings rate and all deposit account withdrawal authorizations would be canceled. Potential purchasers would be given the right to place new orders for common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, we will promptly return all funds previously delivered to us to purchase shares of common stock with interest at Ohio Central Savings' passbook savings rate and all deposit account withdrawal authorizations will be canceled. Subscribers may be resolicited with the approval of the Office of Thrift Supervision.

        To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be

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maintained in a segregated account at Ohio Central Savings or at another insured depository institution and will earn interest at our passbook savings rate from the date of receipt.

        We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at Ohio Central Savings' passbook savings rate from the date of receipt.

        We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

        USE OF ORDER FORMS. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, Eastern Standard Time, on March 15, 2005. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to March 15, 2005, will not entitle you to purchase shares of common stock unless we receive the envelope by March 15, 2005. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

        By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Ohio Central Savings or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        PAYMENT FOR SHARES. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

        (1)     personal check, bank check or money order, payable to OC
                Financial; or

        (2) authorization of withdrawal from Ohio Central Savings deposit accounts designated on the order form.

        Appropriate means for designating withdrawals from deposit accounts at Ohio Central Savings are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until

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the offering is completed, at which time the designated withdrawal will be made.
Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Ohio Central Savings and/or another FDIC insured depository institution and will earn interest at Ohio Central Savings' passbook savings rate from the date payment is received until the offering is completed or terminated. The funds received by OC Financial, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations.

        You may not use a check drawn on a Ohio Central Savings line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to OC Financial. Please provide a check instead of designating a direct withdrawal from Ohio Central Savings accounts with check-writing privileges, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

        If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Ohio Central Savings' individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Ohio Central Savings individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Ohio Central Savings individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

        We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

        Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or OC Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase.

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        Regulations prohibit Ohio Central Savings from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

        DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock issued in the offering and Ohio Central Savings checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. UNTIL CERTIFICATES FOR THE SHARES OF COMMON STOCK ARE AVAILABLE AND DELIVERED TO PURCHASERS, PURCHASERS MAY NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY ORDERED, EVEN THOUGH THE COMMON STOCK WILL HAVE BEGUN TRADING.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

        OFFICE OF THRIFT SUPERVISION REGULATIONS PROHIBIT ANY PERSON WITH SUBSCRIPTION RIGHTS, INCLUDING THE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS, FROM TRANSFERRING OR ENTERING INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS ISSUED UNDER THE PLAN OF CONVERSION AND REORGANIZATION OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE. THESE RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE GRANTED AND ONLY FOR HIS OR HER ACCOUNT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE REGULATIONS ALSO PROHIBIT ANY PERSON FROM OFFERING OR MAKING AN ANNOUNCEMENT OF AN OFFER OR INTENT TO MAKE AN OFFER TO PURCHASE SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE PRIOR TO COMPLETION OF THE OFFERING.

        WE INTEND TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS, AND WE WILL NOT HONOR ORDERS THAT WE BELIEVE INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS.

STOCK INFORMATION CENTER

        If you have any questions regarding the offering, please call or visit our Stock Information Center, toll free, at 1-800-678-6228 (extension 134), from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday. The Stock Information Center is located at our main office, 6033 Perimeter Drive, Dublin, Ohio. The Stock Information Center will be closed weekends and bank holidays.

LIQUIDATION RIGHTS

        In the unlikely event of a complete liquidation of Third Federal Savings and Loan Association of Cleveland, MHC prior to the conversion and reorganization, all claims of creditors of Third Federal Savings and Loan Association of Cleveland, MHC, including those of depositors of Third Federal Savings and Loan Association of Cleveland and Ohio Central Savings (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Third Federal Savings and Loan Association of Cleveland, MHC remaining, these assets would be paid to members of Third Federal Savings and Loan Association of Cleveland, MHC, including depositors of Ohio Central Savings, pro rata, based upon the deposit balances in their deposit account in Ohio Central Savings immediately prior to liquidation. Upon completion of the conversion and reorganization the depositors of Ohio Central Savings will no longer have an interest in any liquidation account of the MHC. In the unlikely event that Ohio Central Savings were to liquidate after the conversion and reorganization, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to

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certain depositors, with any assets remaining thereafter distributed to OC
Financial as the holder of Ohio Central Savings capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

        The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion and reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Ohio Central Savings as of the date of its latest balance sheet contained in this prospectus.

        The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Ohio Central Savings after the conversion and reorganization with a liquidation interest in the unlikely event of the complete liquidation of Ohio Central Savings after the conversion and reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Ohio Central Savings, would be entitled, on a complete liquidation of Ohio Central Savings after the conversion and reorganization, to an interest in the liquidation account prior to any payment to the stockholders of OC Financial. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Ohio Central Savings on September 30, 2003 and December 31, 2004, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on September 30, 2003 or December 31, 2004, respectively, bears to the balance of all deposit accounts in Ohio Central Savings on such dates.

        If, however, on any September 30th annual closing date commencing on or after the effective date of the conversion and reorganization, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2003 or December 31, 2004, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to OC Financial as the sole stockholder of Ohio Central Savings.

MATERIAL INCOME TAX CONSEQUENCES

        Consummation of the conversion and reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion and reorganization will not be a taxable transaction to OC Financial, Ohio Central Savings, Eligible Account Holders, Supplemental Eligible Account Holders, and other members of Ohio Central Savings. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that OC Financial or Ohio Central Savings would prevail in a judicial proceeding.

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        Ohio Central Savings and OC Financial have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

        1. No gain or loss will be recognized by Ohio Central Savings in its mutual or stock form by reason of the conversion and reorganization;

        2. No gain or loss will be recognized by Ohio Central Savings or OC Financial on the receipt by Ohio Central Savings of money from OC Financial in exchange for shares of Ohio Central Savings' capital stock or by OC Financial upon the receipt of money from the sale of its common stock;

        3. The basis of the assets of Ohio Central Savings in the stock form will be the same as immediately prior to the conversion and reorganization;

        4. The holding period of the assets of Ohio Central Savings in the stock form will include the holding period of Ohio Central Savings in the mutual form;

        5. No gain or loss will be recognized by Ohio Central Savings' account holders upon the issuance to them of accounts in Ohio Central Savings immediately after the conversion and reorganization, in the same dollar amounts and on the same terms and conditions as their accounts at Ohio Central Savings in its mutual form, plus an interest in the liquidation account in exchange for their deemed ownership interests in Ohio Central Savings prior to the conversion and reorganization;

        6. It is more likely than not that the fair market value of the non-transferable subscription rights to purchase common stock of OC Financial, Inc. is zero based on the fact that these rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the receipt of non-transferable subscription rights in the conversion and reorganization, and no taxable income will be realized upon the exercise by them of the non-transferable subscription rights;

        7. The tax basis of account holders' accounts in Ohio Central Savings immediately after the conversion and reorganization will be the same as the tax basis of their accounts immediately before conversion and reorganization;

        8. The tax basis of each account holder's interest in the liquidation account will be zero; and

        9. It is more likely than not that the tax basis of the common stock purchased in the conversion and reorganization will be the amount paid for such stock. The holding period for the stock purchased pursuant to subscription rights will begin on the date of purchase.

        In the view of RP Financial (who is acting as independent appraiser of the value of the shares of OC Financial common stock in connection with the conversion and reorganization), whose view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth in paragraph 5, above. If the subscription rights granted to Eligible Account Holders and

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Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to their value, and OC Financial could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

        The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether non-transferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Ohio Central Savings, the members of Ohio Central Savings, OC Financial and the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that OC Financial or Ohio Central Savings would prevail in a judicial or administrative proceeding.

        The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to OC Financial's registration statement. Advice regarding the Ohio state tax consequences consistent with the federal tax opinion has been issued by Crowe Chizek and Company LLC, tax advisors to Ohio Central Savings and OC Financial.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF OUR SHARES AFTER CONVERSION

        All shares of common stock purchased in the offering by a director or an executive officer of Ohio Central Savings generally may not be sold for a period of one year following the closing of the conversion and reorganization, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of OC Financial also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

        Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion and reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

        Office of Thrift Supervision regulations prohibit OC Financial from repurchasing its shares of common stock during the first year following conversion and reorganization unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

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                   RESTRICTIONS ON ACQUISITION OF OC FINANCIAL

        Although the board of directors of OC Financial is not aware of any effort that might be made to obtain control of OC Financial after the conversion and reorganization, the board of directors believes that it is appropriate to include certain provisions as part of OC Financial's articles of incorporation to protect the interests of OC Financial and its stockholders from takeovers which the board of directors of OC Financial might conclude are not in the best interests of Ohio Central Savings, OC Financial or OC Financial's stockholders.

        The following discussion is a general summary of the material provisions of OC Financial's articles of incorporation and bylaws, Ohio Central Savings' charter and bylaws and certain other statutory and regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in OC Financial's articles of incorporation and bylaws and Ohio Central Savings' charter and bylaws, reference should be made in each case to the document in question, each of which is part of Ohio Central Savings application for conversion with the Office of Thrift Supervision and OC Financial's registration statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

OC FINANCIAL'S ARTICLES OF INCORPORATION AND BYLAWS

        OC Financial's articles of incorporation contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of OC Financial more difficult.

        The following description is a summary of the provisions of the articles of incorporation and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

        DIRECTORS. Initially, the board of directors will be divided into three classes. Only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of OC Financial's board of directors. Further, the bylaws authorize the board of directors to establish additional classes of directors, and impose notice, informational and other requirements and conditions in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

        RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The bylaws provide that special meetings of stockholders can be called by the Chief Executive Officer, the President or the board of directors pursuant to a resolution adopted by a majority of the total number of directors authorized by our articles of incorporation and bylaws or upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the Special Meeting, subject to compliance with certain rules and procedures set forth in the bylaws.

        PROHIBITION OF CUMULATIVE VOTING. The articles of incorporation prohibit cumulative voting for the election of directors.

        LIMITATION OF VOTING RIGHTS. The articles of incorporation provide that in no event will any person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of

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common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

        RESTRICTIONS ON REMOVING DIRECTORS FROM OFFICE. The articles of incorporation provide that directors can be removed from office for cause if the removal is approved by the vote of stockholders owning at least two-thirds of the shares entitled to vote in the election of directors (after giving effect to the limitation on voting rights discussed above in "- Limitation of Voting Rights). However, if removal of a director is recommended by at least two-thirds of the total number of directors authorized by our articles of incorporation and bylaws (excluding the director whose removal is sought), a director may be removed with or without cause and the removal need only be approved by stockholders owning a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in "- Limitation of Voting Rights").

        AUTHORIZED BUT UNISSUED SHARES. After the conversion and reorganization, OC Financial will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of OC Financial Following the Conversion." The articles of incorporation authorize 20,000,000 shares of common stock and 5,000,000 shares of serial preferred stock. The board of directors of OC Financial may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that OC Financial has authority to issue. In addition, the board of directors of OC Financial is authorized, without further approval of the stockholders, to issue additional shares of common or preferred stock and to classify or reclassify any unissued shares of stock (including common stock and preferred stock) from time to time into one or more classes or series subject to applicable provisions of law, and the board of directors is authorized to fix by setting or changing the designations, and the relative preferences, conversion or other rights (including offering rights), voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of OC Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of common stock or a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of common or preferred stock therefore may be to deter a future attempt to gain control of OC Financial. The board of directors has no present plan or understanding to issue any preferred stock.

        AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval at least two-thirds shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in "- Limitation of Voting Rights"). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of directors authorized by our articles of incorporation and bylaws, the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in "- Limitation of Voting Rights"). Maryland law and our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved and deemed advisable by our board of directors before it can be submitted for consideration at an annual or special meeting.

        The bylaws may be amended exclusively by the affirmative vote of a majority of the total number of authorized directors of OC Financial.

        APPROVAL OF CONSOLIDATIONS, MERGERS, AND OTHER SIMILAR TRANSACTIONS. Maryland law provides that, subject to limited exceptions, consolidations, mergers and other similar transactions require the

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approval of stockholders owning at least two-thirds of the shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in "- Limitation of Voting Rights"). However, our articles of incorporation provide that if the transaction is approved by at least two-thirds of the total number of directors authorized by our articles of incorporation and bylaws, the transaction need only be approved by stockholders owning a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in "- Limitation of Voting Rights").

        In addition, OC Financial is subject to the Maryland business combination statute, which prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of an interested stockholder for a period of five years after the most recent date on which the interested stockholder becomes an interested stockholder, unless the board of directors approved in advance the transaction by which the interested stockholder otherwise would have become an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision or by a resolution of its board of directors. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock other than shares owned by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These approval requirements do not have to be met if certain fair price and terms criteria have been satisfied.

CONVERSION REGULATIONS

        Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

CHANGE OF CONTROL REGULATIONS

        Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

        Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

        The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

        (1) the acquisition would result in a monopoly or substantially lessen competition;

        (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

        (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

        At the effective date, OC Financial will be authorized to issue 20,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. OC Financial currently expects to issue in the offering up to 690,000 shares of common stock, subject to adjustment. OC Financial will not issue shares of preferred stock in the conversion and reorganization. Each share of OC Financial common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

        The shares of common stock of OC Financial will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

COMMON STOCK

        DIVIDENDS. OC Financial may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by OC Financial is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of OC Financial will be entitled to receive and share equally in dividends as may be declared by the board of directors of OC Financial out of funds legally available therefor. If OC Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. We have no present intention to pay dividends. See "Our Policy Regarding Dividends."

        VOTING RIGHTS. Upon consummation of the conversion, the holders of common stock of OC Financial will have exclusive voting rights in OC Financial. They will elect OC Financial's board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of OC Financial's common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If OC Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including a consolidation, merger, share exchange or a sale of substantially all of the assets of OC Financial require a two-thirds stockholder vote unless the transaction is first approved by at least two-thirds of the board of directors.

        As a federal stock savings institution, corporate powers and control of Ohio Central Savings are vested in its board of directors, who elect the officers of Ohio Central Savings and who fill any vacancies on the board of directors. Voting rights of Ohio Central Savings are vested exclusively in the owners of the shares of capital stock of Ohio Central Savings, which will be OC Financial, and voted at the direction of OC Financial's board of directors. Consequently, the holders of the common stock of OC Financial will not have direct control of Ohio Central Savings

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Ohio Central Savings, OC Financial, as the holder of 100% of Ohio Central Savings' capital stock, would be entitled to receive all assets of Ohio Central Savings available for distribution, after payment or provision for payment of all debts and liabilities of Ohio Central Savings, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Ohio Central Savings available for distribution. In the event of liquidation, dissolution or winding up of OC Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OC Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        PREEMPTIVE RIGHTS. Holders of the common stock of OC Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

        None of the shares of OC Financial's authorized preferred stock will be issued as part of the offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                 TRANSFER AGENT

        The transfer agent and registrar for OC Financial's common stock is Registrar and Transfer Company.

                                     EXPERTS

        The consolidated financial statements of Ohio Central Savings as of September 30, 2004 and 2003, and for each of the years in the two-year period ended September 30, 2004, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

        RP Financial has consented to the publication herein of the summary of its report to OC Financial setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

                              LEGAL AND TAX MATTERS

        Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to OC Financial and Ohio Central Savings, has issued to OC Financial its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion and reorganization. The Ohio tax consequences of the conversion and reorganization has been passed upon for Ohio Central Savings by Crowe Chizek and Company LLC, Columbus, Ohio. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Muldoon Murphy & Aguggia LLP, Washington, D.C.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

        OC Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including OC Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

        Ohio Central Savings has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion and reorganization. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

        IN CONNECTION WITH THE OFFERING, OC FINANCIAL WILL REGISTER ITS COMMON STOCK UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 AND, UPON SUCH REGISTRATION, OC FINANCIAL AND THE HOLDERS OF ITS COMMON STOCK WILL BECOME SUBJECT TO THE PROXY SOLICITATION RULES, REPORTING REQUIREMENTS AND RESTRICTIONS ON COMMON STOCK PURCHASES AND SALES BY DIRECTORS, OFFICERS AND GREATER THAN 10% STOCKHOLDERS, THE ANNUAL AND PERIODIC REPORTING AND CERTAIN OTHER REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934. UNDER THE PLAN OF CONVERSION AND REORGANIZATION, OC FINANCIAL HAS UNDERTAKEN THAT IT WILL NOT TERMINATE SUCH REGISTRATION FOR A PERIOD OF AT LEAST THREE YEARS FOLLOWING COMPLETION OF THE CONVERSION AND REORGANIZATION.

                              OHIO CENTRAL SAVINGS
                                  Dublin, Ohio

                                  ANNUAL REPORT
                           September 30, 2004 and 2003





                                    CONTENTS






REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................   F-2

CONSOLIDATED FINANCIAL STATEMENTS

      CONSOLIDATED BALANCE SHEETS ........................................   F-3

      CONSOLIDATED STATEMENTS OF INCOME ..................................   F-4

      CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY.....................   F-5

      CONSOLIDATED STATEMENTS OF CASH FLOWS ..............................   F-6

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .........................   F-7

All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

The financial statements of OC Financial, Inc. have been omitted because OC Financial, Inc. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.


--------------------------------------------------------------------------------
                                                                            F-1.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Ohio Central Savings
Dublin, Ohio


We have audited the accompanying consolidated balance sheets of Ohio Central Savings as of September 30, 2004 and 2003, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Central Savings as of September 30, 2004 and 2003 and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.


                                        /s/ Crowe Chizek and Company LLC
                                        --------------------------------
                                        Crowe Chizek and Company LLC

Columbus, Ohio
December 14, 2004


--------------------------------------------------------------------------------
                                                                            F-2.


                                                OHIO CENTRAL SAVINGS
                                             CONSOLIDATED BALANCE SHEETS
                                             September 30, 2004 and 2003

-------------------------------------------------------------------------------------------------------------------

                                                                                      2004                 2003
                                                                                      ----                 ----
ASSETS
Cash and due from financial institutions                                        $       665,049    $        884,351
Federal funds sold                                                                    3,820,000             994,000
                                                                                ---------------    ----------------
     Total cash and cash equivalents                                                  4,485,049           1,878,351
Investment in mutual funds                                                               58,196              39,505
Certificates of deposit in other financial institutions                                  99,000             599,000
Securities held to maturity (fair value:  2004 - $22,961,177;
   2003 - $19,231,003)                                                               22,970,895          19,103,088
Federal Home Loan Bank stock                                                            688,900             658,600
Loans, net of allowance of $230,585 in 2004 and $216,749 in 2003                     26,104,278          26,081,567
Loans held for sale                                                                      92,296             618,732
Premises and equipment, net                                                             732,892             747,091
Accrued interest receivable                                                             181,177             188,257
Prepaid expenses                                                                         70,627             115,270
Other assets                                                                             84,072              47,624
                                                                                ---------------    ----------------

     Total assets                                                               $    55,567,382    $     50,077,085
                                                                                ===============    ================


LIABILITIES AND SHAREHOLDER'S EQUITY

Deposits
     Savings deposits                                                           $    13,687,434    $     15,953,530
     Demand deposits                                                                  6,838,187           3,510,760
     Money market deposits                                                            3,007,420           3,370,378
     Time deposits                                                                    8,727,589           7,052,389
                                                                                ---------------    ----------------
         Total deposits                                                              32,260,630          29,887,057
Federal Home Loan Bank advances                                                      16,450,000          12,450,000
Payments collected on loans sold                                                      1,946,878           1,703,171
Accrued interest payable                                                                 67,342              56,610
Drafts in process                                                                       798,860           1,976,134
Other liabilities                                                                       289,242             274,394
                                                                                ---------------    ----------------
     Total liabilities                                                               51,812,952          46,347,366

Commitments and contingent liabilities (Note 12)

Common stock, $0.01 par value; 1,000
   shares authorized, issued and outstanding                                                 10                  10
Additional paid-in capital                                                              274,990             274,990
Retained earnings                                                                     3,479,430           3,454,719
                                                                                ---------------    ----------------
     Total shareholder's equity                                                       3,754,430           3,729,719
                                                                                ---------------    ----------------

     Total liabilities and shareholder's equity                                 $    55,567,382    $     50,077,085
                                                                                ===============    ================

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.
                                                                            F-3.


                                                OHIO CENTRAL SAVINGS
                                          CONSOLIDATED STATEMENTS OF INCOME
                                       Years ended September 30, 2004 and 2003

-------------------------------------------------------------------------------------------------------------------

                                                                                       2004               2003
                                                                                       ----               ----
INTEREST INCOME
     Loans, including fees                                                        $    1,596,681    $     2,080,488
     Securities and other investments                                                  1,055,260            543,801
     Federal funds sold and other                                                         20,607             48,234
                                                                                  --------------    ---------------
                                                                                       2,672,548          2,672,523

INTEREST EXPENSE
     Deposits                                                                            512,483            578,311
     Federal Home Loan Bank advances                                                     781,017            617,362
                                                                                  --------------    ---------------
                                                                                       1,293,500          1,195,673
                                                                                  --------------    ---------------

NET INTEREST INCOME                                                                    1,379,048          1,476,850
Provision for loan losses                                                                 35,000             60,000
                                                                                  --------------    ---------------

NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                                                          1,344,048          1,416,850

NONINTEREST INCOME
     Service charges and other deposit fees                                              402,260            424,429
     Gain on loan sales                                                                  314,423            523,359
     Gain on sale of securities                                                            2,964                 --
     Income from servicing of loans                                                      134,395             96,485
     Visa and ATM interchange income                                                      66,800             76,004
     Other                                                                                38,140             24,782
                                                                                  --------------    ---------------
                                                                                         958,982          1,145,059

NONINTEREST EXPENSE
     Compensation and benefits                                                         1,142,734          1,110,747
     Occupancy and equipment                                                             115,694            128,181
     Depreciation and amortization                                                       113,965            119,664
     Computer processing expense                                                          92,680            101,278
     VISA and ATM expense                                                                 97,761             95,236
     Bank service charges                                                                 77,096             75,110
     Collection and loan expense                                                          36,869             40,848
     Advertising and promotion                                                           187,354            186,735
     Other insurance premiums                                                             30,975             35,163
     Professional and supervisory fees                                                    81,578             63,435
     State franchise tax expense                                                          39,089             42,562
     Other                                                                               248,709            238,766
                                                                                  --------------    ---------------
                                                                                       2,264,504          2,237,725
                                                                                  --------------    ---------------

INCOME BEFORE INCOME TAXES                                                                38,526            324,184

Income tax expense                                                                        13,815            109,759
                                                                                  --------------    ---------------

NET INCOME                                                                        $       24,711    $       214,425
                                                                                  ==============    ===============

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.
                                                                            F-4.


                                                OHIO CENTRAL SAVINGS
                                   CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                       Years ended September 30, 2004 and 2003

-------------------------------------------------------------------------------------------------------------------

                                                                  Additional                              Total
                                                 Common             Paid-in          Retained         Shareholder's
                                                 Stock              Capital          Earnings            Equity
                                                 -----              -------          --------            ------
BALANCE AT OCTOBER 1, 2002                  $            10    $      274,990     $    3,240,294    $     3,515,294

Net income for the year ended
  September 30, 2003                                                                     214,425            214,425
                                            ---------------    --------------     --------------    ---------------

BALANCE AT SEPTEMBER 30, 2003                            10           274,990          3,454,719          3,729,719

Net income for the year ended
  September 30, 2004                                                                      24,711             24,711
                                            ---------------    --------------     --------------    ---------------

BALANCE AT SEPTEMBER 30, 2004               $            10    $      274,990     $    3,479,430    $     3,754,430
                                            ===============    ==============     ==============    ===============

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.
                                                                            F-5.


                                                OHIO CENTRAL SAVINGS
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       Years ended September 30, 2004 and 2003

-------------------------------------------------------------------------------------------------------------------

                                                                                       2004                2003
                                                                                       ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                   $       24,711    $       214,425
     Adjustments to reconcile net income to net cash
       from operating activities
         Depreciation and amortization                                                   113,965            119,664
         Provision for loan losses                                                        35,000             60,000
         Deferred fee/costs amortization                                                   4,183            (22,327)
         Federal Home Loan Bank stock dividends                                          (27,100)           (26,300)
         Net amortization/(accretion) on investment securities                             4,734            (38,145)
         Purchases of mutual funds                                                       (15,098)           (36,848)
         Gain on mutual funds                                                             (3,593)            (2,657)
         Gain on sale of securities                                                       (2,964)                --
         Loans originated for sale                                                   (24,639,685)       (38,623,393)
         Proceeds from sale of loans                                                  25,480,544         39,147,902
         Net gains on sales of loans                                                    (314,423)          (523,359)
         Changes in other assets and other liabilities                                  (892,712)            99,984
                                                                                  --------------    ---------------
              Net cash from operating activities                                        (232,438)           368,946
                                                                                  --------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities held to maturity
         Purchases                                                                   (11,333,175)       (18,252,685)
         Maturities, calls and principal payments                                      7,463,598          6,530,174
     Federal Home Loan Bank stock purchase                                                (3,200)                --
     Net (increase)/decrease in loans                                                    (61,894)         6,318,672
     Net change in certificates of deposit in other financial institutions               500,000            498,000
     Proceeds from disposal of equipment                                                      --             13,586
     Premises and equipment expenditures                                                 (99,766)          (101,762)
                                                                                  --------------    ---------------
              Net cash from investing activities                                      (3,534,437)        (4,994,015)
                                                                                  --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                                            2,373,573         (1,248,654)
     Proceeds from Federal Home Loan Bank advances                                     6,246,000          3,707,000
     Repayment of Federal Home Loan Bank advances                                     (2,246,000)        (1,207,000)
                                                                                  --------------    ---------------
              Net cash from financing activities                                       6,373,573          1,251,346
                                                                                  --------------    ---------------

Net change in cash and cash equivalents                                                2,606,698         (3,373,723)

Cash and cash equivalents at beginning of year                                         1,878,351          5,252,074
                                                                                  --------------    ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $    4,485,049    $     1,878,351
                                                                                  ==============    ===============

Supplemental disclosures of cash flow information
     Cash paid during the year for:
         Interest                                                                 $    1,282,768    $     1,192,185
         Income taxes                                                                     64,543            161,931

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.
                                                                            F-6.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include Ohio Central Savings ("the Bank") and its wholly-owned subsidiary, AutoARM, LLC, together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

Ohio Central Savings is engaged in the business of residential and consumer banking with operations conducted through its offices in Dublin and Cleveland, Ohio. These communities are the source of substantially all of the Bank's loan and deposit activities. The majority of the Bank's income is derived from residential and consumer lending and investments activities. AutoARM, LLC was formed to provide automobile loan underwriting, funding and servicing for community financial institutions. No activity occurred in AutoARM, LLC in either period presented.

Originally organized in 1949, Ohio Central Savings converted from a federal credit union in 1998 to a federal mutual savings association. In September 2001, Ohio Central Savings became a wholly-owned subsidiary of TFS Financial Corporation (TFS), which is a wholly-owned subsidiary of Third Federal Savings and Loan Association of Cleveland (Third Federal), Cleveland, Ohio. TFS and Third Federal provided support for a number of the Bank's operations. The costs and expenses of this support were reimbursed to Third Federal and TFS, and are reflected in the appropriate categories of noninterest expense in the consolidated statements of income.

USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and status of contingencies are particularly subject to change.

CASH FLOWS: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing time deposits with financial institutions and short-term borrowings with maturities of 90 days or less.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Trading securities, consisting of mutual funds, are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost. The Company has no securities classified as available for sale in any period reported.

Interest income includes amortization of purchase premiums and discounts, amortized on the level-yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS HELD FOR SALE: Loans originated and intended for sale are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                            F-7.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Material loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgement, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer loans, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

PREMISES AND EQUIPMENT: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on a straight line basis. Useful lives generally range from 15 to 30 years for buildings, 5 to 10 years for leasehold improvements and 3 to 7 years for furniture and equipment. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

INCOME TAXES: Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax basis of assets and liabilities computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

FINANCIAL INSTRUMENTS: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represent the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                            F-8.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ADOPTION OF NEW ACCOUNTING STANDARDS: During 2003 and 2004, the Company adopted FASB Statement 132(R), EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, FASB Statement 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, FASB Statement 145, RESCISSION OF FAS STATEMENT 4, 44 AND 64, AMENDMENT OF FASB STATEMENT 13, AND TECHNICAL CORRECTIONS, FASB Statement 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES, FASB Statement 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, FASB Statement 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITIES, FASB Interpretation 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, and FASB Interpretation 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

Standards newly issued but not yet effective include FASB Statement 123 (Revised), SHARE-BASED PAYMENT, AcSEC Statement of Position (SOP) 03-3, ACCOUNTING FOR CERTAIN LOANS AND DEBT SECURITIES ACQUIRED IN A TRANSFER and Emerging Issues Task Force (EITF) Consensus 03-01, THE MEANING OF
OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS. Management has not yet determined the likely impact of these pronouncements on the Company's financial statements.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial condition, results of operations or cash flows.

OPERATING SEGMENTS: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.


NOTE 2 - SUBSEQUENT EVENT - PROPOSED CONVERSION (UNAUDITED)

In October 2004, the Company's Board of Directors approved proceeding with a Plan of Conversion and Reorganization ("the Plan") whereby the Company will redeem the shares owned by TFS in exchange for a cash payment of $792,000. The proposed reorganization and conversion then provides for the conversion of the Company to a federal capital stock savings association through issuing shares in an initial public offering. All of the stock of the Company will be held by a newly-formed corporation, OC Financial, Inc. The purpose of this conversion is to enable the Company to be in the stock form of organization, like commercial banks and most other corporations. The conversion will result in an increase in the Company's capital available to support growth and for expansion of its lending activities, possible diversification into other related financial activities and further enhance the Company's ability to render services to the public and compete with other financial institutions. Following the reorganization and conversion, neither Ohio Central Savings nor OC Financial, Inc. will be affiliated with TFS or its subsidiaries or affiliates.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                            F-9.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 2 - SUBSEQUENT EVENT - PROPOSED CONVERSION (UNAUDITED) (Continued)

At the implementation of the Plan, Ohio Central Savings will establish a liquidation account in an amount equal to its regulatory capital as of the latest practicable date before the conversion when such regulatory capital can be determined. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at Ohio Central Savings after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Upon completion of the Plan, Ohio Central Savings may not pay dividends to OC Financial if the dividends would cause the Ohio Central Savings to fall below the "well capitalized" category of the federal Prompt Corrective Action regulations.

Offering costs will be deferred and deducted from the proceeds of the shares sold in the stock offering. If the offering is not completed, all costs will be charged to expense. At September 20, 2004, no offering costs had been incurred.


NOTE 3 - SECURITIES

At September 30, 2004 and 2003, the Bank held mutual funds classified as trading assets, with a fair value of $58,196 and $39,505, respectively. The net gain on trading activities included in earnings was $3,593 and $2,657 for 2004 and 2003.

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                                              Gross             Gross
                                           Carrying       Unrecognized      Unrecognized         Fair
                                            Amount            Gains            Losses            Value
                                            ------            -----            ------            -----
2004
----
     U.S. Government and
       agency obligations               $   2,583,233     $       9,484    $     (15,246)    $   2,577,471
     Mortgage-backed securities            20,387,662           144,384         (148,340)       20,383,706
                                        -------------     -------------    -------------     -------------

Total                                   $  22,970,895     $     153,868    $    (163,586)    $  22,961,177
                                        =============     =============    =============     =============


2003
----
     U.S. Government and
       agency obligations               $   2,493,988     $       9,672    $      (2,852)    $   2,500,803
     Mortgage-backed securities            16,609,100           205,158          (84,058)       16,730,200
                                        -------------     -------------    -------------     -------------

Total                                   $  19,103,088     $     214,830    $     (86,910)    $  19,231,003
                                        =============     =============    =============     =============

--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-10.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

The carrying value and fair value of debt securities held to maturity at fiscal year end 2004 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                        Held to Maturity
                                                    Carrying            Fair
                                                     Value             Value
                                                     -----             -----

        Due in one year or less                  $          --     $          --
        Due after one year through five years        2,583,233         2,577,471
        Mortgage-backed securities                  20,387,662        20,383,706
                                                 -------------     -------------

                                                 $  22,970,895     $  22,961,177
                                                 =============     =============

At year-end 2004 and 2003, securities with carrying amounts of $20,304,000 and $15,046,000 were pledged to secure public deposits, borrowings and other financial purposes as required or permitted by law. At year-end 2004 and 2003, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of total shareholder's equity.

Securities with unrecognized losses at year-end 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                  Less than 12 Months          12 Months or More                  Total
                                  -------------------          -----------------                  -----
                                  Fair      Unrecognized       Fair      Unrecognized       Fair        Unrecognized
Description of Securities         Value         Loss           Value         Loss           Value           Loss
-------------------------         -----         ----           -----         ----           -----           ----
U.S. Government and
   agency obligations          $ 1,331,583  $   (11,434)    $   246,188   $   (3,813)   $  1,577,771    $   (15,246)
Mortgage-backed securities       6,574,852      (40,520)      3,518,245     (107,820)     10,093,097       (148,340)
                               -----------  -----------     -----------   ----------    ------------    -----------

Total temporarily impaired     $ 7,906,435  $   (51,954)    $ 3,764,433   $ (111,632)   $ 11,670,868    $  (163,586)
                               ===========  ===========     ===========   ==========    ============    ===========

At September 30, 2004, securities with unrealized losses had depreciated only 1.4% from the Company's amortized cost basis. These unrealized losses related principally to changes in interest rates. Substantially all mortgage-backed securities are issued or guaranteed by agencies or corporations of the United States Government. As the Company has the intent and ability to hold these securities to maturity since they are classified as held to maturity, no declines were deemed to be other than temporary.

Sales of held-to-maturity mortgage-backed securities with remaining balances less than 15% of the original balances were as follows. As allowed by FASB Statement No. 115, such sales are considered to be maturities in remaining disclosures.

                                        2004            2003
                                        ----            ----

        Proceeds                     $   94,067      $       --
        Gross gains                       2,964              --
        Gross losses                         --              --


--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-11.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 4 - LOANS

Loans at year-end were as follows:

                                                               2004               2003
                                                               ----               ----
        Vehicle loans                                    $   17,416,040     $   15,372,926
        Visa loans                                              622,046            684,860
        Signature loans                                          80,329             82,880
        First mortgage loans on 1-4 family residences         6,594,592          8,044,168
        Other mortgage loans                                    864,109          1,295,784
        Deposit secured loans                                    28,421             53,271
        Commercial loans                                        736,250            767,168
                                                         --------------     --------------
                                                             26,341,787         26,301,057

        Less:    Allowance for loan losses                     (230,585)          (216,749)
                 Deferred costs and fees                         (6,924)            (2,741)
                                                         --------------     --------------

                                                         $   26,104,278     $   26,081,567
                                                         ==============     ==============

Activity in the allowance for loan losses for the year was as follows:

                                                               2004               2003
                                                               ----               ----
        Beginning balance                                $      216,749     $      240,180
        Provision for loan losses                                35,000             60,000
        Loans charged-off                                       (45,012)          (105,082)
        Recoveries                                               23,848             21,651
                                                         --------------     --------------

        Ending balance                                   $      230,585     $      216,749
                                                         ==============     ==============

The Bank had no loans considered impaired under the provisions of SFAS No. 114 during 2004 or 2003. The Bank had nonaccrual loans of $39,000 and $34,000 at September 30, 2004 and 2003, respectively. No loans past due over 90 days were still accruing interest at September 30, 2004 or 2003.


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                               2004               2003
                                                               ----               ----
        Land                                             $      152,433     $      152,433
        Building                                                685,024            685,024
        Leasehold improvements                                  175,168            175,168
        Furniture and equipment                                 732,647          1,165,916
                                                         --------------     --------------
                                                              1,745,272          2,178,541
        Accumulated depreciation                             (1,012,380)        (1,431,450)
                                                         --------------     --------------

                                                         $      732,892     $      747,091
                                                         ==============     ==============

--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-12.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 5 - PREMISES AND EQUIPMENT

The Bank has entered a five-year noncancelable operating lease for their branch office in Cleveland, Ohio. The lease may be renewed for one additional five-year term after April 30, 2006. Rental expense for 2004 and 2003 was $46,000 and $49,000. At September 30, 2004, future minimum lease payments, excluding tenant's share of common area maintenance expense, were as follows:

                2005                            $      48,972
                2006                                   28,567
                                                -------------

                        Total                   $      77,539
                                                =============


NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at year-end is summarized as follows:

                                  2004               2003
                                  ----               ----

        Securities           $      100,664     $      95,503
        Loans                        80,513            92,754
                             --------------     -------------

                             $      181,177     $     188,257
                             ==============     =============


NOTE 7 - DEPOSITS

Time deposits of $100,000 or more were $1,575,000 and $1,431,000 at September 30, 2004 and 2003. Deposits in excess of $100,000 are not federally insured.

Scheduled maturities of time deposits as of September 30, 2004 were as follows:

                2005                            $   3,454,486
                2006                                1,492,844
                2007                                  529,550
                2008                                  458,649
                2009                                1,433,111
                Thereafter                          1,358,949
                                                -------------

                        Total                   $   8,727,589
                                                =============


--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-13.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 7 - DEPOSITS (Continued)

Interest expense on deposits is summarized as follows:

                                        2004               2003
                                        ----               ----

        Savings deposits           $       31,446     $       29,651
        Demand deposits                    54,119              4,070
        Money market deposits              26,069             35,965
        Time deposits                     400,849            508,625
                                   --------------     --------------

                                   $      512,483     $      578,311


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. As a member, the Bank has the ability to obtain advances from the FHLB. At fiscal year-end 2004, the Bank had twenty fixed-rate advances totaling $16,450,000 with interest rates ranging from 2.65% to 7.44% and a weighted average rate of 4.81%. At fiscal year-end 2003, the Bank had eighteen fixed rate advances totaling $12,450,000 with interest rates ranging from 2.73% to 7.44% and a weighted average rate of 5.52%. Interest on the advances is payable monthly with principal due upon maturity. Residential mortgage loans, mortgage-backed securities and stock of the FHLB of Cincinnati owned by the Bank are pledged as collateral for the advances.

Maturities of Federal Home Loan Bank Advances are as follows for the years ending September 30:

                2005                                $           --
                2006                                     9,250,000
                2007                                     1,250,000
                2008                                       500,000
                2009                                     1,800,000
                Thereafter                               3,650,000
                                                    --------------

                                                    $   16,450,000
                                                    ==============

The Bank also has an agreement with the Federal Reserve Bank of Cleveland in which the Bank may borrow funds which are secured by pledged automobile loans. There were no such borrowings outstanding with the Federal Reserve at year end 2004 or 2003. Auto loans in the amount of $17,460,000 and $15,908,000 were pledged to secure potential borrowings at year-end 2004 and 2003.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-14.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 9 - LOAN SALES AND SERVICING ACTIVITIES

The Bank sells much of its current production of consumer auto loans with terms between 42 and 60 months. Although the Bank maintains servicing on these loans, management has determined that the 25 basis point servicing spread received is just adequate to compensate the Bank for its servicing responsibilities and thus, does not record such an asset.

The following summarizes loan sales and servicing activities for each year (in thousands):

                                                                      2004            2003
                                                                      ----            ----
     ACTIVITY DURING THE YEAR:
         Loans originated for resale, net of
           principal paydowns                                     $    24,640     $    38,624
         Proceeds from sales of loans held
           for sale                                                    25,480          39,148
         Net gains on sales of loans held
           for sale                                                       314             523
         Loan servicing fee income                                        135              96

     BALANCE AT YEAR END:
         Loans held for sale                                      $        92     $       619
         Less: Allowance to adjust to lower of cost or
           market                                                           -               -
                                                                  -----------     -----------
         Loans held for sale, net                                 $        92     $       619
                                                                  ===========     ===========

         Loans serviced for others and not reported as assets     $    51,371     $    48,219
                                                                  ===========     ===========

NOTE 10 - BENEFIT PLANS

Until completion of the proposed conversion from TFS, the Company currently participates in a multi-employer defined benefit pension plan. Benefits are based on years of service. An employee becomes fully vested after 5 years of qualifying service. The plan requires an annual contribution by the Company. Expense for the plan totaled $50,800 for 2004 and $35,000 for 2003. Contributions to the plan totaled $50,000 in 2004 and $49,942 in 2003. An additional contribution of $64,000 will be due in January 2005. Specific plan asset and accumulated benefit information for the Company's portion of the fund is not available.

Subsequent event (unaudited): Upon the reorganization and conversion as discussed in Note 2, any Company employee with a vested balance of at least $5,000 at that time has the option of remaining in the TFS plan. Other employees' vested benefits will be paid out in accordance with the plan documents.

The Company maintains a deferred compensation plan whereby members of the board of directors may elect to defer a portion of their regular director fees. The fees deferred are invested in mutual funds and bank certificates of deposit, with the Company's return on these investments changing the Company's obligation to the participating directors. The Company's obligations are payable at the earlier of the participant director reaching age 70 or termination from service. The deferred fee liability totals $72,417 and $53,356 at year-end 2004 and 2003 respectively.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-15.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 11 - INCOME TAXES

Income tax expense was as follows:

                                                     2004             2003
                                                     ----             ----

        Current                                 $      2,448     $    101,726
        Deferred                                      11,367            8,033
                                                ------------     ------------

                                                $     13,815     $    109,759
                                                ============     ============

Year-end deferred tax assets and liabilities were due to the following:
                                                     2004             2003
                                                     ----             ----
        Deferred tax assets:
             Allowance for loan losses          $     78,399      $    73,695
             Deferred compensation                    24,622           17,238
             Other                                     7,381            6,777
                                                ------------      -----------
                                                     110,402           97,710
        Deferred tax liabilities:
             FHLB stock dividends                    (58,956)         (49,742)
             Fixed asset depreciation                (11,246)          (5,806)
             Prepaid pension                         (15,052)          (4,322)
             Bad debt reserve recapture               (5,805)         (10,159)
             Other                                    (5,988)          (2,959)
                                                ------------      ------------
                                                     (97,047)         (72,988)

                 Net deferred tax asset         $     13,355      $    24,722
                                                ============      ===========

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.

                                                     2004             2003
                                                     ----             ----

        Tax at federal statutory rate           $     13,099      $   110,223
        Effect of other adjustments                      716             (464)
                                                ------------      -----------

             Income tax expense                 $     13,815      $   109,759
                                                ============      ===========

             Effective tax rate                        35.9%            33.9%
                                                ============      ===========


NOTE 12 - COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-16.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 12 - COMMITMENTS AND CONTINGENCIES (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

                                                            2004                              2003
                                                            ----                              ----
                                                 Fixed            Variable            Fixed           Variable
                                                 Rate               Rate              Rate              Rate
                                                 ----               ----              ----              ----
     Commitments to extend credit           $       98,409      $         --      $          --    $          --
     Credit card arrangements                      422,854         1,802,693            494,591        2,108,522
     Unused lines of credit                        136,220         1,008,837            161,357        1,297,866
                                            --------------      ------------      -------------    -------------

                                            $      657,483      $  2,811,530      $     655,948    $   3,406,388
                                            ==============      ============      =============    =============

The one construction loan commitment outstanding at September 30, 2004 is expected to be disbursed by December 31, 2004 and is at a rate of 5.5%. There were no letters of credit or loans sold with recourse at year-end 2004 and 2003.

The Bank has entered into employment agreements with certain officers. The agreements provide for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established benefit, bonus, pension and profit-sharing plans for which management is eligible. The employment agreements also provide for vacation and sick leave.


NOTE 13 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in fiscal 2004 were as follows.

     Beginning balance                                  $   690,000
     New loans                                               57,000
     Effect of changes in related parties                        --
     Repayments                                             (74,000)
                                                        -----------

     Ending balance                                     $   673,000
                                                        ===========

Deposits from principal officers, directors, and their affiliates at year-end 2004 and 2003 were $420,000 and $317,000.


--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-17.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 14 - REGULATORY CAPITAL REQUIREMENTS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2004 and 2003, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

Actual and required capital amounts (in thousands) and ratios are presented below at year-end:

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                   For Capital                 Prompt Corrective
                                         Actual                 Adequacy Purposes              Action Provisions
                                         ------                 -----------------              -----------------
                                    Amount       Ratio       Amount          Ratio          Amount         Ratio
                                    ------       -----       ------          -----          ------         -----
2004
----
Total capital to risk-
  weighted assets               $     3,985      13.9%     $    2,311         8.0%       $     2,889       10.0%
Tier 1 (core) capital to
  risk-weighted assets                3,754      13.1           1,155         4.0              1,733        6.0
Tier 1 (core) capital to
  adjusted total assets               3,754       6.8           1,671         3.0              2,785        5.0
Tangible capital to
  adjusted total assets               3,754       6.8             836         1.5                N/A        N/A

2003
----
Total capital to risk-
  weighted assets               $     3,947      14.2%     $    2,228         8.0%       $     2,785       10.0%
Tier 1 (core) capital to
  risk-weighted assets                3,730      13.4           1,114         4.0              1,671        6.0
Tier 1 (core) capital to
  adjusted total assets               3,730       7.5           1,506         3.0              2,510        5.0
Tangible capital to
  adjusted total assets               3,730       7.5             753         1.5                N/A        N/A


--------------------------------------------------------------------------------
                                   (Continued)
                                                                           F-18.

                              OHIO CENTRAL SAVINGS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 14 - REGULATORY CAPITAL REQUIREMENTS (Continued)

The following reconciles the Bank's equity under U.S. generally accepted accounting principles (US GAAP) to regulatory capital at year-end (in thousands):

                                                                                 2004             2003
                                                                                 ----             ----
        US GAAP equity (equals Tier 1 regulatory capital)                    $      3,754      $     3,730
        General valuation allowance                                                   231              217
                                                                             ------------      -----------

                Total regulatory capital                                     $      3,985      $     3,947
                                                                             ============      ===========

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

        Carrying amount and estimated fair values of financial instruments (in thousands) were as follows at year-end:

                                                             2004                              2003
                                                             ----                              ----
                                                  Carrying          Fair             Carrying          Fair
                                                   Amount           Value             Amount           Value
                                                   ------           -----             ------           -----
     Financial assets
         Cash and cash equivalents               $     4,485      $   4,485         $     1,878      $   1,878
         Investment in mutual funds                       58             58                  40             40
         Interest bearing deposits                        99            100                 599            603
         Securities held to maturity                  22,971         22,961              19,103         19,231
         Federal Home Loan Bank stock                    689            689                 659            668
         Loans, net                                   26,104         26,172              26,082         26,787
         Loans held for sale                              92             93                 619            627
         Accrued interest receivable                     181            181                 188            188

     Financial liabilities
         Deposits                                $   (32,261)     $ (31,004)        $   (29,887)     $ (29,414)
         Federal Home Loan Bank advances             (16,450)       (17,423)            (12,450)       (13,676)
         Accrued interest payable                        (67)           (67)                (57)           (57)

The methods and assumptions used to estimate fair value are described as follows. Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans, interest-bearing deposits with other financial institutions, customer deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The allowance for loan losses is considered to be a reasonable estimate of loan credit risk. Fair value of loans held for sale is based on negotiated transactions. Fair value of Federal Home Loan Bank Advances is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, and are not considered to be material for presentation.


--------------------------------------------------------------------------------
                                                                           F-19.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OC FINANCIAL OR OHIO CENTRAL SAVINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OC FINANCIAL OR OHIO CENTRAL SAVINGS SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                              UP TO 793,500 SHARES


                               OC FINANCIAL, INC.

                          (PROPOSED HOLDING COMPANY FOR
                              OHIO CENTRAL SAVINGS)



                                  COMMON STOCK
                            PAR VALUE $0.01 PER SHARE


                               ------------------

                                   PROSPECTUS

                               ------------------



                             KEEFE, BRUYETTE & WOODS


                                FEBRUARY 11, 2005
                                ----------------

                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

                                ----------------

UNTIL MAY 12, 2005 OR 90 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------